As filed with the Securities and Exchange Commission on October 13, 2005

Registration No. 333-127893

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST NATIONAL BANCSHARES, INC.

(Name of small business issuer in its charter)

South Carolina	6021	58-2466370
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

215 North Pine Street, Spartanburg South Carolina 29302

864-948-9001

(Address and telephone number of principal executive offices)

Jerry L. Calvert

President and Chief Executive Officer

215 North Pine Street

Spartanburg, South Carolina 29302

864-948-9001

(Name, address, and telephone number of agent for service)

Copies of all communications to:

Neil E. Grayson

Hamilton E. Russell, III

Nelson Mullins Riley & Scarborough LLP

Poinsett Plaza, Suite 900

104 South Main Street

Greenville, South Carolina 29601

Telephone: (864) 250-2235

Fax: (864) 232-2359

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	747,500(1)	$26.75(2)	$19,995,625(2)	$2,470.49(3)
Common Stock	86,000(4)	$23.60(5)	$2,029,600(5)	$239(3)

(1)	Included 97,500 shares that the underwriter had the option to purchase to cover over-allotments. This offering was initially for 833,500 shares, which included the underwriter’s over-allotment option and the 86,000 shares to be offered by the selling shareholder. The offering is now a best efforts offering of up to 350,000 shares, including the 86,000 shares to be offered by the selling shareholder, with a potential increase of up to a total of 402,500 shares at the Company’s discretion. The remaining unsold shares will be deregistered following the offering.
(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the bid and asked price on August 22, 2005.
(3)	Previously paid.
(4)	Includes 86,000 shares to be sold by the selling shareholder.
(5)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the bid and asked price on September 12, 2005.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 13, 2005

PRELIMINARY PROSPECTUS

350,000 Shares

Common Stock

First National Bancshares, Inc. is the holding company for First National Bank of the South, a commercial bank headquartered in Spartanburg, South Carolina.

This is a best efforts offering of 350,000 shares of the common stock of First National Bancshares, Inc. We are offering 264,000 shares and The South Financial Group, Inc., the selling shareholder, is offering an additional 86,000 shares. We will not receive any proceeds from the sale of shares by the selling shareholder. There is no minimum number of shares which must be sold in order for us to accept subscriptions in the offering. This offering was initially for 833,500 shares, which included the underwriter’s over-allotment option and the 86,000 shares to be offered by the selling shareholder. We could not agree on pricing with the underwriter, and we and the underwriter mutually agreed to terminate the underwriting arrangement. The offering is now a best efforts offering of up to 350,000 shares, including the 86,000 shares to be offered by the selling shareholder, with a potential increase in the size of the offering of an additional 52,500 shares, at our discretion if the offering is oversubscribed, for a total offering size of 402,500 shares.

Our common stock is currently quoted on the OTC Bulletin Board under the symbol “FNSC.OB.” The last reported sale price of our common stock on October 11, 2005 was $23.50. We have applied to have our common stock listed for quotation on the Nasdaq National Market under the symbol “FNSC.”

The minimum purchase requirement for investors is 100 shares, although we may at our discretion accept subscriptions for less. The shares will be sold by our officers and directors.

The offering is scheduled to end on November 30, 2005, but we may extend the offering until March 31, 2006 at the latest. This offering will be conducted on a best efforts basis and there is no minimum number of shares which must be sold in order for us to accept subscriptions in the offering. Once we accept your subscription, you may not revoke it without our consent. The following table summarizes the offering and the amounts we and the selling shareholder expect to receive.

	Per share	Total
Public Offering Price	$24.00	$8,400,000
Proceeds, before expenses, to First National Bancshares	$24.00	$6,336,000
Proceeds, before expenses, to the Selling Shareholder	$24.00	$2,064,000

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 9 to read about factors you should consider before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits, or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is October 13, 2005

FIRST NATIONAL®
BANK OF THE SOUTH

Boiling Springs Office
To Charlotte
176
26
585
85
To Atlanta
Main Office
29
176
Westside Office
Spartanburg Downtown Memorial Airport
221
26

Spartanburg Market

526
Charleston Naval Complex
17
26
To Columbia
Mount Pleasant Office
17
Patriots Point
17
FT Sumter National Monument

Charleston Market

Main Office
215 North Pine Street
Spartanburg, SC 29302

Westside
2680 Reidville Road
Spartanburg, SC 29301

Boiling Springs
3090 Boiling Springs Road
Boiling Springs, SC 29316

Mount Pleasant
651 Johnnie Dodds Boulevard
Mt. Pleasant, SC 29464

***First National Business Capital**
1204-A E. Washington Street
Greenville, SC 29601

85
26
NORTH CAROLINA
Asheville
Charlotte
Greenville
Spartanburg
Wilmington
Columbia
Myrtle Beach
Atlanta
SOUTH CAROLINA
26
85
Charleston
GEORGIA
Hilton Head
Savannah

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. We are not making an offer to sell our common stock in any jurisdiction in which the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover page of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock.

Unless the context indicates otherwise, all references in this prospectus to “we,” “us,” and “our” refer to First National Bancshares, Inc. and its subsidiary, First National Bank of the South (operating in Spartanburg under the name First National Bank of Spartanburg), on a consolidated basis.

SUMMARY

This summary highlights specific information contained elsewhere in this prospectus. Because this is a summary, it may not contain all of the information that is important to you. Therefore, you should read carefully the more detailed information set forth in this prospectus and our financial statements before making a decision to invest in our common stock. Unless otherwise noted, all financial information, operating statistics, and ratios in this prospectus are based on generally accepted accounting principles as applied in the United States, which we also refer to as GAAP.

First National Bancshares, Inc.

We are a South Carolina corporation organized in 1999 and serve as the holding company for First National Bank of the South, a national banking association. We operate under a traditional community banking model, with a particular focus on commercial real estate and small business lending. We commenced banking operations in March 2000 in Spartanburg, South Carolina, where we operate three full-service branches under the name First National Bank of Spartanburg. In October 2004, we opened a loan production office in Mount Pleasant, South Carolina to serve the Charleston market, and we intend to convert this office to a full-service branch in the fourth quarter of 2005. Our strategy is to build a South Carolina-based community bank franchise in our current market areas of Spartanburg and Charleston, as well as in other fast-growing markets throughout South Carolina and, potentially, other contiguous markets.

We have developed an operations infrastructure designed to support our growth and expansion objectives without sacrificing credit quality. By capitalizing on this infrastructure and the experience and local expertise of our management team, we have:

•	Grown total assets to approximately $295 million, total deposits to approximately $242 million, and total loans to approximately $225 million, in each case as of June 30, 2005;

•	Generated a return on average equity of 16.42%, a return on average assets of 0.93%, an efficiency ratio of 56.48%, and a net interest margin of 3.51%, in each case for the six months ended June 30, 2005; and

•	Achieved a ratio of nonperforming assets to total assets of 0.02% and less than 0.01%, as of December 31, 2004 and June 30, 2005, respectively.

Our Market Areas

Our primary market is Spartanburg County, which is located in the upstate region of South Carolina between Atlanta and Charlotte on the I-85 business corridor. According to the South Carolina Budget and Control Board, as of July 1, 2004, Spartanburg County’s estimated population totaled 264,230 residents. The South Carolina Department of Commerce notes that Spartanburg County attracted over $118.8 million in capital investment in 2004. The Spartanburg Area Chamber of Commerce reports that since 2001 downtown Spartanburg has attracted more than $170 million in investments and 1,200 new jobs. As of 2005, estimated median family income for the Spartanburg metropolitan statistical area was $53,650, as compared to $52,250 for South Carolina, according to the U.S. Department of Housing and Urban Development. Spartanburg was named the top U.S. market for European business expansion by Expansion Management magazine in 2003. According to the Spartanburg Area Chamber of Commerce, more than 90 international firms, representing 15 nations, do business in the Spartanburg County business community, including Michelin, BMW, and Invista. BMW’s North American assembly plant in Spartanburg began production in September 1994 and is now the sole producer of both the Z4 and the X5 Sports Activity Vehicle. Spartanburg is also home to many domestic corporations, including Milliken, Cryovac, Denny’s, QS/1, and Advance America. We believe that this dynamic economic environment will continue to support the community and our business in the future.

We advertise heavily in the Spartanburg market and, through our three full-service offices in Spartanburg, have positioned ourselves as the leading local community bank in that market. As of June 30, 2004, we were the sixth largest bank in Spartanburg County, with $177.8 million in total deposits, or 6.5% of the approximately $2.72 billion of deposits in the market.

Our Mount Pleasant office serves the fast-growing Charleston market. As of July 1, 2004, Charleston County’s estimated population totaled 326,762 residents, according to the South Carolina Budget and Control Board. As of 2003, the population of Charleston’s metropolitan statistical area was 571,631, per the U.S. Census Bureau. The Charleston area achieved an employment growth rate of 13.5% from 1999 through 2004, outpacing national employment growth of 4.3% during that same period, according to the Charleston Regional Development Alliance. In addition, the South Carolina Department of Commerce reports that Charleston County attracted approximately $593.0 million in announced capital investment in 2004. For 2005, the estimated median family income for the Charleston/North Charleston metropolitan statistical area was $55,550, as compared to $52,250 for South Carolina, according to the U.S. Department of Housing and Urban Development. The Charleston Regional Development Alliance reports that since 1995, new and expanding companies invested more than $5 billion in the region. In its May 2005 issue, Inc. magazine ranked Charleston as one of “The Top U.S. Cities for Doing Business.” The Charleston regional economy has attracted approximately 70 firms with internationally-owned operations, according to the Charleston Regional Development Alliance. These firms include Bosch, Berchtold, Maersk Sealand, Rhodia, and Holset Engineering. Domestic firms also maintain significant operations in the Charleston area, including MeadWestvaco, Nucor Steel, Alcoa, ArborGen, Blackbaud, and Piggly Wiggly. In addition, as of 2004, the U.S. Navy and the Charleston Air Force Base collectively employed over 21,000 full-time employees, according to the Charleston Metro Chamber of Commerce.

Conde Nast Traveler magazine has ranked Charleston as one of the country’s top 10 domestic travel destinations for the past 12 years. According to the Charleston Metro Chamber of Commerce, in 2004, there were over 4.7 million visitors to the Charleston region with an aggregate regional economic impact of $5.7 billion. In addition, the total direct and indirect jobs in the Charleston region related to tourism was approximately 105,000 in 2004, resulting in aggregate earnings for local residents exceeding $1.45 billion.

As of June 30, 2004, institutions insured by the Federal Deposit Insurance Corporation, or FDIC, in Charleston County had approximately $4.97 billion in deposits in the Charleston market.

Our Expansion Strategy

While we continue to build our franchise in the Spartanburg and Charleston markets, we plan to expand into other fast-growing, larger metropolitan markets throughout South Carolina and, potentially, other contiguous markets. In considering the markets in which to expand, we intend to analyze the population, growth rate, deposit growth rate, and other factors related to the target market. We also plan to identify experienced executives in our target markets with local expertise who share our philosophies regarding community banking, strong credit policies, and customer service. After retaining these key executives, we would expect to open a loan production office in the new market. Once we have built a sufficient loan and customer base at the loan production office, we would convert the loan production office to a full-service branch to further serve the market. We are following this approach with our expansion into the Charleston market through our Mount Pleasant loan production office, which we plan to convert to a full-service branch office in the fourth quarter of 2005. We believe our expansion philosophy enables us to test our markets and operate more efficiently upon the opening of a full-service branch.

In addition to opening new offices in target markets, we may also expand through selective acquisitions.

Our Operating Philosophy and Culture

We operate under a traditional community banking model, offering both personalized customer service and a broad array of financial products. We seek to be the premier community bank in each of the markets we serve. Since our inception, we have also placed an emphasis on maintaining strong asset quality to sustain our growth objectives. We have developed an operations infrastructure designed to support our growth and expansion plans without sacrificing credit quality. In addition to our use of traditional credit measures, we rely upon our professional and personal relationships and experience in our markets to evaluate subjective aspects of the markets that we believe are more difficult to quantify.

We have assembled a management team consisting of experienced bankers who have close ties to and are actively involved in the communities in which we operate. We believe having a strong management team is critical to our community-oriented banking focus. Our management team consists of the following individuals:

•	Jerry L. Calvert is the president and chief executive officer for both our holding company and our bank. He is a native of South Carolina and has over 30 years of banking experience in the Greenville and Spartanburg markets.

•	Kitty B. Payne is executive vice president and chief financial officer for both our holding company and our bank. She has over 13 years of experience in the financial services industry, including seven years with KPMG LLP as a senior tax manager where she worked extensively with community banks in the Carolinas.

•	Robert W. Murdoch, Jr. is executive vice president and the retail banking manager for our bank. He is a native of South Carolina and has 35 years of banking experience, including 12 years as vice president and executive officer of Spartanburg National Bank.

•	David H. Zabriskie is executive vice president and the senior lending officer of our bank. Mr. Zabriskie has over 18 years of banking experience, including 15 years in commercial lending and three years as a bank examiner.

•	E. Fred Moore is senior vice president of risk management for our bank. He has over 19 years of banking experience in administrative banking and finance, including credit administration and compliance.

•	Rudy H. Gill is our market president for the Charleston market. He has over 14 years of banking experience, primarily in the Charleston market. Prior to joining our bank, Mr. Gill served as vice president and city executive in Mount Pleasant for Carolina First Bank.

We have created a full-service community bank offering a broad array of financial products and services to meet the growing needs of our customers. We also offer trust and investment management services through a strategic alliance with Colonial Trust Company, a South Carolina private trust company established in 1913. In addition, we operate a small business lending division based in Greenville County under the name First National Business Capital that provides small business lending services under Small Business Administration, or “SBA,” loan programs to customers primarily in the Carolinas and Georgia.

Our Financial Performance

We have grown rapidly during our first five years of operation, while building the infrastructure for our future growth and maintaining a strong credit culture. The following table illustrates our performance in certain categories as of the six months ended June 30, 2005 and 2004 (dollars in thousands):

	As of or for the Six Months Ended June 30,		Percent Increase
	2005	2004
Total Assets	$295,166	$208,401	41.6%
Total Loans	$224,895	$162,284	38.6%
Total Deposits	$242,490	$175,697	38.0%
Net Income	$1,192	$630	89.2%

We intend to continue growing with an emphasis on profitability. We improved each of the following measures during the six months ended June 30, 2005, as compared to the six months ended June 30, 2004:

•	A return on average equity of 16.42%, up from 9.89%;

•	A return on average assets of 0.93%, up from 0.66%;

•	An efficiency ratio of 56.48%, improved from 63.60%;

•	A net interest margin of 3.51%, up from 3.13%;

•	A ratio of nonperforming assets to total assets of less than 0.01%, improved from 0.02%; and

•	Earnings per diluted share of $0.53, increased from $0.29, or 82.8%.

Corporate Information

Our principal executive offices are located at 215 North Pine Street, Spartanburg, South Carolina 29302. Our telephone number is (864) 948-9001. Our website is www.firstnational-online.com. Information on our website is not incorporated herein by reference and is not part of this prospectus.

Recent Developments

This offering was initially filed on August 26, 2005 as an underwritten offering of 650,000 shares. As of the preliminary prospectus filing date of September 13, 2005, this was an underwritten offering of 736,000 shares, including 86,000 shares to be sold by the selling shareholder but excluding the underwriter’s over-allotment option of 97,500 shares. We could not agree on pricing with the underwriter, and we and the underwriter mutually agreed to terminate the underwriting agreement. Additionally, we have agreed to reimburse the underwriter for up to $150,000 of its actual out-of-pocket expenses incurred in connection with the offering, including fees and disbursements of underwriter’s counsel. This is now a best efforts offering of 350,000 shares of our common stock, including 86,000 shares of the selling shareholder, to be sold by our officers and directors. We have also reserved the right to increase the size of the offering by an additional 52,500 shares in the event the offering is oversubscribed, for a total offering size of 402,500 shares.

The Offering

Common stock offered by us	264,000 shares (1)

Common stock offered by the selling shareholder	86,000 shares

Common stock outstanding after the offering	2,067,896 shares (2)

Net proceeds

The net proceeds from the sale of the 264,000 shares offered by us will be approximately $5.7 million. We will not receive any proceeds from the sale of the 86,000 shares offered by the selling shareholder.

Use of proceeds	We plan to use the net proceeds from the offering for general corporate purposes, including increasing our bank’s capital to support our asset growth. See “Use of Proceeds” on page 16.

Dividends on common stock

We have not paid any cash dividends on our common stock since our inception, electing to retain earnings to fund future growth. We do not anticipate declaring cash dividends on shares of our common stock for the foreseeable future. See “Dividend Policy” on page 19.

Stock symbol	Our common stock is quoted on the OTC Bulletin Board under the symbol “FNSC.OB.” We have applied to have our common stock listed for quotation on the Nasdaq National Market under the symbol “FNSC.”

Subscriptions

We must receive your subscription before midnight, Eastern Standard Time, on November 30, 2005, unless we sell all of the shares earlier or we terminate or extend the offering. We reserve the right to terminate the offering at any time or to extend the expiration date up to March 31, 2006. Extension of the expiration date will likely cause an increase in our expenses. We intend to inform all subscribers of any extensions of the offering, but we do not have to give you notice prior to the extension. If we extend the offering up to March 31, 2006, subscriptions we have already accepted will still be binding. All subscriptions will be binding on the investor and may not be revoked except with our consent. We reserve the right to cancel or reject any or all subscriptions before or after acceptance until the proceeds of this offering are released from escrow. We may also allocate shares among subscribers if the offering is oversubscribed. In deciding which subscriptions to accept, we may take into account many factors, including:

•	the order in which subscriptions are received;

•	a subscriber’s potential to do business with or to direct customers to the bank; and

•	our desire to have a broad distribution of stock ownership.

If we reject any subscription, or accept a subscription but subsequently elect to cancel all or part of the subscription, we will refund the amount remitted for shares for which the subscription is rejected or canceled without interest. We will issue certificates for shares which have been subscribed and paid for promptly following our acceptance of the subscription.

Plan of Distribution

Offers and sales of the common stock will be made by our officers and directors, other than C. Dan Adams. They will be reimbursed for their reasonable expenses but will not receive commissions or other remuneration. We believe these officers and directors will not be deemed to be brokers or dealers under the Securities Exchange Act of 1934 due to Rule 3a4-1.

How to Subscribe

If you desire to subscribe or have any questions about the offering, please call Ms. Kitty Payne at (864) 948-9001. If you subscribe, you should retain a copy of the completed subscription agreement for your records. You must send a check for the subscription price at the time you deliver the completed subscription agreement.

(1)	There is no minimum number of shares we must sell in the offering to accept subscriptions. In addition, the number of shares offered by us assumes we do not increase the size of the offering by up to an additional 52,500 shares to cover oversubscriptions.

(2)	The number of shares outstanding after the offering assumes we sell all 264,000 shares offered by us in the offering. There is no minimum number of shares we must sell in the offering to accept subscriptions. In addition, the number of shares outstanding after the offering assumes we do not increase the size of the offering by up to an additional 52,500 shares to cover oversubscriptions. If we do increase the size of the offering and sell all additional 52,500 shares, the total number of shares outstanding after the offering will be 2,120,396 shares. The number of shares outstanding after the offering excludes an aggregate of 270,000 shares reserved for issuance under our 2000 Stock Incentive Plan, of which options to purchase 181,500 shares at a weighted average exercise price of $8.99 had been granted and remained outstanding as of September 30, 2005. It also excludes an aggregate of 470,000 shares reserved for issuance under warrants issued to our organizing directors to compensate them for the risks associated with the formation of our bank that are outstanding as of September 30, 2005.

Risk Factors

Before investing, you should carefully consider the information set forth under “Risk Factors,” beginning on page 8, for a discussion of the risks related to an investment in our common stock.

SUMMARY CONSOLIDATED FINANCIAL DATA

Our summary consolidated financial data presented below as of and for the years ended December 31, 2000 through 2004 are derived from our audited consolidated financial statements. Our audited consolidated financial statements as of December 31, 2003 and 2004 and for each of the years in the three year period ended December 31, 2004 are included elsewhere in this prospectus. Our audited consolidated financial statements as of December 31, 2002 were audited by Elliott Davis, LLC and our audited consolidated financial statements as of December 31, 2001 and 2000 were audited by our previous auditors. Our summary consolidated financial data as of and for the six months ended June 30, 2005 and 2004 have not been audited but, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles. Our results for the six months ended June 30, 2005 are not necessarily indicative of our results of operations that may be expected for the year ending December 31, 2005. The following summary consolidated financial data should be read in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis or Plan of Operation” included elsewhere in this prospectus (dollars in thousands, except per share amounts).

	As of and for the Six Months Ended June 30,		As of and for the Years Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
Summary Balance Sheet Data:
Assets	$295,166	$208,401	$236,344	$180,663	$139,224	$82,294	$58,295
Investment securities	37,273	34,500	36,165	36,174	20,560	12,408	8,022
Loans (1)	224,895	162,284	188,508	130,421	93,106	63,869	37,670
Allowance for loan losses	2,641	2,020	2,259	1,630	1,164	800	471
Deposits	242,490	175,697	191,811	154,733	119,719	70,918	46,386
FHLB advances and other borrowed funds	30,305	13,750	23,079	9,500	7,000	—	—
Junior subordinated debentures	6,186	6,186	6,186	3,093	—	—	—
Shareholders’ equity	15,059	12,175	13,911	12,228	11,544	10,758	10,974
Summary Results of Operations Data:
Interest income	$7,505	$4,553	$10,424	$7,596	$6,011	$5,065	$2,332
Interest expense	3,175	1,698	3,911	3,026	2,475	2,886	1,153

Net interest income	4,330	2,855	6,513	4,570	3,536	2,179	1,179
Provision for loan losses	432	400	679	519	418	336	471

Net interest income after provision for loan losses	3,898	2,455	5,834	4,051	3,118	1,843	708
Noninterest income	813	738	1,771	1,378	842	348	36
Noninterest expense	2,905	2,286	4,967	4,087	3,365	2,418	1,409

Income (loss) before taxes	1,806	907	2,638	1,342	595	(227)	(665)
Income tax expense (benefit)	614	277	823	426	—	(24)	—

Net income (loss)	$1,192	$630	$1,815	$916	$595	$(203)	$(665)

Per Share Data: (2)
Net income (loss), basic	$0.67	$0.35	$1.01	$0.51	$0.33	$(0.11)	$(0.37)
Net income (loss), diluted	$0.53	$0.29	$0.83	$0.45	$0.30	$(0.11)	$(0.37)
Book value	$8.35	$6.75	$7.72	$6.78	$6.41	$5.98	$6.10
Weighted average number of shares outstanding:
Basic	1,803	1,803	1,803	1,803	1,801	1,800	1,800
Diluted	2,271	2,169	2,192	2,024	1,955	1,800	1,800
Performance Ratios:
Return (loss) on average assets (3)	0.93%	0.66%	0.87%	0.58%	0.56%	(0.28)%	(1.68)%
Return (loss) on average equity (3)	16.42%	9.89%	13.87%	7.68%	5.33%	(1.87)%	(5.91)%
Net interest margin (3)	3.51%	3.13%	3.26%	3.05%	3.49%	3.29%	4.20%
Efficiency ratio (4)	56.48%	63.60%	59.94%	68.72%	76.90%	95.69%	115.97%
Loan to deposit ratio (1)	92.74%	92.37%	98.28%	84.29%	77.77%	90.06%	81.21%

	As of and for the Six Months Ended June 30,		As of and for the Years Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
Asset Quality Ratios:
Nonperforming loans to total loans (1) (5)	0.01%	0.02%	0.03%	0.20%	n/m	0.08%	n/m
Nonperforming loans to total assets (5)	0.01%	0.02%	0.02%	0.14%	n/m	0.06%	n/m
Net charge-offs to average total loans (1) (3)	0.05%	0.01%	0.03%	0.05%	0.07%	0.01%	n/m
Allowance for loan losses to nonperforming loans (5)	15,535.29%	6,312.50%	4,610.20%	634.24%	n/m	1,666.67%	n/m
Allowance for loan losses to total loans (1)	1.17%	1.25%	1.20%	1.25%	1.25%	1.25%	1.25%

Capital Ratios: (6)
Average equity to average assets	5.67%	6.66%	5.89%	6.77%	n/a (7)	n/a (7)	n/a	(7)
Leverage ratio	7.01%	8.43%	7.90%	8.65%	n/a (7)	n/a (7)	n/a	(7)
Tier 1 risk-based capital ratio	8.83%	10.46%	10.04%	11.64%	n/a (7)	n/a (7)	n/a	(7)
Total risk-based capital ratio	11.23%	13.00%	12.21%	12.91%	n/a (7)	n/a (7)	n/a	(7)

Growth Ratios and Other Data:
Percentage change in net income	89.21%	57.50%	98.14%	53.95%	n/m	n/m	n/m
Percentage change in diluted net income per share	82.76%	45.00%	84.44%	50.00%	n/m	n/m	n/m
Percentage change in assets	41.63%	29.98%	30.82%	29.76%	69.18%	41.17%	n/m
Percentage change in loans (1)	38.58%	44.97%	44.54%	40.08%	45.78%	69.55%	n/m
Percentage change in deposits	38.02%	26.42%	23.96%	29.25%	68.81%	52.89%	n/m

(1)	Includes nonperforming loans.
(2)	Adjusted for all years presented giving retroactive effect to a 3-for-2 common stock split distributed on March 1, 2004.
(3)	Annualized for the six month periods.
(4)	Computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(5)	Nonperforming loans include nonaccrual loans, past due loans in excess of ninety days and other real estate owned.
(6)	Capital ratios are presented as reported in the regulatory filing for the most recent quarter ending for the period indicated.
(7)	Regulatory capital ratios were not applicable to the company during 2000, 2001, and 2002 because we had less than $150 million in assets in each of those years.

As used in the table above, “n/m” means not a meaningful measurement because we either did not have positive net income, we did not have any nonperforming loans, or the bank was not open during the prior period.

RISK FACTORS

An investment in shares of our common stock involves various risks, and you should not invest in our common stock unless you can afford to lose all of your investment. Before deciding to invest in our common stock, you should carefully consider the risks described below in conjunction with other information contained in this prospectus, including our consolidated financial statements and related notes and the section entitled “Management’s Discussion and Analysis or Plan of Operation.” Our business, financial condition, and results of operations could be harmed by any of the following risks, or other risks that have not been identified or which we believe are immaterial or unlikely.

Risks Related to our Business

Our decisions regarding credit risk may materially and adversely affect our business.

Making loans and other extensions of credit is an essential element of our business. Although we seek to mitigate risks inherent in lending by adhering to specific underwriting practices, we may incur losses on loans that meet our underwriting criteria, and these losses may exceed our loan loss reserves. The risk of nonpayment is affected by a number of factors, including:

•	the duration of the credit;

•	credit risks of a particular customer;

•	changes in economic and industry conditions; and

•	in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral.

While we generally underwrite the loans in our portfolio in accordance with our own internal underwriting guidelines and regulatory supervisory limits, in certain circumstances we have made loans that exceed either our internal underwriting guidelines, supervisory limits, or both. As of June 30, 2005, approximately $24.8 million, or approximately 11%, of our loans had loan-to-value ratios that exceeded regulatory supervisory limits. We generally consider making such loans only after taking into account the financial strength of the borrower. The number of loans in our portfolio with loan-to-value ratios in excess of supervisory limits, our internal guidelines, or both could increase the risk of delinquencies or defaults in our portfolio. Any such delinquencies or defaults could have an adverse effect on our results of operations and financial condition.

The success of our growth strategy depends on our ability to identify and retain individuals with experience and relationships in the markets in which we intend to expand.

We intend to expand our banking network over the next several years, not just in our core market areas of Spartanburg and Charleston, but also in other fast-growing markets throughout South Carolina and in contiguous markets. We believe that to expand into new markets successfully, we must identify and retain experienced key management members with local expertise and relationships in these markets. We expect that competition for qualified management in the markets in which we expand will be intense and that there will be a limited number of qualified persons with knowledge of and experience in the community banking industry in these markets. Even if we identify individuals that we believe could assist us in establishing a presence in a new market, we may be unable to recruit these individuals away from more established banks. In addition, the process of identifying and recruiting individuals with the combination of skills and attributes required to carry out our strategy is often lengthy. Our inability to identify, recruit, and retain talented personnel to manage new offices effectively and in a timely manner would limit our growth and could materially adversely affect our business, financial condition, and results of operations. We may fail to open any additional offices and, if we open these offices, they may not be profitable.

The lack of seasoning of our loan portfolio makes it difficult to assess the adequacy of our loan loss reserves accurately.

We attempt to maintain an appropriate allowance for loan losses to provide for potential losses in our loan portfolio. We periodically determine the amount of the allowance based on consideration of several factors, including:

•	an ongoing review of the quality, mix, and size of our overall loan portfolio;

•	our historical loan loss experience;

•	evaluation of economic conditions;

•	regular reviews of loan delinquencies and loan portfolio quality; and

•	the amount and quality of collateral, including guarantees, securing the loans.

However, there is no precise method of predicting credit losses, since any estimate of loan losses is necessarily subjective and the accuracy depends on the outcome of future events. In addition, due to our rapid growth over the past several years and our limited operating history, a large portion of the loans in our loan portfolio was originated recently. In general, loans do not begin to show signs of credit deterioration or default until they have been outstanding for some period of time, a process referred to as seasoning. As a result, a portfolio of older loans will usually behave more predictably than a newer portfolio. Because our loan portfolio is relatively new, the current level of delinquencies and defaults may not be representative of the level that will prevail when the portfolio becomes more seasoned, which may be higher than current levels. If charge-offs in future periods increase, we may be required to increase our provision for loan losses, which would decrease our net income and possibly our capital.

Changes in interest rates may reduce our profitability.

Our profitability depends in large part on our net interest income, which is the difference between interest income from interest-earning assets, such as loans and mortgage-backed securities, and interest expense on interest-bearing liabilities, such as deposits and borrowings. We believe that we are asset sensitive, which means that our net interest income will generally rise in higher interest rate environments and decline in lower interest rate environments. Our net interest income will be adversely affected if the market interest rate changes such that the interest we pay on deposits and borrowings increases faster than the interest we earn on loans and investments. Many factors cause changes in interest rates, including governmental monetary policies and domestic and international economic and political conditions. While we intend to manage the effects of changes in interest rates by adjusting the terms, maturities, and pricing of our assets and liabilities, our efforts may not be effective, which could adversely affect our financial condition and results of operations.

Because of the differences in maturities and repricing characteristics of our interest-earning assets and interest-bearing liabilities, changes in interest rates do not produce equivalent changes in interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Accordingly, fluctuations in interest rates could adversely affect our net interest income and, in turn, our profitability. In addition, loan volumes are affected by market interest rates on loans. Rising interest rates generally are associated with a lower volume of loan originations while lower interest rates are usually associated with higher loan originations. Conversely, in rising interest rate environments, loan repayment rates will decline and in falling interest rate environments, loan repayment rates will increase. Interest rates also affect how much money we can lend. When interest rates rise, the cost of borrowing increases. Accordingly, changes in market interest rates could materially and adversely affect our net interest income, asset quality, and loan origination volume.

An economic downturn, especially one affecting the Spartanburg or Charleston areas, could reduce our customer base, our level of deposits, and demand for financial products such as loans.

Our success significantly depends upon the general economic conditions in our markets of Spartanburg and Charleston. If the communities in which we operate do not grow or if prevailing economic conditions locally or nationally are unfavorable, our business may not succeed. An economic downturn would likely contribute to the deterioration of the quality of our loan portfolio and reduce our level of deposits, which in turn would hurt our business. Interest received on loans represented approximately 85.6% of our interest income for the year ended December 31, 2004. If an economic downturn occurs in the economy as a whole, or in the Spartanburg or Charleston areas, borrowers may be less likely to repay their loans as scheduled.

Moreover, the value and liquidity of real estate or other collateral that may secure our loans could be adversely affected by an economic downturn. Real estate values in our market areas have risen substantially over the last several years. If the value of real estate decreases or does not continue to rise, our business could be adversely affected. Unlike many larger institutions, we are not able to spread the risks of unfavorable local economic conditions across a large number of diversified economies or markets. An economic downturn could, therefore, result in losses that materially and adversely affect our business.

Our recent operating results may not be indicative of our future operating results.

We may not be able to sustain our historical rate of growth. Because of our relatively small size and short operating history, it will be difficult for us to replicate our historical earnings growth as we continue to expand. Consequently, our historical results of operations will not necessarily be indicative of our future operations. Various factors, such as economic conditions, regulatory and legislative considerations, and competition, may also impede our ability to expand our market presence. If we experience a significant decrease in our historical rate of growth, our results of operations and financial condition may be adversely affected because a high percentage of our operating costs are fixed expenses.

We depend on key individuals, and the loss of one or more of these key individuals could curtail our growth and adversely affect our prospects.

Jerry L. Calvert, our president and chief executive officer, has substantial experience with our operations and has contributed significantly to our growth since our founding. If we lose Mr. Calvert’s services, he would be difficult to replace and our business and development could be materially and adversely affected. Our success also depends in part on our continued ability to attract and retain experienced loan originators, as well as other management personnel, including Kitty B. Payne, Robert W. Murdoch, Jr., David H. Zabriskie, Rudy H. Gill, and E. Fred Moore. The loss of the services of several of such key personnel could adversely affect our growth strategy and prospects to the extent we are unable to replace such personnel.

We are subject to extensive regulation that could limit or restrict our activities.

We operate in a highly regulated industry and are subject to examination, supervision, and comprehensive regulation by the Office of the Comptroller of the Currency, or OCC, the FDIC, and the Federal Reserve Board. Our compliance with these regulations is costly and restricts certain of our activities, including payment of dividends, mergers and acquisitions, investments, loans and interest rates charged, interest rates paid on deposits, and locations of offices. We must also meet regulatory capital requirements. If we fail to meet these capital and other regulatory requirements, our financial condition, liquidity, and results of operations would be materially and adversely affected. Our failure to remain “well capitalized” and “well managed” for regulatory purposes could affect customer confidence, our ability to grow, our cost of funds and FDIC insurance, our ability to pay dividends on common stock, and our ability to make acquisitions.

The laws and regulations applicable to the banking industry could change at any time, and we cannot predict the effects of these changes on our business and profitability. For example, new legislation or regulation could limit the manner in which we may conduct our business, including our ability to obtain financing, attract deposits, and make loans. Many of these regulations are intended to protect depositors, the public, and the FDIC, not shareholders. In addition, the burden imposed by these regulations may place us at a competitive disadvantage compared to competitors who are less regulated. The laws, regulations, interpretations, and enforcement policies that apply to us have been subject to significant change in recent years, sometimes retroactively applied, and may change significantly in the future. Our cost of compliance could adversely affect our ability to operate profitably. See “Supervision and Regulation.”

We face strong competition for customers, which could prevent us from obtaining customers and may cause us to pay higher interest rates to attract deposits.

The banking business is highly competitive, and we experience competition in our markets from many other financial institutions. We compete with commercial banks, savings and loan associations, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market funds, and other mutual funds, as well as other super-regional, national, and international financial institutions that operate offices in our primary market areas and elsewhere. Competitors that are not depository institutions are generally not subject to the extensive regulations that apply to us.

We compete with these institutions both in attracting deposits and in making loans. In addition, we have to attract our customer base from other existing financial institutions and from new residents. Many of our competitors are well-established, larger financial institutions, such as BB&T, Bank of America, and Wachovia. These institutions offer some services, such as extensive and established branch networks, that we do not provide. In new markets that we enter, we will also compete against well-established community banks that have developed relationships within the community. There is a risk that we will not be able to compete successfully with other financial institutions in our markets, and that we may have to pay higher interest rates to attract deposits, resulting in reduced profitability.

Our growth may require us to raise additional capital that may not be available when it is needed, or at all.

We are required by regulatory authorities to maintain adequate levels of capital to support our operations. We anticipate that our capital resources following this offering will satisfy our capital requirements for the foreseeable future. However, there is no minimum number of shares we must sell in the offering to accept subscriptions, and therefore we may raise less capital in this offering than we anticipate. We may at some point need to raise additional capital to support our continued growth. Our ability to raise additional capital, if needed, will depend in part on conditions in the capital markets at that time, which are outside our control, and on our financial performance. Accordingly, we may be unable to raise additional capital, if and when needed, on terms acceptable to us, or at all. If we cannot raise additional capital when needed, our ability to further expand our operations through internal growth and acquisitions could be materially impaired. In addition, if we issue additional equity capital, your interest would be diluted.

Efforts to comply with the Sarbanes-Oxley Act will involve significant expenditures, and non-compliance with the Sarbanes-Oxley Act may adversely affect us.

The Sarbanes-Oxley Act of 2002, and the related rules and regulations promulgated by the Securities and Exchange Commission that are now applicable to us, have increased the scope, complexity, and cost of corporate governance, reporting, and disclosure practices. We have experienced, and we expect to continue to experience, greater compliance costs, including costs related to internal controls, as a result of the Sarbanes-Oxley Act. For example, for the year ending December 31, 2006, we will be required to comply with Section 404 of the Sarbanes-Oxley Act and our management will be required to issue a report on our internal controls over financial reporting. We expect these new rules and regulations to continue to increase our accounting, legal, and other costs, and to make some activities more difficult, time consuming, and costly. In the event that we are unable to maintain or achieve compliance with the Sarbanes-Oxley Act and related rules, we may be adversely affected.

We are evaluating our internal control systems in order to allow management to report on, and our independent registered public accounting firm to attest to, our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. If we identify significant deficiencies or material weaknesses in our internal control over financial reporting that we cannot remediate in a timely manner, or if we are unable to receive a positive attestation from our independent registered public accounting firm with respect to our internal control over financial reporting, the trading price of our common stock could decline, our ability to obtain any necessary equity or debt financing could suffer, and our common stock could ultimately be delisted from the Nasdaq National Market. In this event, the liquidity of our common stock would be severely limited and the market price of our common stock would likely decline significantly.

In addition, the new rules adopted as a result of the Sarbanes-Oxley Act could make it more difficult or more costly for us to obtain certain types of insurance, including directors’ and officers’ liability insurance, which could make it more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.

We will face risks with respect to expansion.

We plan to expand into the Charleston market and we may also expand into new markets or lines of business or offer new products or services. These activities would involve a number of risks, including:

•	taking additional time and creating expense associated with evaluating new markets for expansion, hiring experienced local management, and opening new offices, as there may be a substantial time lag between these activities before we generate sufficient assets and deposits to support the costs of the expansion;

•	taking a significant amount of time negotiating a transaction or working on expansion plans, resulting in management’s attention being diverted from the operation of our existing business; and

•	creating an adverse short-term effect on our results of operations.

We may not be successful in overcoming these risks or other problems encountered in connection with expansion activities. Our inability to overcome these risks could have a material adverse effect on our ability to achieve our business strategy and on our financial condition and results of operations.

We will face risks with respect to future acquisitions or mergers.

Although we do not have any current plans to do so, we may also seek to acquire other financial institutions or parts of those institutions. Risks of these activities may include the following:

•	difficulties and expense associated with identifying and evaluating potential acquisitions and merger partners;

•	inaccuracies in estimates and judgments to evaluate credit, operations, management, and market risks with respect to the target institution or assets;

•	dilutive effects of an acquisition on our existing shareholders;

•	difficulties and expense in integrating the operations and personnel of the combined businesses;

•	loss of key employees and customers as a result of an acquisition that is poorly received; and

•	the incurrence and possible impairment of goodwill associated with an acquisition and possible adverse short-term effects on our result of operations.

We expect to compete with other financial institutions regarding any potential acquisitions. We may be unable to identify attractive acquisition candidates or to complete acquisitions on terms favorable to us, or at all. We may not be able to integrate any banks we acquire successfully. We may not be successful in overcoming these risks or any other problems encountered in connection with potential acquisitions. We have never acquired another institution before and therefore lack experience in handling any of these risks. Our inability to overcome these risks could have a material adverse effect on our ability to achieve our business strategy and on our financial condition and results of operations.

Risks Related to an Investment in our Common Stock

A public trading market for our common stock may not develop or be maintained.

Our common stock is currently quoted on the OTC Bulletin Board. There has been limited trading in our shares of common stock at widely varying prices and trading to date has not created an active market for our shares. The transactions on the OTC Bulletin Board may lack the depth, liquidity, and orderliness necessary to maintain a liquid market. Although we have applied to list our common stock for quotation on the Nasdaq National Market under the symbol “FNSC,” an established and liquid trading market may not develop, it may not continue if it does develop, and, after completion of this offering, our common stock may not trade at or above the public offering price. Accordingly, investors should consider the potential lack of liquidity and the long-term nature of an investment in our common stock prior to investing. Investors may not be able to sell their shares at or above the public offering price.

Our directors and executive officers own a significant portion of our common stock.

Our directors and executive officers, as a group, beneficially own approximately 55.9% of our shares of common stock as of September 30, 2005. As a result of their beneficial ownership, the directors and executive officers will have the ability, by voting their shares in concert, to significantly influence the outcome of all matters submitted to our shareholders for approval, including the election of directors, amendments to our articles of incorporation, and the approval of any merger, sale of assets, or other major corporate transaction. The interests of these directors and executive officers may differ from yours and these directors and executive officers may be able to delay or prevent us from entering into transactions that would result in a change in control, including transactions in which our shareholders might otherwise receive a premium over the then-current market price for their shares. See “Security Ownership of Certain Beneficial Owners, Management, and the Selling Shareholder” and “Description of Capital Stock.”

Our ability to pay dividends is limited, and we may be unable to pay future dividends if we decide to do so.

We have never paid any cash dividends on our common stock, and we do not intend to pay cash dividends in the foreseeable future. Even if we decide to pay cash dividends in the future, our ability to do so will be limited by regulatory restrictions, by the bank’s ability to pay cash dividends to us based on its capital position and profitability, and by our need to maintain sufficient capital to support the bank’s operations. The ability of the bank to pay dividends to us is limited by its obligations to maintain sufficient capital and by other restrictions on its dividends that are applicable to national banks and banks that are regulated by the FDIC. If we do not satisfy these regulatory requirements, we will be unable to pay cash dividends on our common stock.

Purchasers of our common stock will experience immediate dilution.

If you purchase shares of our common stock in this offering, and assuming we sell 264,000 shares in this offering, you will experience immediate dilution of approximately 58.1% in the book value of your investment, in that our net tangible book value per share will be approximately $10.06, compared with a public offering price of $24.00. Additionally, as of the date of this prospectus, we had outstanding options to purchase 181,500 shares at a weighted average exercise price of $8.99 per share. All of these options are held by our executive officers and employees. The issuance of shares following the exercise of options under the plan will result in dilution of your ownership of our common stock. See “Dilution.”

We have implemented anti-takeover devices that could make it more difficult for another company to acquire us, even though such an acquisition may increase shareholder value.

In many cases, shareholders would receive a premium for their shares if we were acquired by another company. However, state and federal law and our articles of incorporation and bylaws make it difficult for anyone to acquire us without approval of our board of directors. For example, our articles of incorporation divide the board of directors into three classes of directors serving staggered three-year terms with approximately one-third of the board of directors elected at each annual meeting of shareholders. The classification of directors makes it more difficult for shareholders to change the composition of the board of directors. As a result, at least two annual meetings of shareholders would be required for the shareholders to change a majority of the directors, whether or not a change in the board of directors would be beneficial and whether or not a majority of shareholders believe that such a change would be desirable. Consequently, a takeover attempt may prove difficult, and shareholders may not realize the highest possible price for their securities. See “Description of Capital Stock—Anti-takeover Effects.”

We have broad discretion in allocating the net proceeds from this offering.

We intend to use the net proceeds from this offering for general corporate purposes, which may include, among other things, repurchasing loan participations that we have sold to other financial institutions, purchasing bank-owned life insurance, and providing additional capital to our bank to support our asset growth. We will have significant flexibility in applying the net proceeds of this offering. Accordingly, investors will not have the opportunity to evaluate the economic, financial and other relevant information that we may consider in the application of the net proceeds. Our failure to apply these funds effectively could have a material adverse effect on our business. See “Use of Proceeds.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, without limitation, our future economic performance, plans and objectives for future operations, and projections of revenues and other financial items that are based on our beliefs, as well as assumptions made by and information currently available to us. The words “may,” “will,” “anticipate,” “should,” “would,” “believe,” “contemplate,” “could,” “project,” “predict,” “expect,” “estimate,” “continue,” and “intend,” as well as other similar words and expressions of the future, are intended to identify forward-looking statements. Our actual results, performance, or achievements may differ materially from the results expressed or implied by our forward-looking statements.

The cautionary statements in the “Risk Factors” section and elsewhere in this prospectus also identify important factors and possible events that involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. If you are interested in purchasing shares of our common stock, you should consider these risk factors carefully, as well as factors discussed elsewhere in this prospectus, before making a decision to invest. All forward-looking statements in this prospectus are based on information available to us on the date of this prospectus. We do not intend to, and assume no responsibility for, updating any forward-looking statements that may be made by us or on our behalf in this prospectus or otherwise.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of 264,000 shares of our common stock in this offering will be approximately $5.7 million, after deducting estimated offering expenses of $600,000. We plan to use the net proceeds for general corporate purposes, which may include, among other things, providing additional capital to our bank to support our asset growth and acquisitions. We anticipate that the increase in capital at the bank level will allow us to repurchase loan participations that we previously sold to other financial institutions. We also may purchase additional bank owned life insurance contracts. Although our growth strategy contemplates future acquisitions, we have no present understanding or definitive plans relating to any acquisitions.

There is no minimum number of shares we must sell in the offering to accept subscriptions. If we fail to sell all 264,000 shares in the offering, our net proceeds, though not our expenses, will be less. We have also reserved the right to sell up to an additional 52,500 shares to cover oversubscriptions in the offering. If we exercise this right and sell all 264,000 shares as well as all the additional 52,500 shares in the offering, our net proceeds from the offering will be approximately $7.0 million.

The selling shareholder will receive all of the net proceeds from the sale of the 86,000 shares of common stock offered by it.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2005. Our capitalization is presented on an historical basis and on an as-adjusted basis to give effect to the sale of 264,000 shares of common stock by us at a public offering price of $24.00 per share, as if the offering had been completed as of June 30, 2005 and assuming:

•	the net proceeds of the offering are $5.7 million, after deducting the estimated offering expenses of $.6 million;

•	we sell all 264,000 shares offered by us in the offering and do not exercise our right to sell up to an additional 52,500 shares to cover oversubscriptions in the offering; and

•	the application of the net proceeds of this offering to the uses described in “Use of Proceeds.”

The following data should be read together with our consolidated financial statements and the related notes included elsewhere in this prospectus.

	June 30, 2005
	Actual	As Adjusted
	(In thousands)
Long Term Borrowings:
Junior subordinated debentures(1)	$6,186	$6,186

Shareholders’ Equity(2):
Preferred stock, par value $.01 per share, 10,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, par value $.01 per share, 10,000,000 shares authorized, 1,803,896 shares issued and outstanding—actual 2,067,896 shares issued and outstanding—as adjusted	18	21
Additional paid-in capital	11,847	17,580
Retained earnings	3,437	3,437
Accumulated other comprehensive income(loss), net of tax	(243)	(243)

Total shareholders’ equity	15,059	20,795

Total capitalization	$21,245	$26,981

Capital Ratios:
Leverage ratio	7.01%	9.15%
Tier 1 risk-based capital ratio	8.83%	11.54%
Total risk-based capital ratio	11.23%	13.94%

(1)	Debt associated with trust preferred securities.
(2)	As of September 30, 2005, there were 1,803,896 shares of common stock outstanding, and we had 181,500 shares of common stock subject to the issuance of outstanding options with a weighted average exercise price of $8.99 per share. We also had 470,000 shares of common stock subject to the issuance of outstanding warrants with a weighted average exercise price of $6.67 per share.

DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering.

The net tangible book value of our common stock as of June 30, 2005 was approximately $15.1 million, or $8.35 per share, based on the number of shares of common stock outstanding as of June 30, 2005. Net tangible book value per share is equal to the amount of our shareholders’ equity less intangible assets, divided by the number of shares of common stock outstanding as of June 30, 2005.

After (i) giving effect to the sale of the 264,000 shares of common stock by us in this offering, at the public offering price of $24.00 per share, and (ii) deducting the estimated offering expenses, our pro forma net tangible book value as of June 30, 2005 would be approximately $20.8 million, or $10.06 per share. This offering will result in an immediate increase in net tangible book value of $1.71 per share to existing shareholders and an immediate dilution of $13.94 per share to new investors, or approximately 58.1% of the public offering price of $24.00 per share. Dilution is determined by subtracting pro forma net tangible book value per share after this offering from the public offering price of $24.00 per share. The following table illustrates this per share dilution:

Public offering price per share		$24.00
Net tangible book value per share as of June 30, 2005	8.35
Increase in net tangible book value per share attributable to new investors	1.71

Pro forma net tangible book value per share as of June 30, 2005		10.06

Dilution per share to new investors		$13.94

The preceding dilution calculation assumes we sell all 264,000 shares offered by us in the offering and do not exercise our right to sell up to an additional 52,500 shares to cover oversubscriptions in the offering. However, there is no minimum number of shares we must sell in the offering to accept subscriptions.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is currently quoted on the OTC Bulletin Board under the trading symbol “FNSC.OB.” Although our common stock is quoted in the OTC Bulletin Board, there has been limited trading, at widely varying prices, and trading to date has not created an active market for our common stock. Thus, the prices at which trades occurred may not be representative of the actual value of our common stock. On a number of days during this period, there were no trades at all in our common stock. We have applied to have our common stock listed for quotation on the Nasdaq National Market under the symbol “FNSC.” As of September 30, 2005, there were approximately 374 holders of record of our common stock. The following table shows the reported high and low bid information (adjusted to reflect a 3-for-2 stock split distributed on March 1, 2004) for the periods indicated. The prices listed below are quotations, which reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

2005	High	Low
Fourth Quarter (through October 11, 2005)	$23.50	$21.25
Third Quarter	$30.00	$22.70
Second Quarter	$30.00	$23.50
First Quarter	$28.00	$24.00

2004	High	Low
Fourth Quarter	$26.50	$21.25
Third Quarter	$24.00	$20.00
Second Quarter	$21.50	$17.50
First Quarter	$17.00	$12.34

2003	High	Low
Fourth Quarter	$12.67	$11.67
Third Quarter	$11.83	$11.27
Second Quarter	$11.33	$9.77
First Quarter	$10.50	$9.50

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. For the foreseeable future we do not intend to declare cash dividends. We intend to retain earnings to grow our business and strengthen our capital base.

BUSINESS

General

We are a South Carolina corporation organized in 1999 and serve as the holding company for First National Bank of the South, a national banking association. We operate under a traditional community banking model, with a particular focus on commercial real estate and small business lending. We commenced banking operations in March 2000 in Spartanburg, South Carolina, where we operate three full-service branches under the name First National Bank of Spartanburg. In October 2004, we opened a loan production office in Mount Pleasant, South Carolina to serve the Charleston market, and we intend to convert this office to a full-service branch in the fourth quarter of 2005. We also operate a small business lending division in Greenville County under the name First National Business Capital. In addition, in August 2002, we began to offer trust and investment management services through Colonial Trust Company, a South Carolina private trust company established in 1913.

We are primarily engaged in the business of accepting demand deposits and savings deposits insured by the FDIC and providing commercial, consumer, and mortgage loans to the general public. We also originate small business loans under the SBA’s various loan programs.

Our Market Areas

Our primary market is Spartanburg County, which is located in the upstate region of South Carolina between Atlanta and Charlotte on the I-85 business corridor. According to the South Carolina Budget and Control Board, as of July 1, 2004, Spartanburg County’s estimated population totaled 264,230 residents. The South Carolina Department of Commerce notes that Spartanburg County attracted over $118.8 million in capital investment in 2004. The Spartanburg Area Chamber of Commerce reports that since 2001 downtown Spartanburg has attracted more than $170 million in investments and 1,200 new jobs. As of 2005, estimated median family income for the Spartanburg metropolitan statistical area was $53,650, as compared to $52,250 for South Carolina, according to the U.S. Department of Housing and Urban Development. Spartanburg was named the top U.S. market for European business expansion by Expansion Management magazine in 2003. According to the Spartanburg Area Chamber of Commerce, more than 90 international firms, representing 15 nations, do business in the Spartanburg County business community, including Michelin, BMW, and Invista. BMW’s North American assembly plant in Spartanburg began production in September 1994 and is now the sole producer of both the Z4 and the X5 Sports Activity Vehicle. Spartanburg is also home to many domestic corporations, including Milliken, Cryovac, Denny’s, QS/1, and Advance America. We believe that this dynamic economic environment will continue to support the community and our business in the future.

We advertise heavily in the Spartanburg market and, through our three full-service offices in Spartanburg, have positioned ourselves as the leading local community bank in that market. As of June 30, 2004, we were the sixth largest bank in Spartanburg County, with $177.8 million in total deposits, or 6.5% of the approximately $2.72 billion of deposits in the market. The following table includes information from SNL Financial regarding our market share in Spartanburg County relative to top competitor banks as of June 30, 2004:

Rank	Bank	Branches	Total Deposits	Market Share
1	Wachovia	6	$503.2 million	18.38%
2	BB&T	9	447.8 million	16.36%
3	Bank of America	8	425.9 million	15.56%
4	First Citizens	11	219.6 million	8.02%
5	National Commerce Financial Corp	8	178.0 million	6.50%
6	First National Bank	3	177.8 million	6.50%
7	Arthur State Bank	8	163.4 million	5.97%
8	Synovus Financial Corp.	4	143.8 million	5.25%

Our Mount Pleasant office serves the fast-growing Charleston market. As of July 1, 2004, Charleston County’s estimated population totaled 326,762 residents, according to the South Carolina Budget and Control Board. As of 2003, the population of Charleston’s metropolitan statistical area was 571,631 per the U.S. Census

Bureau. The Charleston area achieved an employment growth rate of 13.5% from 1999 through 2004, outpacing national employment growth of 4.3% during that same period, according to the Charleston Regional Development Alliance. In addition, the South Carolina Department of Commerce reports that Charleston County attracted approximately $593.0 million in announced capital investment in 2004. For 2005, the estimated median family income for the Charleston/North Charleston metropolitan statistical area was $55,550, as compared to $52,250 for South Carolina, according to the U.S. Department of Housing and Urban Development. The Charleston Regional Development Alliance reports that since 1995, new and expanding companies invested more than $5 billion in the region. In its May 2005 issue, Inc. magazine ranked Charleston as one of “The Top U.S. Cities for Doing Business.” The Charleston regional economy has attracted approximately 70 firms with internationally-owned operations, according to the Charleston Regional Development Alliance. These firms include Bosch, Berchtold, Maersk Sealand, Rhodia, and Holset Engineering. Domestic firms also maintain significant operations in the Charleston area, including MeadWestvaco, Nucor Steel, Alcoa, ArborGen, Blackbaud, and Piggly Wiggly. In addition, as of 2004, the U.S. Navy and the Charleston Air Force Base collectively employed over 21,000 full-time employees, according to the Charleston Metro Chamber of Commerce.

Conde Nast Traveler magazine has ranked Charleston as one of the country’s top 10 domestic travel destinations for the past 12 years. According to the Charleston Metro Chamber of Commerce, in 2004, there were over 4.7 million visitors to the Charleston region with an aggregate regional economic impact of $5.7 billion. In addition, the total direct and indirect jobs in the Charleston region related to tourism was approximately 105,000 in 2004, resulting in aggregate earnings for local residents exceeding $1.45 billion.

As of June 30, 2004, FDIC-insured institutions in Charleston County had approximately $4.97 billion in deposits in the Charleston market.

Our Expansion Strategy

While we continue to build our franchise in the Spartanburg and Charleston markets, we plan to expand into other fast-growing, larger metropolitan markets throughout South Carolina and, potentially, other contiguous markets. In considering the markets in which to expand, we intend to analyze the population, growth rate, deposit growth rate, and other factors related to the target market. We also plan to identify experienced executives in our target markets with local expertise who share our philosophies regarding community banking, strong credit policies, and customer service. After retaining these key executives, we would expect to open a loan production office in the new market. Once we have built a sufficient loan and customer base at the loan production office, we would convert the loan production office to a full-service branch to further serve the market. We are following this approach with our expansion into the Charleston market through our Mount Pleasant loan production office, which we plan to convert to a full-service branch office in the fourth quarter of 2005. We believe our expansion philosophy enables us to test our markets and operate more efficiently upon the opening of a full-service branch.

In addition to opening new offices in target markets, we may also expand through selective acquisitions.

Our Operating Philosophy and Culture

We operate under a traditional community banking model, offering both personalized customer service and a broad array of financial products. We seek to be the premier community bank in each of the markets we serve. We have created a full-service community bank with a robust product and service offering available for our customers. To meet our customers’ needs, we also offer trust and investment management services through a strategic alliance with Colonial Trust Company, a South Carolina private trust company established in 1913. We also operate a small business lending division based in Greenville County under the name First National Business Capital that provides small business lending services under the SBA’s loan programs to customers primarily in the Carolinas and Georgia.

We have developed an operations infrastructure designed to support our growth and expansion plans without sacrificing credit quality. In addition to our use of traditional credit measures, we rely upon our professional and personal relationships and experience in our markets to evaluate subjective aspects of the market that we believe are more difficult to quantify. Our continued focus on asset quality has resulted in our achieving a ratio of nonperforming assets to total assets as of December 31, 2004 and June 30, 2005 of 0.02% and less than 0.01%, respectively.

Lending Activities

General. We offer a variety of lending services, including real estate, commercial, and consumer loans, including home equity lines of credit, primarily to individuals and small- to mid-size businesses that are located, or conduct a substantial portion of their business in the Spartanburg or Charleston markets. As of June 30, 2005, we had total loans of $224.9 million, representing 76.2% of our total assets. We emphasize a strong credit culture based on traditional credit measures and our knowledge of our markets through experienced relationship managers. We have designed our credit grading system to reduce the risk in our loan portfolio and to assist us in setting performance benchmarks in the areas of nonperforming assets, charge-offs, past dues, and loan documentation. In addition to having developed a strong in-house credit review function, we engage outside firms to evaluate our loan portfolio. As of June 30, 2005, there were no loans accruing interest that were 90 days or more past due, we had no restructured loans, and our ratio of nonperforming assets to total assets was less than 0.01%.

Our underwriting standards vary for each type of loan. While we generally underwrite the loans in our portfolio in accordance with our internal underwriting guidelines and regulatory supervisory guidelines, in certain circumstances we have made loans that exceed either our internal underwriting guidelines, supervisory guidelines, or both. We are permitted to hold loans that exceed supervisory guidelines up to 100% of our capital. We have made loans that exceed our internal guidelines to a limited number of our customers who have significant liquid assets, net worth, and amounts on deposit with the bank. As of June 30, 2005, $24.8 million, or approximately 11.0% of our loans and 104.2% of our capital, had loan-to-value ratios that exceeded regulatory supervisory guidelines, of which 4 loans totaling approximately $1.5 million had loan-to-value ratios of 100% or more.

We have focused our lending activities primarily on small business owners, commercial real estate developers, and the professional market. We also strive to maintain a diversified loan portfolio and limit the amount of our loans to any single customer. As of June 30, 2005, our 10 largest customer loan relationships represented approximately $34.9 million, or 15.5% of the loan portfolio.

Real Estate Mortgage Loans. Loans secured by real estate mortgages are the principal component of our loan portfolio. To increase the likelihood of the ultimate repayment of the loan, we obtain a security interest in real estate whenever possible, in addition to other available collateral. As of June 30, 2005, loans secured by first or second mortgages on real estate made up approximately $200.5 million, or 89.2% of our loan portfolio.

Within the broader category of real estate mortgage loans, the following table describes the loan categories of one-to-four family residential real estate loans, multi-family residential real estate loans, home equity loans, commercial real estate loans, and land loans as of June 30, 2005 (dollars in thousands):

Type of Real Estate Loan	Amount
One-to-four residential	$56,897
Multi-family residential	5,917
HELOC	13,944
Commercial real estate	77,221	(1)
Land	46,530

Total	$200,509

(1)	Includes SBA loans.

Most of our real estate loans are secured by residential or commercial property. Real estate loans are subject to the same general risks as other loans and are particularly sensitive to fluctuations in the value of real estate. Fluctuations in the value of real estate, as well as other factors arising after a loan has been made, could negatively affect a borrower’s cash flow, creditworthiness, and ability to repay the loan.

As of June 30, 2005, our individual commercial real estate loans ranged in size from $9,000 to $3.3 million. The average commercial real estate loan size was approximately $338,000. Other than the SBA loans discussed below, these loans generally have terms of five years or less, although payments may be structured on a longer amortization basis. We evaluate each borrower on an individual basis and attempt to determine the business risks and credit profile of each borrower. We attempt to reduce credit risk in the commercial real estate portfolio by emphasizing loans on owner-occupied properties where the loan-to-value ratio, established by independent appraisals, does not exceed 80%. We prepare a credit analysis in addition to a cash flow analysis to support the loan. In order to ensure secondary sources of payment and liquidity to support a loan request, we typically review all of the personal financial statements of the principal owners and require their personal guarantees. These commercial real estate loans include various types of business purpose loans secured by commercial real estate.

As of June 30, 2005, our individual residential real estate loans ranged in size from $5,200 to $1.6 million, with an average loan size of approximately $126,000. Generally, we limit the loan-to-value ratio on our residential real estate loans to 80%. We offer fixed and adjustable rate residential real estate loans with amortizations up to 20 years. To limit our risk, we offer fixed rate and variable rate loans for terms greater than 20 years through a third party, rather than originating and retaining these loans ourselves. Generally, we do not originate traditional long term residential mortgages for our portfolio, but we do issue traditional first and second mortgage residential real estate loans and home equity lines of credit.

As of June 30, 2005, our individual home equity lines of credit ranged in size from $1,000 to $649,000, with an average balance of approximately $54,000. Our underwriting criteria for, and the risks associated with, home equity loans and lines of credit are generally the same as those for first mortgage loans. Home equity lines of credit typically have terms of 15 years or less. We generally limit the extension of credit to 90% of the available equity of each property, although we may extend up to 100% of the available equity. Included in the residential real estate loans was $24.5 million, or 63.8% of our residential loan portfolio, in first and second mortgages on individuals’ homes, and $13.9 million, or 36.2% of our residential loan portfolio, in home equity loans.

Small Business Loans. We offer small business loans through our small business lending division, First National Business Capital, that typically have terms of 25 years and are made with floating rates. These loans utilize government enhancements such as the SBA’s 7(a) program and 504 programs and are partially guaranteed, which helps to reduce their risk. These loans are generally secured by first or second mortgages on commercial real estate. Government guarantees of SBA loans are generally 75% of the loan. We usually sell the portion of loans that are secured by the SBA guarantee in the secondary market to provide additional liquidity and to provide a source of noninterest income. We typically retain servicing for these loans as at an agreed upon servicing rate for the life of the loan. In order to secure secondary sources of payment and liquidity, we typically require the personal guarantees of the principal owners.

Real Estate Construction and Land Development Loans. We offer adjustable and fixed rate residential and commercial construction loans to builders and developers. As of June 30, 2005, our commercial construction and development real estate loans ranged in size from approximately $9,000 to $3.2 million, with an average loan size of approximately $532,000. As of June 30, 2005, our individual residential construction and development real estate loans ranged in size from approximately $6,000 to $57,000, with an average loan size of approximately $27,000. The duration of our construction and development loans generally is limited to 12 months, although payments may be structured on a longer amortization basis. We attempt to reduce the risk associated with construction and development loans by obtaining personal guarantees and by keeping the loan-to-value ratio of the completed project at or below 80%. Construction and development loans generally carry a higher degree of risk than long-term financing of existing properties because repayment depends on the ultimate completion of the project or home and usually on the sale of the property or permanent financing. Specific risks include:

•	cost overruns;

•	mismanaged construction;

•	inferior or improper construction techniques;

•	economic changes or downturns during construction;

•	rising interest rates that may prevent sale of the property; and

•	failure to sell completed projects in a timely manner.

As of June 30, 2005, total construction and development loans amounted to $42.8 million, or 19.0% of our total loan portfolio. Included in the $42.8 million was $9.4 million in construction loans, or 22.0% of our construction and development loan portfolio, that were made to commercial construction developers.

Commercial Business Loans. Most of our commercial business loans are secured by first or second mortgages on real estate, as described above. We also make some commercial business loans that are not secured by real estate. We make loans for commercial purposes in various lines of business, including retail, service industry, and professional services. As of June 30, 2005, our individual commercial business loans ranged in size from approximately $3,000 to $3.0 million, with an average loan size of approximately $110,000. As with other categories of loans, the principal economic risk associated with commercial loans is the creditworthiness of the borrower. The risks associated with commercial loans vary with many economic factors, including the economy in our market areas. Commercial loans are generally considered to have greater risk than first or second mortgages on real estate because commercial loans may be unsecured, or if they are secured, the value of the collateral may be difficult to assess and more likely to decrease than real estate. As of June 30, 2005, commercial business loans amounted to $32.7 million, or 14.5% of our total loan portfolio.

Consumer Loans. We make a variety of loans to individuals for personal and household purposes, including secured and unsecured installment loans and revolving lines of credit. Consumer loans are underwritten based on the borrower’s income, current debt level, past credit history, and the availability and value of collateral. Consumer rates are both fixed and variable, with negotiable terms. Our installment loans typically amortize over periods up to 60 months. However, we will offer consumer loans with a single maturity date when a specific source of repayment is available. We typically require monthly payments of interest and a portion of the principal on our revolving loan products. Consumer loans are generally considered to have greater risk than first or second mortgages on real estate because consumer loans may be unsecured, or if they are secured, the value of the collateral may be difficult to assess and more likely to decrease in value than real estate. As of June 30, 2005, consumer loans amounted to $5.2 million, or 2.3% of our loan portfolio.

Loan Approval. Certain credit risks are inherent in making loans. These include prepayment risks, risks resulting from uncertainties in the future value of collateral, risks resulting from changes in economic and industry conditions, and risks inherent in dealing with individual borrowers. We attempt to mitigate repayment risks by adhering to internal credit policies and procedures. These policies and procedures include officer and customer lending limits, a multi-layered approval process for larger loans, documentation examination, and follow-up procedures for any exceptions to credit policies. Our loan approval policies provide for various levels of officer lending authority. When the amount of aggregate loans to a single borrower exceeds an individual officer’s lending authority, the loan request will be reviewed by the internal management loan committee comprised of voting members Mr. Calvert, Mr. Zabriskie, Mr. Murdoch, and Ms. Payne and a non-voting member, Mr. Moore, who provides advice and recommendations regarding loans brought before the committee. Individual loan authorities for secured loans range from $25,000 for our retail lenders, to $250,000 for our senior lenders, and up to $500,000 for our chief executive officer. Any three concurring members of our management loan committee can approve loans up to $1.5 million. If the loans exceed $1.5 million, then a board of directors’ loan committee comprised of Mr. Calvert and seven other directors may approve loans up to 15% of our capital and surplus or legal lending limit.

Credit Administration and Loan Review. We emphasize a strong credit culture based on traditional credit measures and our knowledge of our markets through experienced relationship managers. We maintain a continuous internal loan review system and engage an independent consultant on an annual basis to review loan files on a test basis to confirm our loan grading. Each loan officer is responsible for every loan he or she makes, regardless of whether other individuals or committees joined in the approval. This responsibility continues until the loan is repaid or until the loan is officially assigned to another officer. The compensation of our lending officers is dependent in part on the asset quality of their loan portfolios. We have adopted an incentive plan under which our loan officers are eligible to receive cash bonuses for achieving monthly and annual goals relating to, among other things, loan production and maintenance of minimum quality levels for the officer’s loan portfolio.

Our dedication to strong credit quality is reinforced by our senior vice president of risk management, Mr. Moore, who has 19 years of experience in administrative banking and finance, including credit administration, compliance, and all aspects of commercial, consumer, and mortgage lending. Mr. Moore supervises our credit review processes and establishes performance benchmarks in the areas of nonperforming assets, charge-offs, past dues, and loan documentation. As we continue to grow, we intend to add additional employees to assist with credit administration and loan review. In addition to our strong in-house credit review function, we currently engage an outside firm to evaluate our loan portfolio on a quarterly basis for credit quality, a second outside firm for compliance issues on an annual basis, and a third outside firm to provide advice and recommendations and respond to specific inquiries at any time.

Lending Limits. Our lending activities are subject to a variety of lending limits imposed by federal law. In general, the bank is subject to a legal limit on loans to a single borrower equal to 15% of the bank’s capital and unimpaired surplus. This limit will increase or decrease as the bank’s capital increases or decreases. Based upon the capitalization of the bank as of June 30, 2005, our legal lending limit was approximately $3.5 million. We sell participations in our larger loans to other financial institutions, which allows us to manage the risk involved in these loans and to meet the lending needs of our customers requiring extensions of credit in excess of this limit. We anticipate using proceeds from this offering to repurchase loan participations that we previously sold to other financial institutions.

Deposit Services

One of our principal sources of funds is core deposits (deposits other than time deposits of $100,000 or more). As of June 30, 2005, approximately 85% of our total deposits were obtained from within the Spartanburg market. We also rely on time deposits of $100,000 or more to support our growth, and we derive most of these deposits from outside our primary market areas. We generally obtain out-of-market time deposits of $100,000 or more through brokers with whom we maintain ongoing relationships. We do not obtain time deposits of $100,000 or more through the internet. As of June 30, 2005, 27.5% of our total time deposits were deposits of $100,000 or more.

We offer a full range of deposit services, including checking accounts, commercial accounts, savings accounts, and other time deposits of various types, ranging from daily money market accounts to long-term certificates of deposit. We regularly review our deposit rates to ensure that we remain competitive in our markets. We have also recently hired a new officer to focus on deposit production for our bank.

We intend to convert our loan production office in Mount Pleasant to a full-service branch in the fall of 2005 that will also enable us to generate deposits in the Charleston market. We do not expect capital expenditures associated with this conversion to exceed $250,000.

Trust and Investment Management Services

Since August 15, 2002, we have offered trust and investment management services through an alliance with Colonial Trust Company, a South Carolina private trust company established in 1913 with offices in Greenville and Spartanburg. This arrangement allows our consumer and commercial customers access to a wide variety of services provided by Colonial Trust Company, including trust services, professional portfolio management, estate administration, individual financial and retirement planning, and corporate retirement planning services. We receive a residual fee from Colonial Trust Company based on a percentage of the aggregate assets under management generated by referrals from the bank.

Other Banking Services

We offer other bank services including safe deposit boxes, traveler’s checks, direct deposit, United States savings bonds, and banking by mail. We earn fees for most of these services, including debit and credit card transactions, sales of checks, and wire transfers. We provide ATM transactions to our customers at no charge; however, we receive ATM transaction fees from transactions performed at our branches by persons who are not customers of the bank. We are associated with the Cirrus and Pulse ATM networks, which are available to our customers throughout the country. Since we outsource our ATM services, we are charged related transaction fees from our ATM service provider. We have contracted with an outside vendor to provide our core data processing services and our ATM processing. Given our current size, we believe that outsourcing these services reduces our overhead by matching the expense in each period to the transaction volume that occurs during the period, as a significant portion of the fee charged is directly related to the number of loan and deposit accounts and the related number of transactions we have during the period.

First National Online, our internet website, provides our customers access to internet banking services, including electronic bill payment services and cash management services including account-to-account transfers. The internet banking services are provided through a contractual arrangement with an outside vendor.

We offer our customers insurance services, including life, long term care, and annuities through vendors associated with the South Carolina Bankers Association. Additionally, we provide equipment leasing arrangements through an outside vendor.

Competition

The banking business is highly competitive, and we experience competition in our markets from many other financial institutions. Competition among financial institutions is based upon interest rates offered on deposit accounts, interest rates charged on loans, other credit and service charges relating to loans, the quality and scope of the services rendered, the convenience of banking facilities, and, in the case of loans to commercial borrowers, relative lending limits. We compete with commercial banks, credit unions, savings and loan associations, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market funds, and other mutual funds, as well as other super-regional, national, and international financial institutions that operate offices in the Spartanburg and Charleston markets and elsewhere.

As of June 30, 2004, there were 14 other financial institutions in Spartanburg County and 17 other financial institutions in Charleston County. We compete with institutions in these markets both in attracting deposits and in making loans. In addition, we have to attract our customer base from other existing financial institutions and from new residents. Many of our competitors are well established, larger financial institutions with substantially greater resources and lending limits, such as BB&T, Bank of America, Wachovia, and Carolina First Bank. These institutions offer some services, such as extensive and established branch networks, that we do not provide. Other local or regional financial institutions, such as First Citizens Bank of South Carolina and Arthur State Bank in Spartanburg, and The Bank of South Carolina and Community FirstBank in Charleston, have considerable business relationships and ties in their respective communities that assist them in competing for attracting customers.

We also compete with credit unions, in particular, in attracting deposits from retail customers. Additionally, many of our non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally-insured banks.

We believe our emphasis on decision-making by our market executives and our management’s and directors’ ties to the communities in which we operate provide us with a competitive advantage.

Employees

As of June 30, 2005, the company had 62 employees, of which 52 were full-time. These employees provide a majority of their services to the bank.

Properties

Since February 5, 2001, the principal place of business of both the company and the bank has been located at 215 North Pine Street in Spartanburg. We own the approximately 2.0 acre site and the 15,000 square foot building with four drive-through banking stations and an automated teller machine. We plan to expand this facility in the next 12 months by adding 7,000 square feet of finished space to support the bank’s operations and future growth.

We own a 3,500 square foot branch office on a leased parcel on the west side of Spartanburg. We own a 3,000 square foot branch office on Boiling Springs Road in northern Spartanburg County. Our leased loan production office in Greenville operates under the name First National Business Capital. We have also leased a loan production office in Mount Pleasant, South Carolina to serve the Charleston market.

Legal Proceedings

In the ordinary course of operations, we may be a party to various legal proceedings from time to time. As of the date of this prospectus we are not aware of any threatened or pending legal proceedings against the company or the bank.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion reviews our results of operations and assesses our financial condition. You should read the following discussion and analysis in conjunction with our “Summary Consolidated Financial Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. Our discussion and analysis for the six months ended June 30, 2005 and 2004 is based on unaudited financial statements for such periods.

Overview

First National Bancshares, Inc. was organized on July 14, 1999 to serve as the holding company for First National Bank of Spartanburg, which opened its first full-service bank branch in March 2000. Our bank opened two additional full-service offices in Spartanburg County during 2000 and 2001. In October 2002, we changed the legal name of our bank to First National Bank of the South as part of our strategy of growth and expansion. We continue to do business in Spartanburg County as First National Bank of Spartanburg.

In March 2004, we established a loan production office in Greenville County as First National Business Capital to originate small business loans under the SBA’s various loan programs. We have received all regulatory approvals to open our first full-service office in the Charleston market, which we plan to open in Mount Pleasant later this year. This office will allow us to expand our presence in the Charleston market from the base of customers developed from our temporary loan production office that opened in October 2004.

Our strategy has produced consistent growth in assets, loans and deposits, with strong earnings performance. We became cumulatively profitable during the third quarter of 2003 and have reported quarterly profits for 15 consecutive quarters since recording our first quarterly profit in the fourth quarter of 2001.

The following table sets forth selected measures of our financial performance for the periods indicated (dollars in thousands).

	As of or for the Six Months Ended June 30,			As of or for the Years Ended December 31,
	2005	2004	2003	2004	2003	2002	2001
Total revenue(1)	$5,143	$3,591	$2,828	$8,284	$5,948	$4,378	$2,527
Net income (loss)	1,192	630	400	1,815	916	595	(203)
Total assets	295,166	208,401	160,327	236,344	180,663	139,224	82,294
Total loans(2)	224,895	162,284	111,943	188,508	130,421	93,106	63,869
Total deposits	242,490	175,697	138,978	191,811	154,733	119,719	70,918

(1)	Total revenue equals net interest income plus total noninterest income.
(2)	Includes nonperforming loans.

Like most financial institutions, we derive the majority of our income from interest we receive on our interest-earning assets, such as loans and investments. Our primary source of funds for making these loans and investments is our deposits, on which we pay interest. Consequently, one of the key measures of our success is our amount of net interest income, or the difference between the income on our interest-earning assets and the expense on our interest-bearing liabilities, such as deposits and borrowings. Another key measure is the spread between the yield we earn on these interest-earning assets and the rate we pay on our interest-bearing liabilities, which is called our net interest spread.

Of course, there are risks inherent in all loans, so we maintain an allowance for loan losses to absorb probable losses on existing loans that may become uncollectible. We maintain this allowance by charging a provision for loan losses against our operating earnings. We have included a detailed discussion of this process, as well as several tables describing our allowance for loan losses.

In addition to earning interest on our loans and investments, we earn income through other sources, such as fees and surcharges we charge our customers and income from the sale and/or servicing of financial assets such as loans and investments. We describe the various components of this noninterest income, as well as our noninterest expense, in the following discussion.

The following discussion and analysis also identifies significant factors that have affected our financial position and operating results during the periods included in the accompanying financial statements. We encourage you to read this discussion and analysis in conjunction with the financial statements and the related notes and the other statistical information also included in this prospectus.

Critical Accounting Policies

In the preparation of our consolidated financial statements, we have adopted various accounting policies that govern the application of accounting principles generally accepted in the United States and with general practices within the banking industry in the preparation of our financial statements. Our significant accounting policies are described in the footnotes to our audited consolidated financial statements as of December 31, 2004, beginning on page F-7 of this prospectus.

Certain accounting policies involve significant judgments and assumptions by us that have a material impact on the carrying value of certain assets and liabilities. We consider these accounting policies to be critical accounting policies. The judgment and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances. Because of the nature of the judgment and assumptions we make, actual results could differ from these judgments and estimates that could have a material impact on the carrying values of our assets and liabilities and our results of operations.

We believe the allowance for loan losses is the critical accounting policy that requires the most significant judgments and estimates when preparing our consolidated financial statements. Some of the more critical judgments supporting the amount of our allowance for loan losses include judgments about the credit worthiness of borrowers, the estimated value of the underlying collateral, cash flow assumptions, the determination of loss factors for estimating credit losses, the impact of current events, and other factors impacting the level of probable inherent losses. Under different conditions or using different assumptions, the actual amount of credit losses incurred by us may be different from management’s estimates provided in our consolidated financial statements. Refer to the portion of this discussion that addresses our allowance for loan losses for a more complete discussion of our processes and methodology for determining our allowance for loan losses.

Results of Operations

Income Statement Review

Summary

Six Months Ended June 30, 2005 and 2004

Our net income was $1.2 million, or $0.53 per diluted share, for the six months ended June 30, 2005, as compared to $630,000, or $0.29 per diluted share, for the six months ended June 30, 2004, an increase of $562,000, or 89.1%. The increase in net income reflects our continued growth, with average earning assets increasing by 35.0% to $246.9 million for the first six months of 2005 from $182.9 million during the same period in 2004.

The annualized return on average assets for the six months ended June 30, 2005 was 0.93%, as compared to 0.66% for the same period in 2004, or an increase of 40.9%. The annualized return on average equity was 16.42% for the six months ended June 30, 2005, versus 9.89% for the same period in 2004, or an increase of 66.0%.

Years Ended December 31, 2004 and 2003

Our net income was $1.8 million, or $0.83 per diluted share, for the year ended December 31, 2004, as compared with $916,000, or $0.45 per diluted share, for the year ended December 31, 2003. The 98.2% increase in net income over 2003 was driven by a 42.5% increase in net interest income and a 28.6% increase in noninterest income.

Our return on average assets of 0.87% for 2004 was a 50.0% increase over the result of 0.58% for 2003. We were able to accomplish this result due to an increase in the net interest margin from 3.05% in 2003 to 3.26% in 2004, an increase in average loans as a percentage of average earning assets from 75.3% as of December 31, 2003 to 80.6% as of December 31, 2004, and a decrease in the efficiency ratio to 59.9% during 2004 from 68.7% in 2003.

Our return on average equity increased by 80.6% to 13.87% for 2004 from 7.68% in 2003 as we continued to leverage our capital and obtained additional regulatory capital from the issuance of trust preferred securities during April 2004 and December 2003, which were classified as debt for financial reporting purposes.

Net Interest Income

Our primary source of revenue is net interest income. The level of net interest income is determined by the balances of interest-earning assets and interest-bearing liabilities and successful management of the net interest margin. In addition to the growth in both interest-bearing assets and interest-bearing liabilities, and the timing of repricing of these assets and liabilities, net interest income is also affected by the ratio of interest-earning assets to interest-bearing liabilities and the changes in interest rates earned on our assets and interest rates paid on our liabilities.

Six Months Ended June 30, 2005 and 2004

During the first six months of 2005, net interest income increased 48.3% to $4.3 million, from $2.9 million for the same period in 2004. The growth in net interest income resulted from an increase of $2.9 million in interest income, partially offset by an increase in interest expense of $1.5 million from 2004 to 2005.

The continued growth of our loan portfolio is the primary driver of the increase in net interest income. Average total loans increased from $144.7 million for the first six months of 2004 to $205.7 million for the same period in 2005, while the size of the investment portfolio remained relatively flat from year to year.

The following table sets forth, for the six months ended June 30, 2005 and 2004, information related to our average balances, average yields on assets, and average costs of liabilities. We derived average balances from the daily balances throughout the periods indicated. We derived these yields by dividing income or expense by the average balance of the corresponding assets or liabilities. Average loans are stated net of unearned income and include nonaccrual loans. Interest income recognized on nonaccrual loans has been included in interest income (dollars in thousands).

	Average Balances, Income and Expenses, and Rates
	For the Six Months Ended June 30,
	2005			2004
	Average Balance	Income/ Expense	Annualized Yield/Rate	Average Balance	Income/ Expense	Annualized Yield/Rate
Loans	$205,698	$6,701	6.52%	$144,670	$3,831	5.30%
Investment securities	37,797	747	3.95%	33,957	687	4.05%
Federal funds sold and other	3,385	57	3.37%	4,258	35	1.64%

Total earning assets	$246,880	$7,505	6.08%	$182,885	$4,553	4.98%

Time deposits	$129,349	$1,975	3.05%	$111,813	$1,414	2.53%
Savings & money market	38,934	444	2.28%	16,995	62	0.73%
NOW accounts	21,140	149	1.41%	18,750	45	0.48%
FHLB advances	26,154	392	3.00%	10,649	89	1.67%
Junior subordinated debentures	6,186	174	5.63%	3,965	86	4.34%
Federal funds purchased	2,577	41	3.18%	270	2	1.48%

Total interest-bearing liabilities	$224,340	$3,175	2.83%	$162,442	$1,698	2.09%

Net interest spread			3.25%			2.89%
Net interest income/margin		$4,330	3.51%		$2,855	3.13%

Non-interest bearing demand deposits	$16,229			$15,341

Our net interest spread was 3.25% for the six months ended June 30, 2005, as compared to 2.89% for the six months ended June 30, 2004. The net interest spread is the difference between the yield we earned on our interest-earning assets and the rate we paid on our interest-bearing liabilities.

Our consolidated net interest margin for the period ended June 30, 2005, was 3.51%, as compared to 3.13% for the same period in 2004. The net interest margin is calculated as net interest income divided by year-to-date average earning assets.

The increase in our net interest spread and our net interest margin from 2004 to 2005 was principally due to the increase in average yields on earning assets relative to the re-pricing of our interest-bearing liabilities, following the increases in the prime rate during 2004 and 2005. Since we are asset sensitive over a one-year time period, our net interest income on our existing earning asset base increases when the prime rate rises.

Years Ended December 31, 2004 and 2003

Our net interest income increased $1.9 million, or 41.3%, to $6.5 million in 2004, from $4.6 million in 2003. The growth in net interest income resulted from an increase of $2.8 million in interest income, partially offset by an increase of $885,000 in interest expense from 2003 to 2004.

The increase in net interest income was due primarily to the growth of our loan portfolio, as reflected in an increase in our average earning assets during 2004. Our decision to grow the loan portfolio at the current pace has resulted in a significant portion of our assets being in higher earning loans than in lower yielding investments.

Our net interest income has also been positively influenced by the recent increase in our net interest margin following the five increases in the prime rate of interest during 2004. Since we are asset-sensitive over a one-year time period, our net interest income on our existing earning asset base increases when the prime rate rises.

The following table sets forth, for the years ended December 31, 2004, 2003, and 2002, information related to our average balances, average yields on assets, and average costs of liabilities. We derived average balances from the daily balances throughout the periods indicated. We derived these yields by dividing income or expense by the average balance of the corresponding assets or liabilities. Average loans are stated net of unearned income and include nonaccrual loans. Interest income recognized on nonaccrual loans has been included in interest income (dollars in thousands).

	Average Balances, Income and Expenses, and Rates
	For the Years Ended December 31,
	2004			2003			2002
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Loans	$160,914	$8,926	5.55%	$112,804	$6,351	5.63%	$78,926	$5,196	6.58%
Investment securities	35,352	1,420	4.02%	27,989	1,117	3.99%	12,573	630	5.01%
Federal funds sold and other	3,387	78	2.30%	9,011	128	1.42%	9,821	185	1.88%

Total earning assets	$199,653	$10,424	5.22%	$149,804	$7,596	5.07%	$101,320	$6,011	5.93%

Time deposits	$121,434	$3,114	2.56%	$92,301	$2,600	2.82%	$58,496	$2,049	3.50%
Savings & money market	18,926	170	0.90%	14,156	116	0.82%	12,098	161	1.33%
NOW accounts	19,026	112	0.59%	17,799	153	0.86%	13,363	199	1.49%
FHLB advances	13,657	269	1.97%	8,436	153	1.81%	2,777	66	2.38%
Junior subordinated debentures	5,155	236	4.58%	102	4	3.92%	—	—	—
Federal funds purchased	549	10	1.82%	—	—	—	—	—	—

Total interest-bearing liabilities	$178,747	$3,911	2.19%	$132,794	$3,026	2.28%	$86,734	$2,475	2.85%

Net interest spread			3.03%			2.79%			3.08%
Net interest income/ margin		$6,513	3.26%		$4,570	3.05%		$3,536	3.49%

Non-interest bearing demand deposits	$15,641			$12,206			$8,651

The net interest spread, which is the difference between the rate we earn on interest-earning assets and the rate we pay on interest-bearing liabilities, was 3.03% for the year ended December 31, 2004, compared to 2.79% for the year ended December 31, 2003.

Our consolidated net interest margin, which is net interest income divided by average interest-earning assets for the period, was 3.26% for the year ended December 31, 2004, as compared to 3.05% for the year ended December 31, 2003.

The increase in our net interest spread and our net interest margin from 2004 to 2003 was principally due to the faster increase in average yields on earning assets relative to the repricing of our average interest-bearing liabilities following the five increases in the prime rate during 2004. The relative increase in our average loans as a percentage of average earning assets from 2003 to 2004 also contributed to the increase in our net interest margin.

We anticipate that growth in loans will continue to drive the growth in assets and the growth in net interest income. Changes in interest rates paid on assets and liabilities, the rate of growth of the asset and liability base, the ratio of interest-earning assets to interest-bearing liabilities, and management of the balance sheet’s interest rate sensitivity all factor into changes in net interest income. Therefore, we may not be able to continue to sustain the increases in net interest income that we have accomplished in the past.

Analysis of Changes in Net Interest Income

Net interest income can be analyzed in terms of the impact of changing interest rates and changing volume. The change in net interest income is primarily due to the increases in volume of both loans and deposits and changes in average rates. The following tables set forth the effect that the varying levels of interest-earning assets and interest-bearing liabilities and the applicable rates have had on changes in net interest income for the periods presented (dollars in thousands).

	For the Six Months Ended June 30, 2005 vs. 2004 Increase (Decrease) Due to			For the Six Months Ended June 30, 2004 vs. 2003 Increase (Decrease) Due to
	Volume	Rate	Total	Volume	Rate	Total
Earning assets
Federal funds sold and other	$(6)	$28	$22	$(51)	$6	$(45)
Investment securities	78	(18)	60	199	(23)	176
Loans (1)	1,616	1,254	2,870	1,158	(365)	793

Total earning assets	$1,688	$1,264	$2,952	$1,306	$(382)	$924

Interest-bearing liabilities
Deposits	$308	$739	$1,047	$427	$(344)	$84
FHLB advances	130	173	303	29	(11)	18
Other borrowings	65	62	127	88	—	88

Total interest-bearing liabilities	$503	$974	$1,477	$456	$(267)	$190

Net interest income	$1,185	$290	$1,475	$850	$115	$734

(1)	Loan fees, which are not material for any of the periods shown, have been included for rate calculation purposes.

	For the Years Ended December 31, 2004 vs. 2003 Increase (Decrease) Due to			For the Years Ended December 31, 2003 vs. 2002 Increase (Decrease) Due to
	Volume	Rate	Total	Volume	Rate	Total
Earning assets
Federal funds sold and other	$(129)	$79	$(50)	$(12)	$(45)	$(57)
Investment securities	296	7	303	615	(128)	487
Loans (1)	2,675	(100)	2,575	1,908	(753)	1,155

Total earning assets	$2,842	$(14)	$2,828	$2,511	$(926)	$1,585

Interest-bearing liabilities
Deposits	$985	$(458)	$527	$935	$(475)	$460
FHLB advances	95	21	116	103	(16)	87
Federal funds purchased	10	—	10	—	—	—
Junior subordinated debentures	231	1	232	4	—	4

Total interest-bearing liabilities	$1,321	$(436)	$885	$1,042	$(491)	$551

Net interest income	$1,521	$422	$1,943	$1,469	$(435)	$1,034

(1)	Loan fees, which are not material for any of the periods shown, have been included for rate calculation purposes.

Provision for Loan Losses

We have established an allowance for loan losses through a provision for loan losses charged as a non-cash expense to our statement of operations income. We review our loan portfolio periodically to evaluate our outstanding loans and to measure both the performance of the portfolio and the adequacy of the allowance for loan losses. Please see the discussion below under “Allowance for Loan Losses” for a description of the factors we consider in determining the amount of the provision we expense each period to maintain this allowance.

Six months ended June 30, 2005 and 2004

For the six months ended June 30, 2005 and 2004, the provision for loan losses was $432,000 and $400,000, respectively. The increase in the provision was the result of increased loan growth and management’s assessment of the adequacy of the reserve for possible loan losses given the size, mix, and quality of the current loan portfolio.

Years ended December 31, 2004 and 2003

Our provision for loan losses was $679,000 for the year ended December 31, 2004 and $519,000 for the year ended December 31, 2003. The increase in the provision was the result of increased loan growth and management’s assessment of the adequacy of the reserve for possible loan losses given the size, mix, and quality of the current loan portfolio.

Noninterest Income

The following table sets forth information related to the various components of our noninterest income (dollars in thousands).

	Six months ended June 30,		Years ended December 31,
	2005	2004	2004	2003	2002
Service charges and fees on deposit accounts	$466	$408	$866	$846	$590
Gain on sale of guaranteed portion of SBA loans	96	—	348	92	8
Loan service charges and fees	84	68	127	96	45
Earnings on bank-owned life insurance contracts	58	66	125	78	—
Mortgage loan fees from correspondent bank	59	55	103	232	164
Gain on sale of investment securities	—	125	160	—	—
Other	50	16	42	33	35

Total noninterest income	$813	$738	$1,771	$1,377	$842

Six months ended June 30, 2005 and 2004

Noninterest income for the first six months of 2005 was $813,000, an increase of $75,000, or 10.2%, over noninterest income of $738,000 in the same period of 2004. This increase was primarily due to increases in gains recognized on the sale of the guaranteed portion of SBA loans and servicing income on the guaranteed portion of loans previously sold included in other income. These increases were generated by the small business lending division that opened on March 15, 2004.

Gains on the sale of investment securities in the first six months of 2004 were $125,000 as a result of a nonrecurring gain from a sales transaction which resulted in total returns in excess of the remaining yield to maturity on existing securities positions. Earnings on bank-owned life insurance contracts decreased from 2004 to 2005 as these insurance contracts reduced the rate of interest credited on the policies’ anniversary in May 2004 due to the decline in long-term interest rates which occurred during 2004.

An increase in income from service charges on deposit and loan accounts in 2005 as compared to 2004 helped to offset the reduced income from the investment securities transaction and the reduction in income earned on bank-owned life insurance contracts during the period. The increase in income from service charges on deposit and loan accounts occurred due to the growth in the number of accounts and increased fee-related activities of customers since 2004.

Years ended December 31, 2004 and 2003

Noninterest income for the year ended December 31, 2004 was $1.8 million, an increase of 28.6% compared to noninterest income of $1.4 million during the same period in 2003.

This increase was primarily due to increases in gains recognized on the sale of the guaranteed portion of SBA loans and gains on the sale of investment securities, net of the decrease in loan fees received from correspondent banks on the origination of mortgage loans, primarily due to a reduction in mortgage refinancing activity during 2004 over 2003.

Earnings on bank-owned life insurance contracts increased from 2003 to 2004 as bank-owned life insurance contracts purchased in mid-2003 were held for a full year in 2004. Other noninterest income increased by $9,000 to $42,000 during 2004, primarily due to an increase in servicing income received on SBA loans related to the guaranteed portion previously sold.

Noninterest expenses

The following table sets forth information related to the various components of our noninterest expenses (dollars in thousands).

	Six months ended June 30,		Years ended December 31,
	2005	2004	2004	2003	2002
Salaries and employee benefits	$1,658	$1,220	$2,783	$2,138	$1,739
Occupancy and equipment	303	278	562	546	490
Data processing and ATM expense	230	184	378	368	294
Public relations	184	160	308	254	230
Professional fees	111	133	231	200	157
Telephone and supplies	92	64	137	131	109
Other	327	247	568	449	347

Total noninterest expense	$2,905	$2,286	$4,967	$4,087	$3,365

Six months ended June 30, 2005 and 2004

We incurred noninterest expense of $2.9 million and $2.3 million for the six months ended June 30, 2005 and 2004, respectively. Although total noninterest expense increased $600,000 over the same period in 2004, improved efficiency of banking operations resulted in this category increasing only 27.1%, as compared to the same period last year, while gross income (net interest income plus noninterest income) increased by 43.1% during the same period.

The most significant item included in noninterest expense is salaries and employee benefits, which totaled $1.7 million for the six months ended June 30, 2005, as compared to $1.2 million for the same period in 2004, or an increase of 41.7%.

Occupancy and equipment expense increased to $303,000 for the six months ended June 30, 2005 from $278,000 for the same period in 2004, an increase of 9.0%.

Public relations expense for the six months ended June 30, 2005 of $184,000 reflected an increase of $24,000, or 15.0%, over the same period in 2004 of $160,000, due to increased community relations expenditures and expansion of print and television media advertising as a result of the increasing customer base.

Data processing and ATM expense for the six months ended June 30, 2005 of $230,000 increased by $46,000, or 25.0%, over the same period in 2004 of $184,000. A majority of the increase reflects the increased costs associated with growth in customer transaction processing due to the increasing number of loan and deposit accounts in our customer base. We have contracted with an outside computer service company to provide our core data processing services. A significant portion of the fee charged by the third party processor is directly related to the number of loan and deposit accounts and the related number of transactions.

Included in the line item “other,” which increased $80,000, or 32.4%, for the six months ended June 30, 2004, as compared to the same period in 2004, are charges for insurance premiums, postage, printing and stationery expense and various customer-related expenses.

A majority of the increases in these expenditures reflects the costs of additional personnel hired to support our growth, including the addition of our Greenville small business loan and Mount Pleasant loan production offices which opened on March 15, 2004, and October 13, 2004, respectively. The increased costs are also associated with growth in customer transaction processing due to the resulting increase in our customer base.

Years ended December 31, 2004 and 2003

Noninterest expense was $5.0 million for 2004, as compared to $4.1 million in 2003, an increase of 22.0%. The majority of the increased expenditures reflect the cost of salaries and other variable expenses that have increased to support our growth.

The most significant item included in noninterest expense is salaries and employee benefits, which totaled $2.8 million in 2004, as compared to $2.1 million in 2003, an increase of 33.3%. Occupancy and equipment expense increased to $562,000 in 2004 from $546,000 in 2003, or an increase of 2.9%.

Data processing and ATM expense increased by 2.7% to $378,000 for 2004, as compared to $368,000 in 2003. A majority of the increase reflects the increased costs associated with growth in customer transaction processing due to the increasing number of loan and deposit accounts in our customer base. We have contracted with an outside computer service company to provide our core data processing services. A significant portion of the fee charged by the third party processor is directly related to the number of loan and deposit accounts and the related number of transactions. During 2004, we recognized reduced per item processing charges based on tiered pricing with our provider.

Public relations expense increased by 21.3% to $308,000 for 2004, as compared to $254,000 in 2003, primarily due to increased community relations expenditures and continued expansion of print and television media advertising as a result of our increasing customer base. Professional fees increased from $200,000 in 2003 to $231,000 in 2004, an increase of 15.5%.

Included in the line item “other,” which increased $119,000, or 26.5%, between 2004 and 2003, are charges for insurance premiums, postage, printing and stationery expense, and various customer-related expenses, including referral fees paid on SBA loans.

A majority of the increases in these expenditures reflects the costs of additional personnel hired to support our growth, including the addition of our Greenville small business loan and Mount Pleasant loan production offices which opened on March 15, 2004, and October 13, 2004, respectively. The increased costs are also associated with growth in customer transaction processing due to the increase in our customer base.

Although we recognize the importance of controlling noninterest expenses to improve profitability, we are also committed to retaining our team of well-trained officers and staff, maintaining a highly technical operations function and pursuing a professional marketing program.

Provision for Income Taxes

Income tax expense can be analyzed as a percentage of net income before income taxes. The following table sets forth information related to our income tax expense (dollars in thousands).

	Six months ended June 30,		Years ended December 31,
	2005	2004	2004	2003
Provision for income taxes	$614	$277	$823	$426
Net income before income taxes	1,806	907	2,639	1,342
Effective income tax rate	34.0%	30.5%	31.2%	31.7%

Six months ended June 30, 2004 and 2005

The increase in the effective income tax rate from 2004 to 2005 is due to an increase in fully taxable income during the year. The amount of nontaxable income from sources such as municipal securities investments and earnings on bank-owned life insurance contracts has remained fairly constant during the same period.

Years Ended December 31, 2004 and 2003

The decrease in the effective income tax rate from 2003 to 2004 occurred due to an increase in the amount of nontaxable income earned during 2004 from increased levels of municipal securities in our investment securities portfolio and earnings on bank-owned life insurance contracts purchased on May 31, 2003.

Balance Sheet Review

General

As of December 31, 2004, we had total assets of $236.3 million, or an increase of 30.8% over total assets of $180.7 million on December 31, 2003. Total assets on December 31, 2004 and 2003 consisted of loans, net of unearned income, of $188.5 million and $130.4 million, respectively; securities available for sale of $36.2 million in both years; other assets of $6.4 million and $4.6 million, respectively; premises and equipment, net accumulated depreciation and amortization, of $4.3 million and $4.4 million, respectively; cash and due from banks of $2.4 million and $3.0 million, respectively; and federal funds sold and interest-bearing bank balances of $880,000 and $3.7 million, respectively. We decreased the level of federal funds sold in order to fund loan growth during 2004. In addition, we purchased $930,400, net of redemptions, in Federal Home Loan Bank stock, recorded as other assets during 2004 to support the increased level of Federal Home Loan Bank advances in 2004 over 2003.

Our liabilities on December 31, 2004 and 2003 were $222.4 million and $168.4 million, respectively, and consisted primarily of deposits of $191.8 million and $154.7 million, respectively, and other liabilities of $7.5 million and $4.2 million, respectively. Liabilities on December 31, 2004 and 2003 also included $23.1 million and $9.5 million in Federal Home Loan Bank advances, respectively. During April 2004, our holding company issued $3.1 million in junior subordinated debentures to an unconsolidated trust subsidiary. The trust subsidiary issued a corresponding amount of trust preferred securities, $3.0 million of which were sold to outside investors. Our holding company purchased the remaining $93,000 as common security ownership in the trust subsidiary.

Shareholders’ equity on December 31, 2004 was $13.9 million, as compared to shareholders’ equity on December 31, 2003 of $12.2 million, primarily due to the net income earned during 2004.

Federal Funds Sold and Interest-Bearing Bank Balances

As of June 30, 2005, our $20.7 million in short-term investments in federal funds sold on an overnight basis and interest-bearing bank balances comprised 7% of total assets.

On December 31, 2004, short-term overnight investments in federal funds sold and interest-bearing bank balances comprised less than 1% of total earning assets of $880,000 as compared to $3.7 million or 2.2% of total earning assets on December 31, 2003. The decrease in short-term overnight investments from 2003 to 2004 occurred primarily due to our desire to shift assets away from overnight investments into the loan portfolio, primarily, and the investment securities portfolio, secondarily, as we continue to grow.

Investments

June 30, 2005

As of June 30, 2005, the $37.3 million in our investment securities portfolio represented approximately 12.6% of our total assets. We held U.S. Government agency securities, municipal securities, and mortgage-backed securities with a fair market value of $37.3 million, and an amortized cost of $37.6 million for an unrealized loss of $346,000.

Fair value and yields on our investments (all available for sale) on June 30, 2005 are shown in the following table based on contractual maturity dates. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Yields on municipal securities are presented on a tax equivalent basis, effective tax rate of 34% (dollars in thousands).

	As of June 30, 2005						Total
	After one but within five years		After five but within ten years		Over ten years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
U.S. Government/government sponsored agencies	$4,934	3.88%	$2,432	4.10%	—	—	$7,366	3.95%
Mortgage-backed securities	4,935	3.47%	7,880	3.86%	10,379	3.85%	23,194	3.91%
Municipal securities	—	—	2,183	5.78%	4,530	5.97%	6,713	5.90%

Total	$9,869	3.68%	$12,495	4.25%	$14,909	4.49%	$37,273	4.27%

December 31, 2004 and 2003

On December 31, 2004 and 2003, our investment securities portfolio of $36.2 million represented approximately 15.9% and 21.1%, respectively, of our earning assets. As of December 31, 2004 and 2003, we were invested in U.S. Government agency securities, mortgage-backed securities, and municipal securities with an amortized cost of $36.4 million and $36.2 million, respectively, for an unrealized loss of $257,000 and $44,000, respectively.

As a result of the strong growth in our loan portfolio and the historically low fixed rates during the past several years, we have maintained a lower than normal level of investments. As rates on investment securities rise and additional capital and deposits are obtained, we anticipate increasing the size of the investment portfolio.

Fair values and yields on our investments (all available for sale) as of December 31, 2004 are shown in the following table based on contractual maturity dates. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Yields on municipal securities are presented on a tax equivalent basis (dollars in thousands).

	As of December 31, 2004						Total
	After one but within five years		After five but within ten years		Over ten years
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
U.S. Government/ government sponsored agencies	$991	3.26%	$5,362	4.07%	$—	—	$6,353	3.95%
Mortgage-backed securities	948	3.25%	11,184	3.82%	11,739	4.08%	23,871	3.92%
Municipal securities	—	—	1,897	5.54%	4,044	5.68%	5,941	5.63%

Total	$1,939	3.26%	$18,443	4.07%	$15,783	4.49%	$36,165	4.21%

We also maintain certain equity investments required by law that are included in the consolidated balance sheets as “other assets.” The carrying amounts of these investments as of December 31, 2004, 2003, and 2002 consisted of the following (dollars in thousands):

	As of December 31,
	2004	2003	2002
Federal Reserve Bank stock	$330	$330	$330
Federal Home Loan Bank stock	1,405	475	350

No ready market exists for these stocks and they have no quoted market value. However, redemption of these stocks has historically been at par value. Accordingly, we believe the carrying amounts are a reasonable estimate of fair value.

The amortized cost and fair value of our investments (all available for sale) as of June 30, 2005 and December 31, 2004, 2003, and 2002 are shown in the following table (dollars in thousands).

	June 30, 2005		December 31, 2004		December 31, 2003		December 31, 2002
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
U.S. Government / government sponsored agencies	$7,500	$7,366	$6,500	$6,353	$9,957	$9,818	$4,032	$4,044
Mortgage-backed securities	23,476	23,195	23,998	23,871	20,334	20,435	15,395	15,715
Municipal securities	6,643	6,712	5,924	5,941	5,927	5,921	797	801

Total	$37,619	$37,273	$36,422	$36,165	$36,218	$36,174	$20,224	$20,560

Loans

Since loans typically provide higher interest yields than do other types of interest earning assets, we invest a substantial percentage of our earning assets in our loan portfolio. For the six months ended June 30, 2005, average loans were $205.7 million. Before allowance for loan losses, total loans outstanding as of June 30, 2005 were $224.9 million.

Average loans for the years ended December 31, 2004 and 2003 were $160.9 million and $112.8 million, respectively. Total loans outstanding as of December 31, 2004 and 2003 were $188.5 million and $130.4 million, respectively, before the allowance for loan losses.

We do not generally originate traditional long-term residential mortgages, but we do issue traditional second mortgage residential real estate loans and home equity lines of credit. We obtain a security interest in real estate whenever possible, in addition to any other available collateral. This collateral is taken to increase the likelihood of the ultimate repayment of the loan. Generally, we limit the loan-to-value ratio on loans we make to 80%.

The following table summarizes the composition of our loan portfolio as of June 30, 2005 and December 31, 2004 (dollars in thousands).

	June 30, 2005		December 31, 2004
	Amount	% of Total	Amount	% of Total
Commercial and industrial	$23,945	10.65%	$20,255	10.74%
Commercial secured by real estate	157,694	70.12%	104,339	55.35%
Real estate—residential mortgages	38,450	17.10%	59,322	31.47%
Installment and other consumer loans	5,223	2.32%	4,977	2.64%
Unearned income	(416)	(.19)%	(385)	(.20)%

Total loans, net of unearned income	224,895	100.00%	188,508	100.00%
Less—allowance for loan losses	(2,641)	1.17%	(2,259)	1.20%

Total loans, net	$222,254		$186,249

The following table summarizes the composition of our loan portfolio as of December 31, 2003, 2002, 2001, and 2000 (dollars in thousands).

	2003		2002		2001		2000
	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total
Commercial and industrial	$24,869	19.07%	$15,867	17.04%	$10,096	15.81%	$8,034	21.33%
Commercial secured by real estate	57,622	44.18%	53,659	57.63%	38,344	60.04%	22,017	58.45%
Real estate—residential mortgages	42,830	32.84%	19,174	20.59%	11,832	18.53%	5,251	13.94%
Installment and other consumer loans	5,342	4.10%	4,591	4.93%	3,714	5.81%	2,453	6.51%
Unearned income	(242)	(.19)%	(185)	(.19)%	(117)	(.19)%	(85)	(.23)%

Total loans, net of unearned income	130,421	100.00%	93,106	100.00%	63,869	100.00%	37,670	100.00%
Less—allowance for loan losses	(1,630)	1.25%	(1,164)	1.25%	(800)	1.25%	(471)	1.25%

Total loans, net	$128,791		$91,942		$63,069		$37,199

The principal component of our loan portfolio for all periods presented was loans secured by real estate mortgages. As the loan portfolio grows, the current mix of loans may change over time. Due to the short time our portfolio has existed, the current mix may not be indicative of the ongoing portfolio mix. We attempt to maintain a relatively diversified loan portfolio to help reduce the risk inherent in concentration of collateral.

Maturities and Sensitivity of Loans to Changes in Interest Rates

The information in the following tables is based on the contractual maturities of individual loans, including loans that may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon their maturity. Actual repayments of loans may differ from the maturities reflected below because borrowers have the right to prepay obligations with or without prepayment penalties.

The following tables summarize the loan maturity distribution by type and related interest rate characteristics as of June 30, 2005 and December 31, 2004 (dollars in thousands).

	As of June 30, 2005
	One year or less	After one but within five years	After five years	Total
Commercial	$20,386	$3,479	$80	$23,945
Real estate—construction	38,975	849	305	40,129
Real estate—mortgage	6,625	123,604	25,806	156,035
Consumer and other	2,182	2,403	617	5,202

Total loans	$68,168	$130,335	$26,808	225,311

Unearned income, net				(416)

Total loans, net of unearned income				$224,895

Loans maturing after one year with:
Fixed interest rates				$42,242

Floating interest rates				$114,902

	As of December 31, 2004
	One year or less	After one but within five years	After five years	Total
Commercial	$15,941	$4,087	$227	$20,255
Real estate—construction	9,186	11,627	274	21,087
Real estate—mortgage	26,607	91,167	24,866	142,640
Consumer and other	1,941	2,408	562	4,911

Total loans	$53,675	$109,289	$25,929	188,893

Unearned income, net				(385)

Total loans, net of unearned income				$188,508

Loans maturing after one year with:
Fixed interest rates				$36,867

Floating interest rates				$98,351

Provision and Allowance for Loan Losses

The allowance represents an amount that we believe will be adequate to absorb probable losses on existing loans that may become uncollectible. Our judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans, including consideration of factors such as the balance of impaired loans; the quality, mix and size of our overall loan portfolio; economic conditions that may affect the borrower’s ability to repay; the amount and quality of collateral securing the loans; our historical loan loss experience; and a review of specific problem loans. We adjust the amount of the allowance periodically based on changing circumstances as a component of the provision for loan losses. We charge recognized losses against the allowance and add subsequent recoveries back to the allowance.

We calculate the allowance for loan losses for specific types of loans and evaluate the adequacy on an overall portfolio basis utilizing our credit grading system which we apply to each loan. We combine our estimates of the reserves needed for each component of the portfolio, including loans analyzed on a pool basis and loans analyzed individually. The allowance is divided into two portions: (1) an amount for specific allocations on significant individual credits and (2) a general reserve amount.

We analyze individual loans within the portfolio and make allocations to the allowance based on each individual loan’s specific factors and other circumstances that affect the collectibility of the credit. Significant individual credits classified as doubtful or substandard/special mention within our credit grading system require both individual analysis and specific allocation.

Loans in the substandard category are characterized by deterioration in quality exhibited by any number of well-defined weaknesses requiring corrective action such as declining or negative earnings trends and declining or inadequate liquidity. Loans in the doubtful category exhibit the same weaknesses found in the substandard loan; however, the weaknesses are more pronounced. These loans, however, are not yet rated as loss because certain events may occur which could salvage the debt such as injection of capital, alternative financing, or liquidation of assets.

We calculate our general reserve based on a percentage allocation for each of the categories of the following unclassified loan types: real estate, commercial, consumer, and mortgage. We apply general loss factors to each category and may adjust these percentages given consideration of local economic conditions, exposure to concentrations that may exist in the portfolio, changes in trends of past due loans, problem loans and charge-offs, and anticipated loan growth. The general estimate is then added to the specific allocations made to determine the amount of the total allowance for loan losses.

The following table sets forth the breakdown of the allowance for loan losses by loan category and the percentage of loans in each category to gross loans for the six months ended June 30, 2005 (dollars in thousands). We believe that the allowance can be allocated by category only on an approximate basis. The allocation of the allowance to each category is not necessarily indicative of further losses and does not restrict the use of the allowance to absorb losses in any category.

	For the Six Months Ended June 30, 2005
Commercial	$195	10.6%
Real estate—construction	474	17.8
Real estate—mortgage	1,295	69.3
Consumer	33	2.3
Unallocated	644	N/A

Total allowance for loan losses	$2,641	100.0%

The following table sets forth the breakdown of the allowance for loan losses by loan category and the percentage of loans in each category to gross loans for the years ended December 31, 2000, 2001, 2002, 2003, and 2004 (dollars in thousands).

	As of December 31,
	2004		2003		2002		2001		2000
Commercial	$191	12.0%	$180	54.5%	$236	53.9%	$221	15.8%	$98	22.9%
Real estate—construction	343	11.2	150	6.9	138	6.4	126	5.7	101	26.0
Real estate—mortgage	1,111	74.2	926	34.5	662	34.5	332	72.7	173	44.5
Consumer	30	2.6	33	4.1	32	5.2	28	5.8	21	6.6
Unallocated	584	N/A	341	N/A	96	N/A	93	N/A	78	N/A

Total allowance for loan losses	$2,259	100.0%	$1,630	100.0%	$1,164	100.0%	$800	100.0%	$471	100.0%

The provision for loan losses has been made primarily as a result of management’s assessment of general loan loss risk after considering historical operating results, as well as comparable peer data. Our evaluation is inherently subjective as it requires estimates that are susceptible to significant change. In addition, various regulatory agencies review our allowance for loan losses through their periodic examinations, and they may require us to record additions to the allowance for loan losses based on their judgment about information available to them at the time of their examinations. Our losses will undoubtedly vary from our estimates, and there is a possibility that charge-offs in future periods will exceed the allowance for loan losses as estimated at any point in time. Please see Note 6—“Loans” in the Notes to Consolidated Financial Statements included in this prospectus for additional disclosures.

The following table summarizes the activity related to our allowance for loan losses for the six months ended June 30, 2005 (dollars in thousands).

Six Months Ended June 30, 2005
Balance, beginning of period	$2,259
Provision charged to operations	432
Loans charged-off
Commercial, financial and agricultural	(25)
Real estate—construction	—
Installment loans to individuals	(25)

Total charge-offs	(50)
Recoveries of loans previously charged-off	—

Balance, end of period	$2,641

Allowance to loans, year end	1.17%

Net charge-offs to average loans	0.05%

Non-accrual loans	$17

Past due loans in excess of 90 days on accrual status	$—

Other real estate owned	$—

The following table sets forth the changes in the allowance for loan losses for each of the years in the five-year period ended December 31, 2004 (dollars in thousands).

	As of December 31,
	2004	2003	2002		2001	2000
Balance, beginning of year	$1,630	$1,164		$800	$471	$—
Provision charged to operations	679	519		418	336	471
Loans charged-off
Commercial, financial and agricultural	(9)	(37)		(34)	—	—
Real estate-construction	—	—		(8)	—	—
Installment loans to individuals	(43)	(16)		(12)	(7)

Total charge-offs	(52)	(53)		(54)	(7)	—
Recoveries of loans previously charged-off	2	—		—	—	—

Balance, end of period	$2,259	$1,630		$1,164	$800	$471

Allowance to loans, year end	1.20%	1.25%		1.25%	1.25%	1.25%

Net charge-offs to average loans	0.03%	0.05%		0.07%	0.01%	—

Non-accrual loans	$49	$257	$		$48	$—

Past due loans in excess of 90 days on accrual status	$—	$—		$—	$—	$—

Other real estate owned	$—	$—		$—	$—	$—

Generally, a loan is placed on nonaccrual status when it becomes 90 days past due as to principal or interest, or when management believes, after considering economic and business conditions and collection efforts, that the borrower’s financial condition is such that collection of the loan is doubtful. A payment of interest on a loan that is classified as nonaccrual is recognized as income when received.

Deposits

Our primary source of funds for loans and investments is our deposits. National and local market trends over the past several years suggest that consumers have moved an increasing percentage of discretionary savings funds into investments such as annuities, stocks, and fixed income mutual funds. Accordingly, it has become more difficult to attract deposits.

The following table shows the average balance amounts and the average rates paid on deposits held by us for the six months ended June 30, 2005 (dollars in thousands).

	June 30, 2005
	Amount	Rate
Demand deposit accounts	$16,229	—
NOW accounts	21,140	1.41%
Money market and savings accounts	38,934	2.28%
Time deposits	129,349	3.05%

Total deposits	$205,652	2.50%

The following table shows the average balance amounts and the average rates paid on deposits held by us for the years ended December 31, 2004, 2003, and 2002 (dollars in thousands).

	2004		2003		2002
	Amount	Rate	Amount	Rate	Amount	Rate
Demand deposit accounts	$15,641	—	$12,206	—	$8,647	—
NOW accounts	19,026	0.59%	17,799	0.86%	13,363	1.49%
Money market and savings accounts	18,926	0.90%	14,156	0.82%	12,098	1.33%
Time deposits	121,434	2.56%	92,301	2.82%	58,496	3.50%

Total deposits	$175,027	1.94%	$136,462	2.10%	$92,604	2.60%

Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for our loan portfolio and other earning assets. Our core deposits were $175.7 million, $132.9 million, $111.7 million, and $94.2 million as of June 30, 2005, December 31, 2004, 2003, and 2002, respectively.

The maturity distribution of our time deposits of $100,000 or more as of June 30, 2005 and December 31, 2004 is as follows (dollars in thousands):

	June 30, 2005	December 31, 2004
Three months or less	$11,065	$19,700
Over three through six months	7,081	11,968
Over six through twelve months	13,165	16,806
Over twelve months	35,463	10,416

Total	$66,774	$58,890

The increase in time deposits of $100,000 or more for the six months ended June 30, 2005 as compared to the balance as of December 31, 2004 primarily resulted from the utilization of deposits that were obtained from municipal depositors and brokered certificates of deposit from outside of our primary market.

Other Interest-Bearing Liabilities

The following table outlines our various sources of borrowed funds during the six months ended June 30, 2005 and the years ended December 31, 2004 and 2003, the amounts outstanding as of the end of each period, at the maximum point for each component during the periods and on average for each period, and the average interest rate that we paid for each borrowing source. The maximum balance represents the high indebtedness for each component of borrowed funds at any time during each of the periods shown. See Note 10—“FHLB Advances” and Note 13—“Junior Subordinated Debentures” in the Notes to Consolidated Financial Statements included in this prospectus for additional disclosures related to these types of borrowings (dollars in thousands).

	Ending Balance	Period- End Rate	Maximum Balance	Average for the Period
				Balance	Rate
As of or for the Six Months Ended June 30, 2005
Federal Home Loan Bank advances	$30,305	3.17%	$30,471	$26,154	3.00%
Federal funds purchased	—	—	23,532	2,577	3.18%
Junior subordinated debentures	$6,186	5.82%	$6,186	$6,186	5.63%

As of or for the Year Ended December 31, 2004
Federal Home Loan Bank advances	$23,079	2.60%	$23,114	$13,657	1.97%
Federal funds purchased	—	—	7,250	549	1.82%
Junior subordinated debentures	$6,186	5.04%	$6,186	$5,155	4.58%

As of or for the Year Ended December 31, 2003
Federal Home Loan Bank advances	$9,500	2.27%	$9,500	$8,436	1.81%
Federal funds purchased	—	—	—	—	—
Junior subordinated debentures	$3,093	3.92%	$3,093	$102	3.92%

As of or for the Year Ended December 31, 2002
Federal Home Loan Bank advances	$7,000	1.72%	$7,000	$2,777	2.38%
Federal funds purchased	—	—	—	—	—
Junior subordinated debentures	$—	—	$—	$—	—

As of June 30, 2005, December 31, 2004, 2003, and 2002 we had short-term lines of credit with correspondent banks to purchase unsecured federal funds totaling $23.5 million, $19.5 million, $5.4 million, and $5.0 million, respectively. The interest rate on any borrowings under these lines would be the prevailing market rate for federal funds purchased.

Capital Resources

As of June 30, 2005, total shareholders’ equity was $15.1 million. The increase during the first six months of 2005 resulted from the $1.2 million of net income earned during the first six months and an increase in the unrealized loss on investment securities, net of tax.

As of June 30, 2005, the unrealized loss on securities available for sale was recorded to reflect the change in the market value of these securities since December 31, 2004. We believe that the deterioration in value is attributable to changes in market interest rates, not in credit quality, and we consider these unrealized losses to be temporary. We use the securities available for sale to pledge as collateral to secure public deposits and for other purposes required or permitted by law, including as collateral for FHLB advances outstanding. Due to availability of numerous liquidity sources, we believe that we have the capability to hold these securities to maturity and do not anticipate the need to liquidate the securities and realize the related loss. See the “Liquidity” section for a more detailed discussion of our available liquidity sources. We currently expect that we will have sufficient cash flow to fund ongoing operations.

Total shareholders’ equity amounted to $13.9 million and $12.2 million on December 31, 2004 and 2003, respectively. The increase between 2003 and 2004 resulted from the net income earned during 2004, net of the increase in the unrealized loss on securities available for sale during 2004.

The following table shows the return on average assets (net income divided by average total assets), return on average equity (net income divided by average equity), and equity to assets ratio (average equity divided by average total assets) for the six months ended June 30, 2005 and the years ended December 31, 2004 and 2003:

	June 30, 2005	December 31, 2004	December 31, 2003
Return on average assets	0.93%	0.87%	0.58%
Return on average equity	16.42%	13.87%	7.68%
Equity to assets ratio	5.10%	5.89%	6.77%

The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance sheet exposures, adjusted for risk weights ranging from 0% to 100%. The Federal Reserve guidelines also contain an exemption from the capital requirements for bank holding companies with less than $150 million in consolidated assets. We exceeded $150 million in assets during 2003 and became subject to these guidelines during that year.

Under the capital adequacy guidelines, capital is classified into two tiers. These guidelines require an institution to maintain a certain level of Tier 1 and Tier 2 capital to risk-weighted assets. Tier 1 capital consists of common stockholders’ equity, excluding the unrealized gain or loss on securities available for sale, minus certain intangible assets plus trust preferred securities up to 25% of Tier 1 capital with the excess being treated as Tier 2 capital. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100% based on the risks believed inherent in the type of asset. Tier 2 capital consists of Tier 1 capital plus the general reserve for loan losses subject to certain limitations. The bank is also required to maintain capital at a minimum level based on total average assets, which is known as the Tier 1 leverage ratio.

On December 19, 2003, FNSC Capital Trust I, a subsidiary of our holding company, was formed to issue $3 million in floating rate trust preferred securities. On April 30, 2004, FNSC Statutory Trust II was formed to issue an additional $3 million in floating rate trust preferred securities. Under the provisions of Financial Accounting Standards Board, or “FASB,” Interpretation No. 46, we were required to deconsolidate these entities from our consolidated financial statements as of December 31, 2004. The trust preferred securities qualify as Tier 1 capital up to 25% or less of Tier 1 capital with the excess includable as Tier 2 capital.

We are both subject to various regulatory capital requirements administered by the federal banking agencies. Under these capital guidelines, we must maintain a minimum total risk-based capital of 8%, with at least 4% being Tier 1 capital. In addition, we must maintain a minimum Tier 1 leverage ratio of at least 4%. To be considered “well-capitalized,” we must maintain total risk-based capital of at least 10%, Tier 1 capital of at least 6%, and a leverage ratio of at least 5%.

The following table sets forth the company’s and the bank’s various capital ratios as of June 30, 2005 and as of December 31, 2004 and 2003. For all periods, the bank was considered “well-capitalized” and the company met or exceeded its applicable regulatory capital requirements.

	June 30, 2005		December 31, 2004		December 31, 2003
	Holding Company	Bank	Holding Company	Bank	Holding Company	Bank
Total risk-based capital	11.23%	10.59%	12.21%	11.83%	12.91%	12.28%
Tier 1 risk-based capital	8.83%	9.38%	10.04%	10.57%	11.64%	11.02%
Leverage capital	7.01%	7.66%	7.90%	8.34%	8.65%	8.20%

As of June 30, 2005, we did not have any significant firm commitments outstanding for capital expenditures. However, we have received regulatory approval to open a full service banking office in Mount Pleasant, South Carolina. We anticipate related capital expenditures in the near future to be approximately $250,000.

Effect of Inflation and Changing Prices

The effect of relative purchasing power over time due to inflation has not been taken into effect in our financial statements. Rather, the statements have been prepared on an historical cost basis in accordance with generally accepted accounting principles in the United States.

Unlike most industrial companies, the assets and liabilities of financial institutions such as our holding company and bank are primarily monetary in nature. Therefore, the effect of changes in interest rates will have a more significant impact on our performance than will the effect of changing prices and inflation in general. In addition, interest rates may generally increase as the rate of inflation increases, although not necessarily in the same magnitude. As discussed previously, we seek to manage the relationships between interest-sensitive assets and liabilities in order to protect against wide rate fluctuations, including those resulting from inflation.

Off-Balance Sheet Risk

Through the operations of our bank, we have made contractual commitments to extend credit in the ordinary course of our business activities to meet the financing needs of customers. Such commitments involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amount recognized in the balance sheets. These commitments are legally binding agreements to lend money at predetermined interest rates for a specified period of time and generally have fixed expiration dates or other termination clauses. We use the same credit and collateral policies in making these commitments as we do for on-balance sheet instruments.

We evaluate each customer’s creditworthiness on a case-by-case basis and obtain collateral, if necessary, based on our credit evaluation of the borrower. In addition to commitments to extend credit, we also issue standby letters of credit that are assurances to a third party that they will not suffer a loss if our customer fails to meet its contractual obligation to the third party. The credit risk involved in the underwriting of letters of credit is essentially the same as that involved in extending loan facilities to customers.

As of June 30, 2005 and December 31, 2004 and 2003, we had issued commitments to extend credit of $65.4 million, $47.9 million, and $32.6 million, respectively, through various types of commercial and consumer lending arrangements, of which the majority are at variable rates of interest. Standby letters of credit totaled $635,000, $605,000, and $75,000 on June 30, 2005, December 31, 2004, and December 31, 2003, respectively. Past experience indicates that many of these commitments to extend credit will expire unused. However, we believe that we have adequate sources of liquidity to fund commitments that may be drawn upon by borrowers.

Except as disclosed in this prospectus, we are not involved in off-balance sheet contractual relationships, unconsolidated related entities that have off-balance sheet arrangements, or transactions that could result in liquidity needs or other commitments or could significantly impact earnings.

Liquidity

Liquidity management involves monitoring our sources and uses of funds in order to meet our day-to-day cash flow requirements while maximizing profits. Liquidity represents the ability of a company to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Liquidity management is made more complicated because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of the investment portfolio is fairly predictable and subject to a high degree of control at the time the investment decisions are made. However, net deposit inflows and outflows are far less predictable and are not subject to nearly the same degree of control.

As of June 30, 2005, December 31, 2004, and 2003, our liquid assets, consisting of cash and due from banks, interest-bearing bank balances and federal funds sold, amounted to $23.5 million, $3.3 million, and $6.7 million representing 7.98%, 1.40%, and 3.70% of total assets, respectively. Investment securities provide a secondary source of liquidity, net of amounts pledged for deposits. Our ability to maintain and expand our deposit base and borrowing capabilities also serves as a source of liquidity.

We plan to meet our future cash needs through the proceeds of this offering, the liquidation of temporary investments, the maturities of loans and investment securities, and the generation of deposits. In addition, the bank maintains federal funds purchased lines of credit with correspondent banks that totaled $23.5 million as of June 30, 2005. The bank is also a member of the Federal Home Loan Bank of Atlanta from which application for borrowings can be made for leverage purposes, if so desired. We believe that our existing stable base of core deposits along with continued growth in this deposit base will enable us to meet our long-term liquidity needs.

Interest Rate Sensitivity

Asset/liability management is the process by which we monitor and control the mix and maturities of our assets and liabilities. The essential purposes of asset/liability management are to ensure adequate liquidity and to maintain an appropriate balance between interest-sensitive assets and liabilities to minimize potentially adverse impacts on earnings from changes in market interest rates. The bank’s asset/liability management committee (“ALCO”) monitors and considers methods of managing exposure to interest rate risk. The ALCO consists of members of the board of directors and senior management of the bank and meets quarterly. The ALCO is charged with the responsibility to maintain the level of interest rate sensitivity of the bank’s interest-sensitive assets and liabilities within board-approved limits.

The following table sets forth information regarding our interest rate sensitivity as of June 30, 2005 for each of the time intervals indicated. The information in the table may not be indicative of our interest rate sensitivity position at other points in time. In addition, the maturity distribution indicated in the table may differ from the contractual maturities of the earning assets and interest-bearing liabilities presented due to consideration of prepayment speeds under various interest rate change scenarios in the application of the interest rate sensitivity methods described above (dollars in thousands).

	Within three months	After three but within twelve months	After one but within five years	After five years	Total
Interest earning assets:

Federal funds sold and other	$20,740	$—	$—	$—	$20,740
Investment securities	1,148	4,818	12,792	18,515	37,273
Loans	188,519	9,258	20,411	6,707	224,895

Total earning assets	$210,407	$14,076	$33,203	$25,222	$282,908

Interest-bearing liabilities:

NOW accounts	10,845	—	12,731	—	23,576
Money market and savings	29,167	—	7,753	—	36,920
Time deposits	58,758	36,633	59,122	—	154,513
FHLB advances	—	1,750	28,555	—	30,305
Junior subordinated debentures	6,186	—	—	—	6,186

Total interest-bearing liabilities	$104,956	$38,383	$108,161	$—	$251,500

Period gap	$105,451	$(24,307)	$(74,958)	$25,222	$31,408
Cumulative gap	105,451	81,144	6,186	31,408	31,408
Ratio of cumulative gap to total earning assets	37.22%	28.64%	2.19%	11.10%

The following table sets forth information regarding our interest rate sensitivity, as of December 31, 2004, at each of the time intervals described below (dollars in thousands).

	Within three months	After three but within twelve months	After one but within five years	After five years	Total
Interest earning assets:

Federal funds sold and other	$880	$—	$—	$—	$880
Investment securities	5,829	5,982	5,462	18,892	36,165
Loans	159,498	6,020	16,775	6,215	188,508

Total earning assets	166,207	12,002	22,237	25,107	225,553

Interest-bearing liabilities:

NOW accounts	12,184	—	6,576	—	18,760
Money market & savings	16,439	—	9,870	—	26,309
Time deposits	86,274	28,785	15,988	—	131,047
FHLB advances	—	12,250	10,829	—	23,079
Junior subordinated debentures	6,186	—	—	—	6,186

Total interest-bearing liabilities	$121,083	$41,035	$43,263	$—	$205,381

Period gap	$45,124	$(29,033)	$(21,026)	$25,107	$20,172
Cumulative gap	45,124	16,091	(4,935)	20,172	20,172
Ratio of cumulative gap to total earning assets	20.01%	7.13%	(2.19)%	8.94%

Market Risk

Market risk is the risk of loss from adverse changes in market prices and rates that principally arises from interest rate risk inherent in our lending, investing, deposit gathering, and borrowing activities. Other types of market risks, such as foreign currency exchange rate risk and commodity price risk, do not normally arise in the normal course of our business. We actively monitor and manage our interest rate risk exposure.

The principal interest rate risk monitoring technique we employ is the measurement of our interest sensitivity “gap,” which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in this same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates. We generally would benefit from increasing market rates of interest when we have an asset-sensitive gap position and generally would benefit from decreasing market rates of interest when we are liability-sensitive.

On June 30, 2005, we were asset sensitive over a one-year time frame. However, our gap analysis is not a precise indicator of our interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on non-core deposits. Net interest income may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities.

Recently Issued Accounting Pronouncements

The following is a summary of recent authoritative pronouncements that affect accounting, reporting, and disclosure of financial information.

In April 2005, the SEC’s Office of the Chief Accountant and its Division of Corporation Finance released Staff Accounting Bulletin (“SAB”) No. 107 to provide guidance regarding the application of Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123(R)”). SFAS No. 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SAB No. 107 provides interpretive guidance related to the interaction between SFAS No. 123(R) and certain SEC rules and regulations, as well as the staff’s views regarding the valuation of share-based payment arrangements for public companies. SAB No. 107 also reminds public companies of the importance of including disclosures within filings made with the SEC relating to the accounting for share-based payment transactions, particularly during the transition to SFAS No. 123(R).

In December 2004, the FASB issued SFAS No. 123(R). SFAS No. 123(R) will require companies to measure all employee stock-based compensation awards using a fair value method and record such expense in its financial statements. In addition, the adoption of SFAS No. 123(R) requires additional accounting and disclosure related to the income tax and cash flow effects resulting from share-based payment arrangements. SFAS No. 123(R) is effective beginning as of the first annual reporting period beginning after December 15, 2005. The adoption of SFAS No. 123(R) is not expected to have a material impact on the company’s financial condition or results of operations. The effect of adoption, if any, will be measured and recognized in the statement of operations on the date of adoption.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

MANAGEMENT

Directors, Executive Officers, and Other Significant Employees

The following table sets forth information about our directors, executive officers, and other significant employees as of the date of this prospectus. Our articles of incorporation provide for a classified board of directors, so that, as nearly as possible, one-third of the directors are elected each year to serve three-year terms. The terms of the Class I directors will expire at the 2006 annual shareholders meeting, the terms of the Class II directors will expire at the 2007 annual shareholders meeting, and the terms of the Class III directors will expire at the 2008 annual shareholders meeting. Executive officers serve at the discretion of our board of directors. Each director was first appointed in 1999 in connection with our incorporation and is also a director of First National Bank of the South.

Directors	Class	Year Term Expires	Position(s) Held
C. Dan Adams	III	2008	Director
Mellnee G. Buchheit	I	2006	Director
Jerry L. Calvert	I	2006	Vice Chairman of the Board
Martha C. Chapman	III	2008	Director
W. Russel Floyd, Jr.	I	2006	Director
Dr. C. Tyrone Gilmore, Sr.	III	2008	Director
Dr. Gaines W. Hammond, Jr.	II	2007	Chairman of the Board
Benjamin R. Hines	II	2007	Director
William A. Hudson.	I	2006	Director
Norman F. Pulliam.	I	2006	Director, Chairman Emeritus of the Board
Peter E. Weisman	II	2007	Director
Donald B. Wildman	II	2007	Director
Coleman L. Young, Jr.	III	2008	Director

Executive Officers			Position(s) Held
Jerry L. Calvert			President and Chief Executive Officer
Kitty B. Payne			Executive Vice President and Chief Financial Officer
Robert W. Murdoch, Jr.			Executive Vice President and Retail Banking Manager
David H. Zabriskie			Executive Vice President, Senior Lending Officer, and CRA Officer

Other Significant Employees			Position(s) Held
E. Fred Moore			Senior Vice President of Risk Management
Rudy H. Gill			Market President, Charleston

C. Dan Adams, 45, has been the president and principal owner of The Capital Corporation of America, Inc., an investment banking company located in Spartanburg, since 1991. He is also president and owner of The Capital Finance Group, Inc., a merger and acquisitions company located in Spartanburg. Mr. Adams graduated from the University of South Carolina-Upstate in 1983 with a degree in business administration. He graduated in 1989 from The Banking School of the South at Louisiana State University and is a Certified Commercial Investment member.

Mellnee G. Buchheit, 57, has been the president of Buchheit News Management, Inc., a firm specializing in media investments, since 1993. She also serves as a director for Wayne Printing Co., Inc. and Hometown News, Inc. Ms. Buchheit graduated from Winthrop University with a degree in education in 1969.

Jerry L. Calvert, 56, is the president and chief executive officer of First National Bancshares, Inc. and the First National Bank of the South. He is a native of South Carolina and has over 30 years of banking experience in the Greenville and Spartanburg markets. Mr. Calvert was the senior vice president and regional manager for American Federal Bank from 1984 until March 1999, when he resigned to help organize First National Bank of the South. Mr. Calvert is a retired lieutenant colonel in the U.S. Marine Reserves and a Vietnam veteran. Mr. Calvert graduated from Wofford College in 1974 with a bachelor of arts degree in economics.

Martha Cloud Chapman, 82, graduated from the University of North Carolina—Greensboro in 1942 with a degree in art. Ms. Chapman previously was the first female board member of the Spartanburg County Foundation, the South Carolina Development Board, and the South Carolina Mining Council, and she served as the chairperson of Governor Jim Edward’s Inaugural Ball.

W. Russel Floyd, Jr., 55, has been the president of W. R. Floyd Services, Inc., a funeral home and cemetery operation located in Spartanburg, since 1978. He has also served as the president of Westwood Memorial Gardens, Inc., a cemetery located in Spartanburg, and the vice president of Piedmont Crematory since 1980. He also has served as the president of Business Communications, Inc., a local provider of telephone services and equipment, since 1984. Mr. Floyd graduated from the University of North Carolina—Chapel Hill in 1972 with a bachelor of science degree in business administration, and he received a bachelor of arts degree in psychology from the University of North Carolina—Charlotte in 1977.

Dr. C. Tyrone Gilmore, Sr., 62, is vice president/customer relations at Compass Learning, Inc. He graduated from Livingstone College in 1965 with a bachelor of arts degree. Dr. Gilmore earned his Master’s degree in 1971 from Converse College and received his Ed. S. in Educational Administration studies in 1976 from the University of South Carolina—Spartanburg.

Dr. Gaines W. Hammond, Jr., 56, is the chairman of our board of directors. Dr. Gaines is an urologist practicing in Spartanburg since 1980 when he founded Hammond Urology, P.A. Dr. Hammond graduated from Washington & Lee University in 1971 and from the Medical University of South Carolina in 1974 and received surgery and urologic training at Indiana University.

Benjamin R. Hines, 49, has been president of Spencer/Hines Properties, a commercial real estate firm located in Spartanburg, since 1986. Mr. Hines graduated from Wofford College in 1978 with a bachelor’s degree in economics.

William A. Hudson, 70, founded Diversco, Inc., an outsourcing and contract services business located in Spartanburg, in 1969. Since 1969, Mr. Hudson has held various positions with Diversco, including chairman and chief executive officer; he is currently vice chairman of Diversco. He graduated from Clemson University in 1959 with a bachelor of science degree in education.

Norman F. Pulliam, 62, served as our chairman of the board from the inception of the company until June 2005, and now serves as chairman emeritus. He is a graduate of Clemson University and Harvard University Graduate School of Business Administration.

Peter E. Weisman, 67, is an owner and managing member of Peter Weisman/Kinney Hill Associates, LLC, a real estate development company established in 1989 and located in Spartanburg. Mr. Weisman has also been a general partner of P & J Realty Co., a real estate development company located in New York, New York, since 1969. He graduated from the University of Pennsylvania in 1961 with a degree in architecture.

Donald B. Wildman, 55, is a managing partner of the law firm of Johnson, Smith, Hibbard, and Wildman, LLP. Mr. Wildman has been a transactions attorney with the firm since 1974. He graduated from Wofford College in 1971 with a bachelor of arts degree and received his juris doctor from the University of South Carolina School of Law in 1974.

Coleman L. Young, Jr., 48, has been the president of CLY, Inc., a dry cleaning business located in Spartanburg, since 1994. Mr. Young also serves as property manager for Coleman Young Family Limited Partnership, a real estate development company. Mr. Young graduated from Clemson University in 1979 with a bachelor of science degree.

Kitty B. Payne, CPA, 34, is executive vice president and chief financial officer of First National Bancshares, Inc. and First National Bank of the South. She has over 13 years of experience in the financial services industry, including seven years with KPMG LLP as a senior tax manager where she worked extensively with community banks in the Carolinas. Ms. Payne received her bachelor’s degree in financial management and accounting from Clemson University in 1992.

Robert W. Murdoch, Jr., 60, is executive vice president and the retail banking manager of First National Bank of the South. He is a native of South Carolina and has over 35 years of experience in the financial services industry. Mr. Murdoch was vice president and executive officer with Spartanburg National Bank from August 1988 until February 2000, when he resigned to join First National Bank of the South. Mr. Murdoch is a 1987 graduate of the Banker’s School of the South at Louisiana State University.

David H. Zabriskie, 44, is our executive vice president, senior lending officer, and CRA officer. He has over 18 years of experience in the financial services industry, including 15 years in commercial lending. Mr. Zabriskie has also served as a bank examiner for the OCC and the OTS. Mr. Zabriskie received his bachelor’s degree in business administration from Furman University in 1984.

E. Fred Moore, 46, is our senior vice president of risk management. He has over 19 years of experience in administrative banking and finance, including credit administration and compliance. Mr. Moore was employed with American Federal as a senior credit analyst until 2000, when he resigned to join First National Bank of the South. He graduated from University of South Carolina in 1982 with a bachelor’s degree in business economics.

Rudy H. Gill, 39, is market president for the Charleston market. He has over 14 years of experience in the financial services industry, primarily in the Charleston market. Mr. Gill was most recently employed by Carolina First Bank in Mount Pleasant as vice president and city executive until 2004, when he resigned to join First National Bank of the South. He graduated from Clemson University in 1988 with a bachelor of science degree in administration management. Mr. Gill is also a graduate of The Bankers School of the South at Louisiana State University.

Committees

Our board of directors has appointed audit, compensation, and nominations committees. The audit committee is currently composed of Coleman L. Young, Jr., Mellnee Buchheit, Dr. C. Tyrone Gilmore, Sr., William A. Hudson, C. Dan Adams, and W. Russel Floyd, Jr. Each of these members is considered independent under Rule 4350 of the National Association of Securities Dealers’ listing standards.

The audit committee does not include an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission as no individual committee member meets the five attributes and qualifies as an “audit committee financial expert”. However, we believe that our committee members collectively are capable of (i) understanding generally accepted accounting principles (“GAAP”) and financial statements, (ii) assessing the general application of GAAP in connection with the accounting for estimates, accruals and reserves, (iii) analyzing and evaluating our financial statements, (iv) understanding internal controls and procedures for financial reporting, and (v) understanding audit committee functions, all of which are attributes of an audit committee financial expert under the rule adopted by the SEC. However, to qualify as an audit committee financial expert under these new rules, an individual must also have experience preparing, auditing, analyzing, or evaluating financial statements for a company similar to ours, such as a former chief financial officer or auditor of a community bank. The board believes that each current member of our audit committee is qualified to monitor the performance of management, the public disclosures by the company of its financial condition and performance, our internal accounting operations, and our independent auditors. At the present, we have no plans to add a new board member that qualifies as an audit committee financial expert.

The audit committee functions are set forth in its charter. The audit committee is responsible for reviewing financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. The committee is directly responsible for the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor’s audit plans, and reviews with the independent auditors the results of the audit and management’s responses. The audit committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. The audit committee reports its findings to the board of directors.

Our compensation committee is currently composed of Gaines W. Hammond, Jr., William A. Hudson, Mellnee Buchheit, Martha C. Chapman, Norman F. Pulliam, and Coleman L. Young, Jr. The compensation committee has the responsibility of approving the compensation plan for our employees generally and specific compensation for all executive officers. The compensation committee also reviews all benefit plans and annually reviews the performance of the chief executive officer without his participation.

Our nominations committee is currently composed of Gaines W. Hammond, Jr., C. Dan Adams, W. Russel Floyd, Jr., Coleman L. Young, Jr., and William A. Hudson. The nominations committee’s primary purposes are: (1) to identify, screen, recruit, and nominate director candidates to the board of directors; (2) develop, recommend, and oversee corporate governance policies of the Company; and (3) establish and administer processes to evaluate the effectiveness of the board of directors, committees, and management.

Executive Officer Compensation

The following table shows the compensation we paid for the years ended December 31, 2002 through 2004 to our chief executive officer and president and for all other executives who earned over $100,000 for the year ended December 31, 2004. The below-referenced officers are referred to as our named executive officers.

	Annual Compensation(1)			All Other Compensation(3)
Name and Principal Position	Year	Salary	Bonus(2)
Jerry L. Calvert	2004	$153,375	$80,000	$6,381
President and Chief Executive	2003	132,001	66,843	6,678
Officer of the Company and the Bank	2002	121,290	31,256	3,603

Kitty B. Payne	2004	$103,562	$51,328	$3,107
Executive Vice President and	2003	98,875	31,000	3,536
Chief Financial Officer of the Company and the Bank	2002	90,738	19,000	1,361

Robert W. Murdoch, Jr.	2004	$96,165	$47,300	$2,894
Executive Vice President of the Bank	2003	91,804	27,000	3,230
	2002	84,505	15,500	1,281

David H. Zabriskie	2004	$109,000	$54,880	$1,111
Executive Vice President of the Bank	2003	98,901	31,000	1,769
	2002	90,738	19,000	681

(1)	Executive officers also receive indirect compensation in the form of certain perquisites and other personal benefits that did not exceed the lesser of $50,000 or 10% of the executive’s annual salary and bonus.

(2)	Bonuses awarded for the fiscal year were paid in the subsequent fiscal year.

(3)	The amount for Mr. Calvert for 2004 is comprised of (i) $1,780 in term life insurance premiums, not generally available to other employees, paid by us on behalf of Mr. Calvert and (ii) $4,601 contributed to the First National Retirement Savings Plan to match Mr. Calvert’s pre-tax deferral contributions, which have fully vested. Amounts for all other executives represent amounts contributed to the First National Retirement Savings Plan to match pre-tax deferral contributions, which were fully vested as of March 1, 2005.

Option Grants in Last Fiscal Year

In 2004, we granted options to purchase an aggregate of 16,250 shares of our common stock to employees at an exercise price equal to the market value of our common stock on the date of the grant. The shares were granted pursuant to the First National Bancshares, Inc. 2000 Stock Incentive Plan, approved by our board of directors and shareholders. We may grant options to purchase a total of 270,000 shares of common stock under the plan to our officers, directors, and employees. The number of stock options reflects the 3-for-2 stock split distributed on March 1, 2004. In 2004, we did not grant any named executive officers options to purchase shares of our common stock.

Aggregated Option Exercise and Year-end Option Values

Our named executive officers did not exercise any options during 2004.

Name	Number of Unexercised Securities Underlying Options at Fiscal Year End (1)		Value of Unexercised In-the-Money Options at Fiscal Year End (2)
	Exercisable	Unexercisable	Exercisable	Unexercisable
Jerry L. Calvert	96,000	24,000	$1,903,680	$475,920
Kitty B. Payne	12,900	3,600	$255,330	$71,070
Robert W. Murdoch, Jr.	12,900	3,600	$255,330	$71,070
David H. Zabriskie	12,900	3,600	$255,330	$71,070

(1)	The number of unexercised securities underlying options reflects the 3-for-2 stock split distributed on March 1, 2004.

(2)	The values shown equal the difference between the exercise price of unexercised in-the-money options and the closing market price of the underlying common stock at December 31, 2004 of $26.50 per share. We determined the market value by using the last trade of which we are aware on or before December 31, 2004. Options are in-the-money if the fair market value of the common stock exceeds the exercise price of the option.

Director Compensation

Our outside directors receive $500 for each board meeting attended and $300 for each committee meeting attended.

Employment Agreements

On September 10, 2004, the company and the bank, entered into an employment agreement with Jerry L. Calvert to serve as the president and chief executive officer of the company and the bank. This agreement is for a term of three years and is extended automatically at the end of each year so that the remaining term continues to be three years; however, Mr. Calvert or the company may at any time fix the term to a finite period of three years. Under the agreement, Mr. Calvert will receive a base salary of $160,000 per year, which may be increased from time to time with the approval of the compensation committee of the board of directors. He is eligible to receive an annual cash bonus of up to 50% of his base salary based on the accomplishment of performance goals established by the compensation committee of the board of directors. Mr. Calvert is entitled to a term life insurance policy in the amount of $500,000 payable to his designated beneficiaries with an additional death benefit of $500,000 payable to the bank and an accident liability policy totaling $1,000,000. Mr. Calvert is entitled to an automobile or an automobile allowance and payment of his club dues and to participate in all employee benefit plans or programs of the company and the bank. During his employment and for a period of one year thereafter, or during any period that Mr. Calvert is receiving a severance payment under the agreement (unless Mr. Calvert terminates his employment for good reason, as defined in Mr. Calvert’s employment agreement), he is prohibited from (a) competing with the company or the bank within a radius of 40 miles of the main office or any branch or loan production office; (b) soliciting the company’s or the bank’s customers for a competing business; or (c) soliciting the company’s or the bank’s employees for a competing business.

If we terminate the employment agreement for Mr. Calvert without cause, as defined in Mr. Calvert’s employment agreement, or if Mr. Calvert terminates his agreement for good reason, as defined in Mr. Calvert’s employment agreement, within the 90-day period beginning on the 30th day after a change in control, as defined in Mr. Calvert’s employment agreement, or within the 90-day period beginning on the first anniversary of a change in control, he will be entitled to severance in an amount equal to his then current monthly base salary multiplied by 36 (24 for a termination without cause), continuation of his life, health, and disability insurance benefits for 36 months (24 months for a termination without cause), any bonus that may have been earned or accrued through the date of termination (including any amounts awarded for previous years but that were not yet vested) and a pro rata share of any bonus with respect to the current fiscal year which may have been earned as of the date of termination. In addition, if Mr. Calvert terminates his agreement for good reason following a change of control, he is entitled to immediate vesting of any outstanding incentive awards.

On January 31, 2005, the company and the bank, entered into employment agreements with each of Kitty B. Payne, Robert W. Murdoch, Jr., and David H. Zabriskie. Pursuant to the agreements, Ms. Payne serves as an executive vice president and the chief financial officer of the company and the bank and receives an annual base salary of $104,750; Mr. Murdoch serves as an executive vice president and retail banking manager of the bank and receives an annual base salary of $96,530; and David Zabriskie serves as an executive vice president and senior lending officer of the bank and receives an annual base salary of $112,000. Each executive’s annual base salary may be increased with the approval of the Compensation Committee of the board of directors.

Each agreement is for a term of two years and is extended automatically at the end of each year so that the remaining term continues to be two years; however, the executive or the company may at any time fix the term to two years. Each executive is entitled to payment of his or her club dues and to participate in all employee benefit plans or programs of the company and the bank. In addition, Messrs. Murdoch and Zabriskie are entitled to an automobile or an automobile allowance. During each executive’s employment and for a period of one year thereafter (unless the executive terminates his or her employment for good reason, as defined in their respective employment agreements), each executive is prohibited from (a) competing with the company or the bank within a radius of 30 miles or any office or branch of the bank; (b) soliciting the company’s or bank’s customers for a competing business; or (c) soliciting the company’s or the bank’s employees for a competing business. Notwithstanding the foregoing, each executive may serve as an officer of or consultant to a depository institution or holding company with offices in the restricted territory, if such employment does not involve the restricted territory. In consideration for the restrictive covenants, each executive received an option to purchase 2,500 shares of the company’s common stock with an exercise price of $25.50 per share.

If we terminate the employment agreements for Ms. Payne or Messrs. Murdoch and Zabriskie without cause, as defined in their respective employment agreements, or if Ms. Payne or Messrs. Murdoch and Zabriskie terminate their agreement for good reason within the 90-day period beginning on the 30th day after a change in control, as defined in their respective employment agreements, they will be entitled to severance in an amount equal to their then current monthly base salary multiplied by 12, continuation of their life, health, and disability insurance benefits for one year, any bonus that may have been earned or accrued through the date of termination (including any amounts awarded for previous years but that were not yet vested) and a pro rata share of any bonus with respect to the current fiscal year that may have been earned as of the date of termination. In addition, if the executive terminates the agreement for good reason following a change of control, the executive is entitled to immediate vesting of any outstanding incentive awards.

First National Bancshares, Inc. 2000 Stock Incentive Plan

The First National Bancshares, Inc. 2000 Stock Incentive Plan (the “Plan”) authorizes the issuance of up to 270,000 shares of our common stock (as adjusted for the 3-for-2 stock split on March 1, 2004). Awards under the Plan may be made to our employees and directors consisting of incentive and non-qualified stock options. The options may also contain a reload feature. Each award agreement will specify the number and type of award, together with any other terms and conditions as determined by the compensation committee of the board of directors. In structuring the terms of the options, the compensation committee is required to follow the guidelines set forth in the FDIC statement of policy relating to applications for deposit insurance. Such guidelines state that the terms of the options should encourage each recipient to maintain their involvement with us by having the options vest proportionately over three years and expire shortly after the recipient’s involvement with us ceases. The board of directors may terminate the Plan at any time and may amend the Plan at any time except that the board of directors may not increase the total number of shares issuable as incentive options or change the class of employees eligible to receive incentive options.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS, MANAGEMENT AND THE SELLING SHAREHOLDER

The following table sets forth certain information as of September 30, 2005 regarding the beneficial ownership of our common stock by each of our directors and named executive officers, by all of our directors and executive officers as a group, and by the selling shareholder. There were no other owners of more than 5% of the outstanding shares of our common stock as of September 30, 2005. Those figures reflect the 3-for-2 stock split distributed on March 1, 2004. Each organizer of our bank received a warrant to purchase two shares of common stock at a purchase price of $6.67 per share for every three shares purchased by that individual in our initial public offering. The warrants vest over a five-year period beginning on February 10, 2001 and will be exercisable in whole or in part during the ten-year period following the grant date of February 10, 2000. The mailing address for each beneficial owner is in care of First National Bancshares, Inc., 215 North Pine Street, Spartanburg, South Carolina 29302.

Name	Number of Shares Owned(1)		Right to Acquire(2)	Total Beneficial Ownership	Percentage of Beneficial Ownership(3)
C. Dan Adams	75,000		50,000	125,000	6.74%
Mellnee G. Buchheit	45,000		30,000	75,000	4.09%
Jerry L. Calvert(4)	45,450		120,000	165,450	8.60%
Martha C. Chapman	30,000		20,000	50,000	2.74%
W. Russel Floyd, Jr.	45,000		30,000	75,000	4.09%
Dr. C. Tyrone Gilmore, Sr.	15,000		10,000	25,000	1.38%
Dr. Gaines W. Hammond, Jr.	97,272		60,000	157,272	8.44%
Benjamin R. Hines	63,000		42,000	105,000	5.69%
Robert W. Murdoch, Jr.	400		15,900	16,300	0.90%
William A. Hudson(5)	108,000		60,000	168,000	9.01%
Kitty B. Payne	2,250		15,900	18,150	1.00%
Norman F. Pulliam	95,150		60,000	155,150	8.32%
Peter E. Weisman	49,500		33,000	82,500	4.49%
Donald B. Wildman(6)	30,150		20,000	50,150	2.75%
Coleman L. Young, Jr.	37,500		25,000	62,500	3.42%
David H. Zabriskie	1,650		15,900	17,550	0.96%
All directors and executive officers as a group (16 persons)	740,322		607,700	1,348,022	55.90%
The South Financial Group, Inc.(7)	86,000	(8)	—	86,000	4.77%

(1)	Includes shares for which the named person has sole voting and investment power, has shared voting and investment power with a spouse, or holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.
(2)	Includes shares that may be acquired within the next 60 days by exercising vested stock options or warrants but does not include any other stock options or warrants.
(3)	Based on 1,803,896 shares of our common outstanding as of September 30, 2005 plus the number of shares that the named person exercising all options or warrants has the right to acquire within 60 days, but that no other persons exercise any options or warrants.
(4)	Includes 150 shares owned by his son, Jerry Calvert, Jr., 150 shares owned by his son, Timothy R. Calvert and 150 shares owned by his daughter, Casey M. Calvert in a trust in which he acts as trustee.
(5)	Includes 3,000 shares in trust for Alexa S. Hudson, 3,000 shares in trust for Lanie Ann Hudson, 3,000 shares in trust for William Alex Hudson, II, 3,000 shares in trust for John M. Hammond, 3,000 shares in trust for Lillian Grace Hammond and 3,000 shares held in trust for Ross H. Hammond in which he acts as trustee.
(6)	Includes 150 shares in trust for William Reid Wildman for which he acts as custodian.
(7)	The address of The South Financial Group, Inc., the selling shareholder, is 102 South Main Street, Greenville, South Carolina 29601.
(8)	Following this offering, The South Financial Group, Inc. will not own any shares of our common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Interests of Management and Others in Certain Transactions

We make loans (other than loans prohibited by the Sarbanes-Oxley Act) and enter into other transactions in the ordinary course of business with our directors and officers and their affiliates. It is our policy that these loans and other transactions be on substantially the same terms (including price, or interest rate and collateral) as those prevailing at the time for comparable transactions with unrelated parties. We do not expect these transactions to involve more than the normal risk of collectibility nor present other unfavorable features to us. Loans to individual directors and officers must also comply with our lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application. Our policy is that all of our transactions with our affiliates will be on terms no less favorable to us than could be obtained from an unaffiliated third party and will be approved by a majority of disinterested directors.

Exculpation and Indemnification

Our articles of incorporation contain a provision that, subject to certain exceptions described below, eliminates the liability of a director or an officer to us or our shareholders for monetary damages for any breach of duty as a director or officer.

Under our bylaws, we must indemnify any person who becomes subject to a lawsuit or proceeding by reason of service as a director of the company or the bank or any other corporation that the person served as a director at our request to the fullest extent permitted by applicable law. Except as noted in the next paragraph, directors are entitled to be indemnified against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding. Our directors are also entitled to have us advance any such expenses prior to final disposition of the proceeding, upon delivery of a written affirmation by the director of his good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay the amounts advanced if it is ultimately determined that the standard of conduct has not been met.

Under our articles of incorporation, indemnification will be disallowed for (i) any breach of the director’s duty of loyalty; (ii) acts or omissions not in good faith or that involve gross negligence, intentional misconduct, or a knowing violation of law; (iii) liability imposed under Section 33-8-330 of the South Carolina Business Corporation Act of 1988; and (iv) any transaction from which the director derived an improper personal benefit. In addition to the articles of incorporation and bylaws, Section 33-8-520 of the South Carolina Business Corporation Act requires that “a corporation indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.” Section 33-8-540 of the South Carolina Business Corporation Act provides that, upon application of a director, a court may order indemnification if it determines that the director is entitled to such indemnification under the applicable statutory standard.

Our bylaws require our board of directors to extend to our officers the same indemnification rights held by our directors, subject to all of the accompanying conditions and obligations. Our bylaws permit our board of directors to authorize us to indemnify, hold harmless and advance expenses to any of our officers, employees or agents to the fullest extent permitted by public policy.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 or otherwise may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 10,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. This summary of the material rights and features of our capital stock does not purport to be exhaustive and is qualified in its entirety by reference to our articles of incorporation, our bylaws, and applicable South Carolina law.

Common Stock

Holders of shares of our common stock are entitled to receive such dividends as may from time to time be declared by the board of directors out of funds legally available for distribution. We do not plan to declare any dividends in the immediate future. See “Dividend Policy.” Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have any cumulative voting rights. Shareholders have no preemptive, conversion, redemption, or sinking fund rights. In the event of a liquidation, dissolution, or winding-up of our company, holders of common stock are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any outstanding preferred stock. The outstanding shares of common stock are, and the shares of common stock offered hereby, when issued and delivered against payment therefor, will be, fully paid and nonassessable. The rights, preferences, and privileges of holders of common stock are subject to any classes or series of preferred stock that we may issue in the future.

Preferred Stock

Our articles of incorporation provide that the board of directors is authorized, without further action by the holders of our common stock, to provide for the issuance of shares of preferred stock in one or more classes or series and to fix the designations, powers, preferences, and relative rights and qualifications thereof, including the dividend rate, conversion rights, voting rights, redemption price, and liquidation preference, and to fix the number of shares to be included in any such classes or series. Any preferred stock so issued may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution, or winding-up, or both. In addition, any such shares of preferred stock may have class or series voting rights. We currently do not have any shares of preferred stock outstanding. Issuances of preferred stock, while providing us with flexibility in connection with general corporate purposes, may, among other things, have an adverse effect on the rights of holders of common stock. For example, the issuance of any preferred stock with voting or conversion rights may adversely affect the voting power of the holders of common stock, and could have the effect of decreasing the market price of the common stock. We do not have any plans to issue any shares of preferred stock.

Anti-takeover Effects

The provisions of our articles of incorporation, our bylaws, and South Carolina law summarized in the following paragraphs may have anti-takeover effects and may delay, defer, or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders, and may make removal of management more difficult.

Authorized but Unissued Stock. The authorized but unissued shares of common stock and preferred stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock and preferred stock may enable the board of directors to issue shares to persons aligned with current management, which could render more difficult or discourage any attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our management.

Number and Qualification of Directors. Our bylaws provide that the number of directors shall be fixed from time to time by resolution by at least a majority of the directors then in office, but may not consist of fewer than five nor more than 25 members. Currently, we have 13 directors. Our bylaws also provide that no individual who is or becomes a business competitor (as defined below) or who is or becomes affiliated with, employed by, or a representative of any individual, corporation, or other entity that the board of directors, after having such matter formally brought to its attention, determines to be in competition with the company or any of its subsidiaries (any such individual, corporation, or other entity being a “business competitor”) shall be ineligible to serve as a director if the board of directors determines that it would not be in the company’s best interests for such individual to serve as one of our directors. Any financial institution having branches or affiliates within Spartanburg County, South Carolina will be presumed to be a business competitor unless the board of directors determines otherwise.

Classified Board of Directors. Our articles of incorporation divide the board of directors into three classes of directors serving staggered three-year terms so long as there are at least six directors. As a result, approximately one-third of the board of directors will be elected at each annual meeting of shareholders. The classification of directors, together with the provisions in the articles and bylaws described below that limit the ability of shareholders to remove directors and that permit the remaining directors to fill any vacancies on the board of directors, have the effect of making it more difficult for shareholders to change the composition of the board of directors. As a result, at least two annual meetings of shareholders will be required for the shareholders to change a majority of the directors, whether or not a change in the board of directors would be beneficial and whether or not a majority of shareholders believe that such a change would be desirable.

Removal of Directors and Filling Vacancies. Our bylaws provide that our shareholders, by the affirmative vote of the holders of at least a majority of the shares entitled to vote in an election of directors, or our board of directors, by a unanimous vote, excluding the director in question, may remove a director with or without cause. Our bylaws also provide that all vacancies on our board may be filled by a majority of the remaining directors for the unexpired term. However, shareholders have the right to call a special meeting, prior to action by the board of directors, to fill any such vacancy.

Advance Notice Requirements for Shareholder Proposals and Director Nominations. Our bylaws establish advance notice procedures with regard to shareholder proposals and the nomination, other than by or at the direction of the board of directors or a committee thereof, of candidates for election as directors. These procedures provide that the notice of shareholder proposals must be in writing and delivered to our secretary no earlier than 30 days and no later than 60 days in advance of the annual meeting. Shareholder nominations for the election of directors must be made in writing and delivered to our secretary no later than 90 days prior to the annual meeting, and in the case of election to be held at a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of the meeting is first given to shareholders. The chairman of any meeting of shareholders may refuse to acknowledge a shareholder proposal or nomination that is not made in accordance with such procedures.

Nomination Requirements. Pursuant to our bylaws, we have established nomination requirements for an individual to be elected as a director, including that the nominating party provide (i) notice that such party intends to nominate the proposed director; (ii) the name of and biographical information on the nominee; and (iii) a statement that the nominee has consented to the nomination. The chairman of any shareholders’ meeting may, for good cause shown, waive the operation of these provisions or may refuse to acknowledge a nomination that is not made in compliance with these requirements. These provisions could reduce the likelihood that a third party would nominate and elect individuals to serve on the board of directors.

Business Combinations with Interested Shareholders. We are subject to the South Carolina business combination statute, which restricts mergers and other similar business combinations between public companies headquartered in South Carolina and any 10% shareholder of the company. The statute prohibits such a business combination for two years following the date the person acquires shares to become a 10% shareholder unless the business combination or such purchase of shares is approved by a majority of the company’s outside directors. The statute also prohibits such a business combination with a 10% shareholder at any time unless the transaction complies with our articles of incorporation and either (i) the business combination or the shareholder’s purchase of shares is approved by a majority of our outside directors; (ii) the business combination is approved by a majority of the shares held by our other shareholders at a meeting called no earlier than two years after the shareholder acquired the shares to become a 10% shareholder; or (iii) the business combination meets specified fair price and form of consideration requirements.

Consideration of Other Constituencies in Mergers. Our articles of incorporation grant the board of directors the discretion, when considering whether a proposed merger or similar transaction is in the best interests of the company and our shareholders, to take into account the effect of the transaction on our employees, customers, and suppliers and upon the communities in which our offices are located, and all other factors the board of directors considers pertinent.

Shares Eligible for Future Sale

Assuming we sell 264,000 shares in this offering, upon completion of this offering, we will have 2,067,896 shares of common stock outstanding, or 2,210,396 shares if we also sell all 52,500 shares to cover oversubscriptions in the offering. The shares sold in this offering will be freely tradable, without restriction or registration under the Securities Act, except for shares purchased by our “affiliates,” which will be subject to resale restrictions under the Securities Act. An affiliate of the issuer is defined in Rule 144 under the Securities Act as a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the issuer. Rule 405 under the Securities Act defines the term “control” to mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the person whether through the ownership of voting securities, by contract, or otherwise. Directors and executive officers will generally be deemed to be affiliates. Shares held by affiliates may be sold without registration in accordance with the provisions of Rule 144 or another exemption from registration.

In general, under Rule 144, an affiliate or a person holding restricted shares may sell, within any three-month period, a number of shares no greater than 1% of the then-outstanding shares of the common stock or the average weekly trading volume of the common stock during the four calendar weeks preceding the sale, whichever is greater. Rule 144 also requires that the securities must be sold in “brokers’ transactions,” as defined in Rule 144, and the person selling the securities may not solicit orders or make any payment in connection with the offer or sale of securities to any person other than the broker who executes the order to sell the securities. This requirement may make the sale of our common stock by affiliates pursuant to Rule 144 difficult if no trading market develops in the common stock. Rule 144 also requires persons holding restricted securities to hold the shares for at least one year prior to sale.

Transfer Agent and Registrar

First Citizens Bank and Trust serves as the transfer agent for our common stock. Its address is P.O. Box 29522, Raleigh, North Carolina 27626-0522 and its telephone number is 1-877-685-0576.

SUPERVISION AND REGULATION

Both the company and the bank are subject to extensive state and federal banking laws and regulations that impose specific requirements or restrictions on and provide for general regulatory oversight of virtually all aspects of our operations. These laws and regulations are generally intended to protect depositors, not shareholders. The following summary is qualified by reference to the statutory and regulatory provisions discussed. Changes in applicable laws or regulations may have a material effect on our business and prospects. Beginning with the enactment of the Financial Institutions Reform Recovery and Enforcement Act in 1989 and followed by the FDIC Improvement Act in 1991 and the Gramm-Leach-Bliley Act in 1999, numerous additional regulatory requirements have been placed on the banking industry in the past several years, and additional changes have been proposed. Our operations may be affected by legislative changes and the policies of various regulatory authorities. We cannot predict the effect that fiscal or monetary policies, economic control, or new federal or state legislation may have on our business and earnings in the future.

The following discussion is not intended to be a complete list of all the activities regulated by the banking laws or of the impact of such laws and regulations on our operations. It is intended only to briefly summarize some material provisions.

USA PATRIOT Act of 2002

In October 2002, the USA PATRIOT Act of 2002 was enacted in response to the terrorist attacks in New York, Pennsylvania, and Washington D.C. that occurred on September 11, 2001. The PATRIOT Act is intended to strengthen U.S. law enforcement’s and the intelligence communities’ abilities to work cohesively to combat terrorism on a variety of fronts. The potential impact of the PATRIOT Act on financial institutions is significant and wide ranging. The PATRIOT Act contains sweeping anti-money laundering and financial transparency laws and imposes various regulations, including standards for verifying customer identification at account opening, and rules to promote cooperation among financial institutions, regulators, and law enforcement entities in identifying parties who may be involved in terrorism or money laundering.

Check 21

On October 28, 2003, President Bush signed into law the Check Clearing for the 21st Century Act, also known as Check 21. This law gives “substitute checks,” such as a digital image of a check and copies made from that image, the same legal standing as the original paper check. Some of the major provisions include:

•	allowing check truncation without making it mandatory;

•	demanding that every financial institution communicate to accountholders in writing a description of its substitute check processing program and their rights under the law;

•	legalizing substitutions for and replacements of paper checks without agreement from consumers;

•	retaining in place the previously mandated electronic collection and return of checks between financial institutions only when individual agreements are in place;

•	requiring that when accountholders request verification, financial institutions produce the original check (or a copy that accurately represents the original) and demonstrate that the account debit was accurate and valid; and

•	requiring recrediting of funds to an individual’s account on the next business day after a consumer proves that the financial institution has erred.

First National Bancshares, Inc.

We own 100% of the outstanding capital stock of the bank, and therefore we are considered to be a bank holding company under the federal Bank Holding Company Act of 1956 and the South Carolina Banking and Branching Efficiency Act.

The Bank Holding Company Act. Under the Bank Holding Company Act, we are subject to periodic examination by the Federal Reserve and are required to file periodic reports of our operations and any additional information that the Federal Reserve may require. Our activities at the bank and holding company levels are limited to:

•	banking and managing or controlling banks;

•	furnishing services to or performing services for our subsidiaries; and

•	engaging in other activities that the Federal Reserve determines to be so closely related to banking and managing or controlling banks as to be a proper incident thereto.

Investments, Control, and Activities. With certain limited exceptions, the Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before:

•	acquiring substantially all the assets of any bank;

•	acquiring direct or indirect ownership or control of any voting shares of any bank if after the acquisition it would own or control more than 5% of the voting shares of such bank (unless it already owns or controls the majority of such shares); or

•	merging or consolidating with another bank holding company.

In addition, and subject to certain exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with regulations promulgated thereunder, require Federal Reserve approval prior to any person or company acquiring “control” of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of a bank holding company. Control is rebuttably presumed to exist if a person acquires 10% or more, but less than 25%, of any class of voting securities and either the company has registered securities under Section 12 of the Securities Exchange Act of 1934 or no other person owns a greater percentage of that class of voting securities immediately after the transaction. Our common stock is registered under the Securities Exchange Act of 1934. The regulations provide a procedure for rebutting control when ownership of any class of voting securities is below 25%.

Under the Bank Holding Company Act, a bank holding company is generally prohibited from engaging in, or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in, nonbanking activities unless the Federal Reserve Board, by order or regulation, has found those activities to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the activities that the Federal Reserve Board has determined by regulation to be proper incidents to the business of a bank holding company include:

•	making or servicing loans and certain types of leases;

•	engaging in certain insurance and discount brokerage activities;

•	performing certain data processing services;

•	acting in certain circumstances as a fiduciary or investment or financial adviser;

•	owning savings associations; and

•	making investments in certain corporations or projects designed primarily to promote community welfare.

The Federal Reserve Board imposes certain capital requirements on the company under the Bank Holding Company Act, including a minimum leverage ratio and a minimum ratio of “qualifying” capital to risk-weighted assets. These requirements are described below under “—First National Bank of the South—Capital Regulations.” Subject to our capital requirements and certain other restrictions, we are able to borrow money to make a capital contribution to the bank, and these loans may be repaid from dividends paid from the bank to the company. Our ability to pay dividends will be subject to regulatory restrictions as described below in “—First National Bank of the South—Dividends.” We are also able to raise capital for contribution to the bank by issuing securities without having to receive regulatory approval, subject to compliance with federal and state securities laws.

Source of Strength; Cross-Guarantee. In accordance with Federal Reserve Board policy, we are expected to act as a source of financial strength to the bank and to commit resources to support the bank in circumstances in which we might not otherwise do so. Under the Bank Holding Company Act, the Federal Reserve Board may require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary, other than a nonbank subsidiary of a bank, upon the Federal Reserve Board’s determination that such activity or control constitutes a serious risk to the financial soundness or stability of any depository institution subsidiary of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or nonbank subsidiaries if the agency determines that divestiture may aid the depository institution’s financial condition.

The Gramm-Leach-Bliley Act. The Gramm-Leach-Bliley Act repealed the restrictions on banks affiliating with securities firms contained in sections 20 and 32 of the Glass-Steagall Act. The Act also permits bank holding companies that become financial holding companies to engage in a statutorily provided list of financial activities, including insurance and securities underwriting and agency activities, merchant banking, and insurance company portfolio investment activities. The Act also authorizes activities that are “complementary” to financial activities. We have not elected to become a financial holding company.

The Act is intended, in part, to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis. Nevertheless, the Act may have the result of increasing the amount of competition that we face from larger institutions and other types of companies.

South Carolina State Regulation. As a South Carolina bank holding company under the South Carolina Banking and Branching Efficiency Act, we are subject to limitations on sale or merger and to regulation by the South Carolina Board of Financial Institutions. We are not required to obtain the approval of the Board prior to acquiring the capital stock of a national bank, but we must notify them at least 15 days prior to doing so. We must receive the Board’s approval prior to engaging in the acquisition of a South Carolina state chartered bank or another South Carolina bank holding company.

First National Bank of the South

The bank operates as a national banking association incorporated under the laws of the United States and subject to examination by the OCC. Deposits in the bank are insured by the FDIC up to a maximum amount, which is generally $100,000 per depositor subject to aggregation rules.

The OCC and the FDIC regulate or monitor virtually all areas of the bank’s operations, including:

•	security devices and procedures;

•	adequacy of capitalization and loss reserves;

•	loans;

•	investments;

•	borrowings;

•	deposits;

•	mergers;

•	issuances of securities;

•	payment of dividends;

•	interest rates payable on deposits;

•	interest rates or fees chargeable on loans;

•	establishment of branches;

•	corporate reorganizations;

•	maintenance of books and records; and

•	adequacy of staff training to carry on safe lending and deposit gathering practices.

The OCC requires the bank to maintain specified capital ratios and imposes limitations on the bank’s aggregate investment in real estate, bank premises, and furniture and fixtures. The OCC requires the bank to prepare quarterly reports on the bank’s financial condition and to conduct an annual audit of its financial affairs in compliance with its minimum standards and procedures.

Under the FDIC Improvement Act, all insured institutions must undergo regular on site examinations by their appropriate banking agency. The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate as it deems necessary or appropriate. Insured institutions are required to submit annual reports to the FDIC, their federal regulatory agency, and their state supervisor when applicable. The FDIC Improvement Act directs the FDIC to develop a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition or any other report of any insured depository institution. The FDIC Improvement Act also requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating, among other things, to the following:

•	internal controls;

•	information systems and audit systems;

•	loan documentation;

•	credit underwriting;

•	interest rate risk exposure; and

•	asset quality.

National banks and their holding companies which have been chartered or registered or have undergone a change in control within the past two years or which have been deemed by the OCC or the Federal Reserve Board to be troubled institutions must give the OCC or the Federal Reserve Board 30 days’ prior notice of the appointment of any senior executive officer or director. Within the 30 day period, the OCC or the Federal Reserve Board, as the case may be, may approve or disapprove any such appointment.

Deposit Insurance. The FDIC has adopted a risk-based assessment system for determining an insured depository institution’s insurance assessment rate. The system takes into account the risks attributable to different categories and concentrations of assets and liabilities. An institution is placed into one of three capital categories: (1) well capitalized; (2) adequately capitalized; or (3) undercapitalized. The FDIC also assigns an institution to one of three supervisory subgroups, based on the FDIC’s determination of the institution’s financial condition and the risk posed to the deposit insurance funds. Assessments range from 0 to 27 cents per $100 of deposits, depending on the institution’s capital group and supervisory subgroup. In addition, the FDIC imposes assessments to help pay off the $780 million in annual interest payments on the $8 billion Financing Corporation bonds issued in the late 1980s as part of the government rescue of the thrift industry. The FDIC may terminate its insurance of deposits if it finds that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

Transactions With Affiliates and Insiders. The bank is subject to the provisions of Section 23A of the Federal Reserve Act, which places limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. The aggregate of all covered transactions is limited in amount, as to any one affiliate, to 10% of the bank’s capital and surplus and, as to all affiliates combined, to 20% of the bank’s capital and surplus. Furthermore, within the foregoing limitations as to amount, each covered transaction must meet specified collateral requirements. Compliance is also required with certain provisions designed to avoid the taking of low quality assets.

The bank is subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies. The bank is subject to certain restrictions on extensions of credit to executive officers, directors, certain principal shareholders, and their related interests. Such extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

The Federal Reserve Board has recently issued Regulation W, which codifies prior regulations under Sections 23A and 23B of the Federal Reserve Act and interpretative guidance with respect to affiliate transactions. Regulation W incorporates the exemption from the affiliate transaction rules but expands the exemption to cover the purchase of any type of loan or extension of credit from an affiliate. In addition, under Regulation W:

•	a bank and its subsidiaries may not purchase a low-quality asset from an affiliate;

•	covered transactions and other specified transactions between a bank or its subsidiaries and an affiliate must be on terms and conditions that are consistent with safe and sound banking practices; and

•	with some exceptions, each loan or extension of credit by a bank to an affiliate must be secured by collateral with a market value ranging from 100% to 130%, depending on the type of collateral, of the amount of the loan or extension of credit.

Regulation W generally excludes all nonbank and nonsavings association subsidiaries of banks from treatment as affiliates, except to the extent that the Federal Reserve Board decides to treat these subsidiaries as affiliates. Concurrently with the adoption of Regulation W, the Federal Reserve Board has proposed a regulation which would further limit the amount of loans that could be purchased by a bank from an affiliate to not more than 100% of the bank’s capital and surplus. This regulation has not yet been adopted.

Dividends. A national bank may not pay dividends from its capital. All dividends must be paid out of undivided profits, after deducting expenses, including reserves for losses and bad debts. In addition, a national bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless there has been transferred to surplus no less than one-tenth of the bank’s net profits of the preceding two consecutive half-year periods (in the case of an annual dividend). The approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus.

Branching. National banks are required by the National Bank Act to adhere to branch office banking laws applicable to state banks in the states in which they are located. Under current South Carolina law, the bank may open branch offices throughout South Carolina with the prior approval of the OCC. In addition, with prior regulatory approval, the bank is able to acquire existing banking operations in South Carolina. Furthermore, federal legislation has been passed which permits interstate branching through acquisitions. The new law permits out-of-state acquisitions by bank holding companies, interstate branching by banks if allowed by state law, and interstate merging by banks.

Community Reinvestment Act. The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve, the FDIC, or the OCC, shall evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate income neighborhoods. These factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility. Failure to adequately meet these criteria could impose additional requirements and limitations on our bank.

The Gramm-Leach-Bliley Act. Under the Gramm-Leach-Bliley Act, subject to certain conditions imposed by their respective banking regulators, national and state-chartered banks are permitted to form “financial subsidiaries” that may conduct financial or incidental activities, thereby permitting bank subsidiaries to engage in certain activities that previously were impermissible. The Gramm-Leach-Bliley Act imposes several safeguards and restrictions on financial subsidiaries, including that the parent bank’s equity investment in the financial subsidiary be deducted from the bank’s assets and tangible equity for purposes of calculating the bank’s capital adequacy. In addition, the Gramm-Leach-Bliley Act imposes new restrictions on transactions between a bank and its financial subsidiaries similar to restrictions applicable to transactions between banks and nonbank affiliates.

The Gramm-Leach-Bliley Act also contains provisions regarding consumer privacy. These provisions require financial institutions to disclose their policy for collecting and protecting confidential information. Customers generally may prevent financial institutions from sharing personal financial information with nonaffiliated third parties except for third parties that market an institution’s own products and services. Additionally, financial institutions generally may not disclose consumer account numbers to any nonaffiliated third party for use in telemarketing, direct mail marketing, or other marketing to the consumer.

Other Regulations. Interest and other charges collected or contracted for by the bank are subject to state usury laws and federal laws concerning interest rates. The bank’s loan operations are also subject to federal laws applicable to credit transactions, such as:

•	the federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•	the Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	the Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	the Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

•	the Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

•	the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

In addition, the deposit operations of the bank are subject to:

•	the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

•	the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve Board to implement that Act, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Capital Regulations. The federal bank regulatory authorities have adopted risk-based capital guidelines for banks and bank holding companies that are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies and account for off-balance sheet items. The guidelines are minimums, and the federal regulators have noted that banks and bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios in excess of the minimums. We have not received any notice indicating that either the company or the bank is subject to higher capital requirements. The current guidelines require all bank holding companies and federally-regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier 1 capital. Tier 1 capital includes common shareholders’ equity, qualifying perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangibles and excludes the allowance for loan and lease losses. Tier 2 capital includes the excess of any preferred stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate term-preferred stock, and general reserves for loan and lease losses up to 1.25% of risk-weighted assets.

Under these guidelines, banks’ and bank holding companies’ assets are given risk-weights of 0%, 20%, 50%, or 100%. In addition, certain off-balance sheet items are given credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight applies. These computations result in the total risk-weighted assets. Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property and, under certain circumstances, residential construction loans, both of which carry a 50% rating. Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% rating, and direct obligations of or obligations guaranteed by the United States Treasury or United States Government agencies, which have a 0% rating.

The federal bank regulatory authorities have also implemented a leverage ratio, which is equal to Tier 1 capital as a percentage of average total assets less intangibles, to be used as a supplement to the risk-based guidelines. The principal objective of the leverage ratio is to place a constraint on the maximum degree to which a bank holding company may leverage its equity capital base. The minimum required leverage ratio for top-rated institutions is 3%, but most institutions are required to maintain an additional cushion of at least 100 to 200 basis points.

The FDIC Improvement Act established a new capital-based regulatory scheme designed to promote early intervention for troubled banks, which requires the FDIC to choose the least expensive resolution of bank failures. The new capital-based regulatory framework contains five categories of compliance with regulatory capital requirements, including “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” and “critically undercapitalized.” To qualify as a “well capitalized” institution, a bank must have a leverage ratio of no less than 5%, a Tier 1 risk-based ratio of no less than 6%, and a total risk-based capital ratio of no less than 10%, and the bank must not be under any order or directive from the appropriate regulatory agency to meet and maintain a specific capital level. At June 30, 2005, based on our calculations, we qualified as “well capitalized.”

Under the FDIC Improvement Act regulations, the applicable agency can treat an institution as if it were in the next lower category if the agency determines (after notice and an opportunity for hearing) that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice. The degree of regulatory scrutiny of a financial institution increases, and the permissible activities of the institution decreases, as it moves downward through the capital categories. Institutions that fall into one of the three undercapitalized categories may be required to do some or all of the following:

•	submit a capital restoration plan;

•	raise additional capital;

•	restrict their growth, deposit interest rates, and other activities;

•	improve their management;

•	eliminate management fees; or

•	divest themselves of all or a part of their operations.

These capital guidelines can affect us in several ways. If we grow at a rapid pace, our capital may be depleted too quickly, and a capital infusion from the company may be necessary, which could impact our ability to pay dividends. Our capital levels currently are more than adequate; however, rapid growth, poor loan portfolio performance, poor earnings performance, or a combination of these factors could change our capital position in a relatively short period of time.

Failure to meet these capital requirements would mean that a bank would be required to develop and file a plan with its primary federal banking regulator describing the means and a schedule for achieving the minimum capital requirements. In addition, such a bank would generally not receive regulatory approval of any application that requires the consideration of capital adequacy, such as a branch or merger application, unless the bank could demonstrate a reasonable plan to meet the capital requirement within a reasonable period of time. A bank that is not “well capitalized” is also subject to certain limitations relating to so-called “brokered” deposits. Bank holding companies controlling financial institutions can be called upon to boost the institutions’ capital and to partially guarantee the institutions’ performance under their capital restoration plans.

Enforcement Powers. The Financial Institutions Reform Recovery and Enforcement Act expanded and increased civil and criminal penalties available for use by the federal regulatory agencies against depository institutions and certain “institution-affiliated parties.” Institution-affiliated parties primarily include management, employees, and agents of a financial institution, as well as independent contractors and consultants such as attorneys and accountants and others who participate in the conduct of the financial institution’s affairs. These practices can include the failure of an institution to timely file required reports or the filing of false or misleading information or the submission of inaccurate reports. Civil penalties may be as high as $1,100,000 a day for such violations. Criminal penalties for some financial institution crimes have been increased to 20 years. In addition, regulators are provided with greater flexibility to commence enforcement actions against institutions and institution-affiliated parties. Possible enforcement actions include the termination of deposit insurance. Furthermore, banking agencies’ power to issue cease-and-desist orders were expanded. Such orders may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnification or guarantees against loss. A financial institution may also be ordered to restrict its growth, dispose of certain assets, rescind agreements or contracts, or take other actions as determined by the ordering agency to be appropriate.

Effect of Governmental Monetary Policies. Our earnings are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve Bank’s monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve Board have major effects upon the levels of bank loans, investments and deposits through its open market operations in United States government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature or impact of future changes in monetary and fiscal policies.

Proposed Legislation and Regulatory Action. New regulations and statutes are regularly proposed at both the state and federal level that contain wide-ranging proposals for altering the structures, regulations, and competitive relationships of the nation’s financial institutions. We cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which our business may be affected by any new regulation or statute.

VALIDITY OF COMMON STOCK

Certain legal matters in connection with the shares of common stock offered hereby will be passed upon for First National Bancshares, Inc. by Nelson Mullins Riley & Scarborough LLP, Greenville, South Carolina.

EXPERTS

Our consolidated balance sheets as of December 31, 2004 and December 31, 2003 and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years ended December 31, 2004, 2003 and 2002 have been audited by Elliott Davis, LLC, as stated in their report appearing elsewhere herein, and have been so included in reliance on the report of this firm given upon their authority as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file periodic reports, proxy statements, and other information with the SEC. You may inspect or copy these materials at the Public Reference Room at the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. For a fee, you may also obtain copies of these materials by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC public reference room. Our filings are also available to the public on the SEC’s website on the Internet at http://www.sec.gov and are also available on our website at http://www.firstnational-online.com.

We have filed with the SEC a registration statement on Form SB-2 (together with all amendments and exhibits thereto, the “Registration Statement”) with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information included in the Registration Statement. For further information about us and the shares of common stock offered by this prospectus, please refer to the Registration Statement and its exhibits. You may obtain a copy of the Registration Statement through the public reference facilities of the SEC described above. You may also access a copy of the Registration Statement by means of the SEC’s website at http://www.sec.gov.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

(AUDITED and UNAUDITED)

FIRST NATIONAL BANCSHARES, INC.

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of December 31, 2004 and 2003	F-3

Consolidated Statements of Income for the years ended December 31, 2004, 2003, and 2002	F-4

Consolidated Statements of Shareholders’ Equity and Comprehensive Income (Loss) for the years ended December 31, 2004, 2003 and 2002	F-5

Consolidated Statements of Cash Flows for the years ended December 31, 2004, 2003 and 2002	F-6

Notes to Consolidated Financial Statements	F-7 through F-24

(Unaudited) Financial Statements for the Three and Six Months Ended June 30, 2005 and 2004

Consolidated Balance Sheets as of December 31, 2004 and as of June 30, 2005	F-25

Consolidated Statements of Income for the three and six months ended June 30, 2005 and 2004	F-26

Consolidated Statements of Shareholders’ Equity and Comprehensive Income (Loss) for the six months ended June 30, 2005 and 2004	F-27

Consolidated Statements of Cash Flows for the six months ended June 30, 2005 and 2004	F-28

Notes to Consolidated Financial Statements	F-29 through F-31

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors

First National Bancshares, Inc. and Subsidiary

Spartanburg, South Carolina

We have audited the accompanying consolidated balance sheets of First National Bancshares, Inc. and Subsidiary (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for each of the years in the three year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First National Bancshares, Inc. and Subsidiary as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

Greenville, South Carolina

January 28, 2005

FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 2004 and 2003

	2004	2003
Assets
Cash and due from banks	$2,404,124	$3,003,015
Interest-bearing bank balances	33,841	534,405
Federal funds sold	846,000	3,157,000
Securities available for sale	36,164,898	36,173,822
Loans, net of allowance for loan losses of $2,258,526 and $1,630,488, respectively	186,249,067	128,790,497
Premises and equipment, net	4,274,240	4,380,454
Other	6,371,730	4,623,947

Total assets	$236,343,900	$180,663,140

Liabilities and Shareholders’ Equity
Liabilities:
Deposits
Noninterest-bearing	$15,695,134	$13,344,911
Interest-bearing	176,115,994	141,388,110

Total deposits	191,811,128	154,733,021

FHLB advances	23,078,571	9,500,000
Junior subordinated debentures	6,186,000	3,093,000
Accrued expenses and other liabilities	1,356,754	1,108,623

Total liabilities	222,432,453	168,434,644

Commitments and contingencies—Notes 16 and 17

Shareholders’ equity:
Preferred stock, par value $.01 per share, 10,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, par value $.01 per share, 10,000,000 shares authorized; 1,802,846 and 1,802,850 shares issued and outstanding, respectively	18,028	18,028
Additional paid-in capital	11,818,623	11,809,783
Retained earnings	2,244,706	429,529
Accumulated other comprehensive loss	(169,910)	(28,844)

Total shareholders’ equity	13,911,447	12,228,496

Total liabilities and shareholders’ equity	$236,343,900	$180,663,140

The accompanying notes are an integral part of these consolidated financial statements.

FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Income

For the Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
Interest income:
Loans	$8,925,785	$6,351,326	$5,196,237
Taxable securities	1,189,750	973,726	617,284
Nontaxable securities	230,146	143,245	12,173
Federal funds sold and other	78,361	128,158	185,163

Total interest income	10,424,042	7,596,455	6,010,857

Interest expense:
Deposits	3,397,121	2,868,582	2,409,445
Junior subordinated debentures	235,919	4,496	—
FHLB advances	268,704	152,907	65,688
Federal funds purchased	9,745	—	—

Total interest expense	3,911,489	3,025,985	2,475,133

Net interest income	6,512,553	4,570,470	3,535,724

Provision for loan losses	679,427	518,821	417,980

Net interest income after provision for loan losses	5,833,126	4,051,649	3,117,744

Noninterest income:
Service charges and fees on deposit accounts	865,705	846,364	589,992
Gain on sale of loans	347,858	92,403	8,252
Gain on sale of investment securities	160,220	—	—
Earnings on bank-owned life insurance contracts	125,407	78,043	—
Mortgage loan fees from correspondent bank	103,128	231,561	163,949
Other	168,903	128,978	80,123

Total noninterest income	1,771,221	1,377,349	842,316

Noninterest expense:
Salaries and employee benefits	2,782,828	2,138,475	1,738,679
Professional fees	230,599	200,043	157,180
Data processing	377,593	368,297	293,849
Public relations	307,746	254,110	229,982
Occupancy and equipment expense	562,078	545,864	489,625
Telephone and supplies	137,320	131,492	109,007
Other	567,528	449,100	346,609

Total noninterest expense	4,965,692	4,087,381	3,364,931

Net income before income taxes	2,638,655	1,341,617	595,129

Provision for income taxes	823,478	425,891	—

Net income	$1,815,177	$915,726	$595,129

Net income per share
Basic	$1.01	$.51	$.33

Diluted	$.83	$.45	$.30

Weighted average shares outstanding
Basic	1,802,846	1,802,814	1,800,780
Diluted	2,191,698	2,024,345	1,954,970

All share amounts for 2003 and 2002 have been retroactively restated to reflect the 3 for 2 stock split distributed on March 1, 2004.

The accompanying notes are an integral part of these consolidated financial statements.

FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Income

For the Years Ended December 31, 2004, 2003 and 2002

	Common Stock		Additional Paid-In Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income/(Loss)	Total Shareholders’ Equity
	Shares	Amount
Balance, December 31, 2001	1,800,000	$18,000	$11,785,311	$(1,081,326)	$35,595	$10,757,580

Proceeds from exercise of employee stock options	2,100	21	15,365	—	—	15,386
Comprehensive income:
Net income	—	—	—	595,129	—	595,129
Change in net unrealized gains on securities available for sale, net of income tax of $103,251	—	—	—	—	176,031	176,031

Total comprehensive income	—	—	—	—	—	771,160

Balance, December 31, 2002	1,802,100	$18,021	$11,800,676	$(486,197)	$211,626	$11,544,126

Proceeds from exercise of employee stock options	750	7	6,107			6,114
Grant of employee stock options	—	—	3,000	—	—	3,000
Comprehensive income:
Net income	—	—	—	915,726	—	915,726
Change in net unrealized gains (losses) on securities available for sale, net of income tax of $138,987	—	—	—	—	(240,470)	(240,470)

Total comprehensive income	—	—	—	—	—	675,256

Balance, December 31, 2003	1,802,850	$18,028	$11,809,783	$429,529	$(28,844)	$12,228,496

Cash in lieu of fractional shares	(4)	—	(60)	—	—	(60)
Grant of employee stock options	—	—	8,900	—	—	8,900
Comprehensive income:
Net income	—	—	—	1,815,177	—	1,815,177
Change in net unrealized losses on securities available for sale, net of income tax of $127,145	—	—	—	—	(246,811)	(246,811)
Reclassification adjustment for gains included in net income, net of income tax of $54,474					105,745	105,745

Total comprehensive income	—	—	—	—	—	1,674,111

Balance, December 31, 2004	1,802,846	$18,028	$11,818,623	$2,244,706	$(169,910)	$13,911,447

All share amounts for 2003 and 2002 have been retroactively restated to reflect the 3 for 2 stock split distributed on March 1, 2004.

The accompanying notes are an integral part of these consolidated financial statements.

FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2004, 2003 and 2002

	2004	2003	2002
Cash flows from operating activities:
Net income	$1,815,177	$915,726	$595,129
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	679,427	518,821	417,980
Provision for deferred income tax expense (benefit)	(95,402)	53	(222,755)
Depreciation	245,077	239,939	233,449
Premium amortization, net	103,164	172,371	28,987
Earnings on bank owned life insurance, net	(111,870)	(72,527)	—
Gain on sale of securities available for sale	(160,220)	—	(8,252)
Gain on sale of loans	(347,858)	(92,403)	—
Compensation expense for employee stock options	8,900	3,000	—
Changes in deferred and accrued amounts:
Prepaid expenses and other assets	(211,028)	(196,518)	(181,992)
Accrued expenses and other liabilities	70,847	271,529	239,576

Net cash provided by operating activities	1,996,214	1,759,991	1,102,122

Cash flows from investing activities:
Proceeds from maturities/prepayment of securities available for sale	8,670,603	16,357,353	6,556,407
Proceeds from sale of foreclosed property	—	—	43,995
Proceeds from sale of securities available for sale	14,375,047	—	917,938
Proceeds from sale of guaranteed portion of SBA loans	3,354,375	1,110,894
Purchases of securities available for sale	(23,193,409)	(32,523,358)	(15,375,937)
Loan originations, net of principal collections	(61,200,640)	(38,398,062)	(29,335,833)
Investment in common securities of Trusts	(93,000)	(93,000)	—
Purchase of bank-owned life insurance contracts	—	(2,500,000)	—
Net purchases of premises and equipment	(138,863)	(120,747)	(172,951)
Redemption of FHLB and other stock	305,300	—	—
Purchase of FHLB and other stock	(1,235,700)	(124,850)	(249,500)

Net cash used by investing activities	(59,156,287)	(56,291,770)	(37,615,881)

Cash flows from financing activities:
Proceeds from issuance of subordinated debentures	3,093,000	3,093,000	—
Cash paid in lieu of fractional shares	(60)	—	—
Increase in FHLB advances	36,730,000	4,500,000	7,000,000
Repayment of FHLB advances	(23,151,429)	(2,000,000)	—
Proceeds from exercise of employee stock options	—	6,114	15,386
Net increase in deposits	37,078,107	35,014,340	48,800,274

Net cash provided by financing activities	53,749,618	40,613,454	55,815,660

Net increase (decrease) in cash and cash equivalents	(3,410,455)	(13,918,325)	19,301,901
Cash and cash equivalents at beginning of year	6,694,420	20,612,745	1,310,844

Cash and cash equivalents, end of year	$3,283,965	$6,694,420	$20,612,745

The accompanying notes are an integral part of these consolidated financial statements.

FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

Note 1—Summary of Significant Accounting Policies and Activities

Business Activity and Organization—First National Bancshares, Inc. (the “Company”) was incorporated on July 14, 1999 under the laws of the state of South Carolina for the purpose of operating as a bank holding company pursuant to the federal Bank Holding Company Act of 1956, as amended, and to purchase 100% of the capital stock of First National Bank of Spartanburg (the “Bank”). The Bank was organized as a national bank under the laws of the United States of America with the purpose of becoming a new bank to be located in Spartanburg County, South Carolina. The Bank began doing business on March 27, 2000 and provides full personal and commercial banking services to customers and is subject to regulation by the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency. During 2002, the Company adopted a resolution changing the legal name of the Bank to First National Bank of the South. The Bank continues to do business in Spartanburg County as First National Bank of Spartanburg. The Bank opened two additional full service branches in Spartanburg in 2000 and 2001. In August 2002, we began offering trust and investment management services through Colonial Trust Company, a South Carolina private trust company established in 1913. The Bank also began doing business in March 2004 through a small business lending division based in Greenville, South Carolina under the name First National Business Capital. A second loan production office was opened in October 2004 in Mount Pleasant, South Carolina.

On December 19, 2003, the Company formed FNSC Capital Trust I, a statutory trust, for the purpose of issuing and selling floating rate securities having an aggregate liquidation amount of $3 million (the “Capital Securities”) to institutional buyers in a private placement of trust preferred securities. On April 30, 2004, the company formed FNSC Capital Trust II, a Connecticut Statutory Trust (collectively with FNSC Capital Trust I (the “Trusts”)), in order to issue an additional $3 million through a pooled offering of trust preferred securities. In accordance with the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 46 (revised), the Company deconsolidated the Trusts during 2004 with retroactive restatement to 2003.

The Company offered its common stock for sale to the public under an initial public offering which began on November 10, 1999. The offering raised approximately $11,800,000, net of underwriting discounts and commissions and offering expenses, and was completed on February 10, 2000. The directors and executive officers of the Company purchased 726,150 shares of common stock at $6.67 per share, for a total of $4,841,000. Upon purchase of these shares, the Company issued stock warrants to the organizers to purchase 470,000 shares of common stock for $6.67 per share. The remaining 1,073,850 shares were sold in the public offering. These amounts reflect the 3 for 2 stock split distributed on March 1, 2004. The Company used $11 million of the proceeds to capitalize the Bank.

Principles of Consolidation—The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany balances and transactions have been eliminated in consolidation. The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America and to general practices in the banking industry.

Use of Estimates—The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (GAAP) which requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements. In addition, they affect the reported amounts of income and expense during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents—In accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 95, “Statement of Cash Flows,” the Company considers cash and cash equivalents to be those amounts included in the balance sheet captions “Cash and due from banks”, “Interest-bearing bank balances” and “Federal funds sold”.

FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004 and 2003

Investment Securities—Investment securities are accounted for in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”. Management classifies securities at the time of purchase into one of three categories as follows: (1) Securities Held to Maturity: securities which the Company has the positive intent and ability to hold to maturity, which are reported at amortized cost; (2) Trading Securities: securities that are bought and held principally for the purpose of selling them in the near future, which are reported at fair value with unrealized gains and losses included in earnings; and (3) Securities Available for Sale: securities that may be sold under certain conditions, which are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders’ equity as accumulated other comprehensive income. The amortization of premiums and accretion of discounts on investment securities are recorded as adjustments to interest income. Gains or losses on sales of investment securities are based on the net proceeds and the adjusted carrying amount of the securities sold, using the specific identification method. Unrealized losses on securities, reflecting a decline in value or impairment judged by the Company to be other than temporary, are charged to earnings in the consolidated statements of income.

Loans and Interest Income—Loans of the Bank are carried at principal amounts, reduced by an allowance for loan losses. The Bank recognizes interest income daily based on the principal amount outstanding using the simple interest method. The accrual of interest is generally discontinued on loans of the Bank which become 90 days past due as to principal or interest or when management believes, after considering economic and business conditions and collection efforts, that the borrower’s financial condition is such that collection of interest is doubtful. Management may elect to continue accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balances and accrued interest and the loan is in the process of collection. Amounts received on nonaccrual loans generally are applied against principal prior to the recognition of any interest income. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the total contractual principal and interest is no longer in doubt.

The Bank also originates loans to small businesses under the United States Small Business Administration (“SBA”) loan programs. These loans are solicited from the Company’s market areas and are generally underwritten in the same manner as conventional loans generated for the Bank’s portfolio. The portion of loans that are secured by the guaranty of the SBA is usually sold in the secondary market to provide additional liquidity and to provide a source of noninterest income. Deferred gains on the sale of the guaranteed portion of SBA loans are amortized over the lives of the underlying loans using the interest method. Excess servicing is recognized as an asset and is amortized in proportion to and over the period of the estimated net servicing income and is subject to periodic assessment.

Impairment of Loans—Loans are considered to be impaired when, in management’s judgment, the collection of all amounts of principal and interest is not probable in accordance with the terms of the loan agreement. The Company accounts for impaired loans in accordance with the terms of SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” as amended by SFAS No. 118 in the areas of disclosure requirements and methods of recognizing income. SFAS No. 114 requires that impaired loans be recorded at fair value, which is determined based upon the present value of expected cash flows discounted at the loan’s effective interest rate, the market price of the loan, if available, or the value of the underlying collateral. All cash receipts on impaired loans are applied to principal until such time as the principal is brought current. After principal has been satisfied, future cash receipts are applied to interest income, to the extent that any interest has been foregone. The Bank determines which loans are impaired through a loan review process.

Allowance for Loan Losses—The allowance for loan losses is established through a provision for loan losses charged to operations and reflects an amount that, in management’s opinion, is adequate to absorb inherent

FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004 and 2003

losses in the existing portfolio. Additions to the allowance are based on management’s evaluation of the loan portfolio under current economic conditions, past loan loss experience, and such other factors which, in management’s judgment, deserve recognition in estimating loan losses.

Loans are charged off when, in the opinion of management, they are deemed to be uncollectible. Recognized losses are charged against the allowance and subsequent recoveries are added to the allowance. Management believes that the allowance is adequate. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluations. The allowance for loan losses is subject to periodic evaluation by various regulatory authorities and may be subject to adjustments based upon information that is available to them at the time of their examination.

Loan Fees—Loan origination fees and direct costs of loan originations are deferred and recognized as an adjustment of yield by the interest method based on the contractual terms of the loan. Loan commitment fees are deferred and recognized as an adjustment of yield over the related loan’s life, or if the commitment expires unexercised, recognized in income upon expiration.

Off-Balance Sheet Commitments—The Bank enters into off-balance sheet financial instruments consisting of legally binding commitments to extend credit and letters of credit. Such financial instruments are recorded in the financial statements when they are funded.

Premises and Equipment—Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation and amortization, computed principally by the straight line method over the estimated useful lives of the assets as follows: building, 40 years; furniture and fixtures, 7 to 10 years; and computer hardware and software, 3 to 5 years. Amortization of leasehold improvements is recorded using the straight-line method over the lesser of the estimated useful life of the asset or the term of the operating lease. Additions to premises and equipment and major replacements and betterments are added at cost. Maintenance, repairs and minor replacements are included in operating expense. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in income.

Income Taxes—Income taxes are accounted for in accordance with SFAS No. 109, “Accounting for Income Taxes”. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established to reduce deferred tax assets if it is determined to be “more likely than not” that all or some portion of the potential deferred tax asset will not be realized.

Reclassifications—Certain prior year amounts have been reclassified to conform with the current year presentation. These reclassifications have no effect on previously reported shareholders’ equity or net income. Share and per share data have been restated for the 3 for 2 stock split distributed on March 1, 2004 discussed below under “Net Income (Loss) Per Share”.

Stock Compensation Plans—In the fourth quarter of 2003, the Company adopted SFAS No. 123, “Accounting for Stock-Based Compensation”, in accordance with the prospective transition method prescribed in SFAS No. 148 “Accounting for Stock Based Compensation—Transition and Disclosure.” The fair value based

FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004 and 2003

method has been applied prospectively to awards granted subsequent to December 31, 2002. Awards granted in years prior to 2003 continue to be accounted for under the intrinsic value method, and the pro forma impact of accounting for those awards at fair value continue to be disclosed. The Company recognized $8,900 and $3,000 of compensation expense during 2004 and 2003, respectively, as a result of the adoption of this standard.

Historically, and through September 30, 2003, the Company applied the intrinsic value method prescribed in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” to account for the Company’s stock option plan. All stock options granted under stock compensation plans had an exercise price equal to the market value of the underlying common stock on the date of grant. Therefore, no stock-based compensation was reflected in net income. Stock options and warrants issued under the Company’s stock option plan and warrant agreements have no intrinsic value at the grant date, and under APB Opinion No. 25, no compensation cost was recognized for them. Because SFAS No. 123 was adopted prospectively, the Company will continue to provide pro forma disclosures of net income and earnings per share in the following table as if the fair value based method of accounting had been applied.

	For the years ended December 31,
	2004	2003	2002
	(dollars, except per share, in thousands)
Net income—as reported	$1,815	$916	$595

Net income—pro forma	1,565	654	331
Basic earnings per share
As reported	1.01	.51	.33
Pro forma	.87	.36	.18
Diluted earnings per share
As reported	.83	.45	.30
Pro forma	.71	.32	.17

All 2003 and 2002 amounts have been adjusted for the 3 for 2 stock split distributed on March 1, 2004. See Note 14 for additional information regarding the Company’s stock-based compensation plans.

The weighted average fair value per share of options granted in the years presented amounted to $3.02, $1.12, and $1.07, respectively. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants: expected volatility of 6.0% for all years presented, risk-free interest rate of 2.25%, 1.25% and 1.50% for each year presented, respectively, and expected lives of the options of seven years in all years presented. There were no cash dividends in any years presented.

Net Income Per Share—Basic net income per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted net income per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. The net income available to common stockholders was also increased and expense recorded upon the grant of employee options under the fair value method. Potential common shares that may be issued by the Company relate solely to outstanding stock options and stock warrants and are determined using the treasury stock method.

For the year ended December 31, 2004, the effect of dilutive securities (options and warrants) resulted in an incremental 388,852 shares outstanding compared to an incremental 221,531 and 154,190 shares outstanding for the years ended December 31, 2003 and 2002, respectively.

FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004 and 2003

On January 20, 2004, the Company’s board of directors approved a 3 for 2 split of the Company’s outstanding stock. The split was distributed on March 1, 2004. The number of outstanding shares increased from 1,201,900 to 1,802,846. All share amounts for 2003 and 2002 have been restated to reflect the split.

Comprehensive Income—Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

Recently Issued Accounting Standards—On December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123(R)”). SFAS No. 123(R) will require companies to measure all employee stock-based compensation awards using a fair value method and record such expense in its financial statements. In addition, the adoption of SFAS No. 123(R) requires additional accounting and disclosure related to the income tax and cash flow effects resulting from share-based payment arrangements. SFAS No. 123(R) is effective beginning as of the first interim or annual reporting period beginning after December 15, 2005. The adoption of SFAS No. 123(R) is not expected to have a material impact on the Company’s financial position or results of operations.

In November 2003, the Emerging Issues Task Force (“EITF”) reached a consensus that certain quantitative and qualitative disclosures should be required for debt and marketable equity securities classified as available for sale or held to maturity under SFAS No. 115 and SFAS No. 124 that are impaired at the balance sheet date but for which other-than-temporary impairment has not been recognized. Accordingly, the EITF issued EITF No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” This issue addresses the meaning of other-than-temporary impairment and its application to investments classified as either available for sale or held to maturity under SFAS No. 115 and provides guidance on quantitative and qualitative disclosures. The disclosure requirements of EITF No. 03-1 are effective for annual financial statements for fiscal years ending after June 15, 2004. The effective date for the measurement and recognition guidance of EITF No. 03-1 has been delayed.

Note 2—Statement of Cash Flows

The following summarizes supplemental cash flow data for the years ended December 31:

	2004	2003	2002
Interest paid	$3,813,293	$3,017,778	$2,706,233
Cash paid for income taxes	1,075,025	215,849	50,000
Change in fair value of securities available for sale, net of income tax	(141,066)	(240,470)	176,031

Note 3—Restrictions on Cash and due from Banks

The Bank is required to maintain average reserve balances, net of vault cash, with the Federal Reserve Bank based upon a percentage of deposits. The amount of the required reserve balance which is reported in “Cash and due from banks” on the accompanying consolidated balance sheets at December 31, 2004 was $244,000 compared to $5,000 for both December 31, 2003 and 2002.

FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004 and 2003

Note 4—Investment Securities

The amortized cost, fair value and gross unrealized holding gains and losses of securities available for sale at December 31, 2004 and 2003, consisted of the following:

	2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities available for sale:
U.S. Agency obligations	$6,500,000	$—	$(146,711)	$6,353,289
Mortgage-backed	23,998,480	28,345	(156,477)	23,870,348
Municipal	5,923,857	55,341	(37,937)	5,941,261

Total	$36,422,337	$83,686	$(341,125)	$36,164,898

	2003
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Securities available for sale:
U.S. Agency obligations	$9,956,593	$12,577	$(150,659)	$9,818,511
Mortgage-backed	20,333,627	163,066	(62,006)	20,434,687
Municipal	5,927,304	50,059	(56,739)	5,920,624

Total	$36,217,524	$225,702	$(269,404)	$36,173,822

At December 31, 2004 and 2003, securities with a carrying value of approximately $19,400,000 and $31,800,000 respectively, were pledged to secure public deposits and for other purposes required or permitted by law, including as collateral for FHLB advances outstanding.

The following table shows gross unrealized losses and fair value, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2004.

	Less than 12 Months		12 Months or More		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Securities available for sale:
U.S. Agency obligations	$1,485,215	$(14,785)	$4,868,074	$(131,926)	$6,353,289	$(146,711)
Mortgage-backed	15,838,154	(142,290)	1,229,575	(14,187)	17,067,729	(156,477)
Municipal	828,356	(13,088)	782,536	(24,849)	1,610,892	(37,937)

Total	$18,151,725	$(170,163)	$6,880,185	$(170,962)	$25,031,910	$(341,125)

At December 31, 2004, ten individual securities were in a continuous loss position for twelve months or more. The Company has the ability and intent to hold these securities until such time as the value recovers or the securities mature. The Company believes, based on industry analyst reports and the credit ratings of the securities, that the deterioration in value is attributable to changes in market interest rates and not in the credit quality of the issuer and therefore, these losses are not considered other-than-temporary.

FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004 and 2003

The amortized cost and estimated fair value of investment securities available for sale at December 31, 2004 by contractual maturity are shown in the following table. Expected maturities may differ from contractual maturities because issuers may have the right to call or repay obligations with or without prepayment penalties. Fair value of securities was determined using quoted market prices.

	Amortized Cost	Fair Value
Due after one year, through five years	$1,000,000	$991,545
Due after five years, through ten years	7,379,307	7,258,578
Due after fifteen years	4,044,550	4,044,427

Subtotal	12,423,857	12,294,550
Mortgage-backed securities	23,998,480	23,870,348

Total	$36,422,337	$36,164,898

Note 5—Investments Required by Law

The Bank, as a member of the Federal Reserve Bank (“FRB”) and the Federal Home Loan Bank of Atlanta (“FHLB”), is required to own capital stock in these organizations. The Bank’s equity investments required by law are included in the accompanying consolidated balance sheets in “Other assets”. The amount of FRB stock owned is based on the Bank’s capital levels and totaled $329,850 at December 31, 2004 and 2003, respectively. The amount of FHLB stock owned is determined based on the Bank’s balances of residential mortgages and advances from the FHLB and totaled $1,405,400 and $475,000 at December 31, 2004 and 2003, respectively. No ready market exists for these stocks and they have no quoted market value. However, redemption of these stocks has historically been at par value. Accordingly, the carrying amounts are deemed to be a reasonable estimate of fair value.

Note 6—Loans

A summary of loans by classification at December 31 is as follows:

	2004	2003
Commercial and industrial	$20,255,042	$24,869,400
Commercial secured by real estate	104,339,105	57,622,045
Real estate—residential mortgages	59,322,241	42,830,333
Installment and other consumer loans	4,977,122	5,341,479
Unearned income	(385,917)	(242,272)

Total loans, net of unearned income	188,507,593	130,420,985
Less—allowance for loan losses	(2,258,526)	(1,630,488)

Total loans, net	$186,249,067	$128,790,497

Approximately $142,839,000 of the loans were variable interest rate loans at December 31, 2004. The remaining portfolio was comprised of fixed interest rate loans.

The Company, through the Bank, makes loans to individuals and small- to mid-sized businesses for various personal and commercial purposes primarily in Spartanburg County, South Carolina. The Company has a diversified loan portfolio and the Company’s loan portfolio is not dependent on any specific economic segment. The Company regularly monitors its credit concentrations based on loan purpose, industry and customer base. As of December 31, 2004, there were no material concentrations of credit risk within the Company’s loan portfolio.

FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004 and 2003

At December 31, 2004 and 2003, $48,643 and $257,470 in loans were on nonaccrual status, respectively. Foregone interest income on these nonaccrual loans and other nonaccrual loans charged off during the year was approximately $1,800 and $15,000 in 2004 and 2003, respectively. There were no loans on nonaccrual status at December 31, 2002. There were no loans contractually past due in excess of 90 days at December 31, 2004 or 2003. There were no foreclosed loans or other real estate owned at December 31, 2004 or 2003. There were no impaired loans at December 31, 2004 or 2003.

Qualifying loans held by the bank and collateralized by one-to-four family residences with a market value of $28,479,000 were pledged as collateral for FHLB advances outstanding of $23,078,571 at December 31, 2004.

Changes in the allowance for loan losses for the years ended December 31 were as follows:

	2004	2003	2002
Balance, beginning of year	$1,630,488	$1,163,977	$800,303
Provision charged to operations	679,427	518,821	417,980
Loans charged off	(53,548)	(52,880)	(54,306)
Recoveries on loans previously charged off	2,159	570	—

Balance, end of year	$2,258,526	$1,630,488	$1,163,977

Directors, executive officers and associates of such persons are customers of and have transactions with the Bank in the ordinary course of business. Included in such transactions are outstanding loans and commitments, all of which are made under substantially the same credit terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility.

The aggregate dollar amount of these outstanding loans was approximately $10.29 million and $7.33 million at December 31, 2004 and 2003, respectively. During 2004, new loans and advances on these lines of credit totaled approximately $4.63 million and payments on these loans and lines totaled approximately $1.67 million. At December 31, 2004, there were commitments to extend additional credit to related parties in the amount of approximately $1 million.

Under current Federal Reserve regulations, the Bank is limited to the amount it may loan to the Company. Loans made by the Bank may not exceed 10% and loans to all affiliates may not exceed 20% of the Bank’s capital, surplus and undivided profits, after adding back the allowance for loan losses. There were no loans outstanding between the Bank and the Company at December 31, 2004 or 2003.

Note 7—Premises and Equipment

A summary of premises and equipment at December 31 is as follows:

	2004	2003
Land	$975,854	$975,854
Building and improvements	2,885,057	2,843,856
Furniture, fixtures and equipment	1,325,097	1,227,979
Construction in progress	—	23,846

Subtotal	5,186,008	5,071,535
Accumulated depreciation	911,768	691,081

Total	$4,274,240	$4,380,454

FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004 and 2003

Depreciation expense charged to operations totaled $245,077, $239,939 and $233,449 in 2004, 2003, and 2002, respectively.

The Bank entered into a long-term land operating lease during 2000, which has an initial term of 20 years and various renewal options under substantially the same terms with certain rate escalations. Rent expense charged to operations totaled $48,000 for each of the years ended December 31, 2004, 2003 and 2002. The annual minimum rental commitments under the terms of the Company’s noncancellable lease at December 31, 2004 are as follows:

2005	$50,917
2006	53,000
2007	53,000
2008	53,000
2009	53,000
Thereafter	660,033

Total	$922,950

In addition, the Bank currently has short-term operating leases for its loan production offices in Mount Pleasant and Greenville, South Carolina. Monthly rent for these two offices totals $2,950.

Note 8—Deposits

The aggregate amount of time deposits with a minimum denomination of $100,000 was approximately $58,891,000 and $43,005,000 at December 31, 2004 and 2003, respectively.

The scheduled maturities of time deposits at December 31 are as follows:

	2004	2003
One year or less	$115,059,906	$88,301,678
From one year to three years	10,485,454	14,474,823
After three years	5,502,000	5,102,149

Total	$131,047,360	$107,878,650

Note 9—Lines of Credit

At December 31, 2004, the Bank had short-term lines of credit with correspondent banks to purchase unsecured federal funds totaling $19,000,000. The interest rate on any borrowings under these lines would be the prevailing market rate for federal funds purchased.

Note 10—FHLB Advances

The Bank has the ability to borrow up to 20% of its total assets from the FHLB as of December 31, 2004, limited to qualifying collateral. Borrowings under this arrangement can be made with various terms and repayment schedules and with fixed or variable rates of interest. The borrowings under this arrangement are available by pledging collateral and may require additional purchases of stock in the FHLB. Qualifying loans held by the bank and collateralized by 1-4 family residences with a market value of $28,479,000 were pledged as collateral for advances outstanding of $23,078,571 at December 31, 2004.

FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004 and 2003

At December 31, 2004, fixed rate FHLB advances outstanding ranged from $1,000,000 to $3,000,000 with initial maturities of two to seven years and rates of 2.82% to 4.01%. At December 31, 2004, advances totaling $8.3 million were subject to call features at the option of the FHLB with call dates ranging from June 2005 to March 2008 and current rates of 2.01% to 2.92%. Call provisions are more likely to be exercised by the FHLB when rates rise. Advances totaling $9,750,000 at December 31, 2004 were at variable rates based on three month LIBOR and were priced from 2.13% to 2.52% as of year end, depending on the reset date.

Scheduled maturities of FHLB advances subsequent to December 31, 2004 are $5,850,000 in 2006, $2,500,000 in 2007, $4,300,000 in 2009, $2,928,571 in 2011, $5,000,000 in 2012 and $2,500,000 in 2013.

The weighted-average interest on FHLB advances outstanding as of December 31, 2004 and 2003 was 2.68% and 1.71%, respectively.

Note 11—Income Taxes

The following is a summary of the items, which caused recorded income taxes to differ from taxes computed using the statutory tax rate for the periods ended December 31:

	2004	2003	2002
Income tax expense at federal statutory rate of 34%	$897,143	$456,150	$202,344
Change in valuation allowance	—	—	(341,591)
State income tax, net of federal effect	62,214	27,914	11,959
Tax-exempt securities income	(70,425)	(43,833)	—
Bank-owned life insurance earnings	(42,638)	(26,535)	—
Other, net	(22,816)	12,195	127,288

Income tax expense	$823,478	$425,891	$—

The provision for income taxes for the years ended December 31 is as follows:

	2004	2003	2002
Current:
Federal	$827,316	$398,844	$204,635
State	91,564	26,994	18,120

	918,880	425,838	222,755

Deferred:
Federal	(98,102)	(15,247)	(222,755)
State	2,700	15,300	—

	(95,402)	53	(222,755)

Provision for income taxes	$823,478	$425,891	$—

FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004 and 2003

The components of the deferred tax assets and liabilities at December 31 are as follows:

	2004	2003
Deferred tax liability:
Net deferred loan costs	$36,100	$35,252
Prepaid expenses deducted currently for tax	29,560	34,657
Tax depreciation in excess of book	147,880	125,698
Loan servicing rights	47,722	—

Total deferred tax liability	261,262	195,607

Deferred tax asset:
Allowance for loan losses	561,451	408,506
Deferred organizational and start-up costs	6,638	33,803
Unrealized loss on securities available for sale	87,529	14,859
Deferred gain on sale of loans	35,277	—

Deferred tax asset before valuation allowance	690,895	457,168

Valuation allowance	—	—

Net deferred tax asset	$429,633	$261,561

The net deferred tax asset is included in “Other assets” in the accompanying consolidated balance sheets.

The Company has not recorded a valuation allowance for the net deferred tax asset as management believes the realization of this asset is determined to be more likely than not based on the Company’s ability to generate future taxable income during the periods in which temporary differences become deductible.

A portion of the change in the net deferred tax asset relates to the change in the tax effect of the unrealized loss on securities available for sale of $72,670. The remainder of the change in the net deferred tax asset is due to the current period deferred tax benefit of $95,402.

Note 12—Regulatory Capital Requirements and Dividend Restrictions

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s and the Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

The Company and the Bank are required to maintain minimum amounts and ratios of total risk-based capital, Tier 1 capital, and Tier 1 leverage capital (as defined in the regulations) as set forth in the following table. Management believes, as of December 31, 2004, that the Company and the Bank meet all capital adequacy requirements to which they are subject. At December 31, 2004, the Bank is categorized as “well capitalized” under the regulatory framework for prompt corrective action. There are no current conditions or events that management believes would change the Company’s or the Bank’s category.

FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004 and 2003

The following table presents the Company’s and the Bank’s actual capital amounts and ratios at December 31, 2004 and 2003 as well as the minimum calculated amounts for each regulatory-defined category.

	Actual		For Capital Adequacy Purposes		Minimum to be Categorized as Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2004
The Company
Total capital to risk-weighted assets	$21,919,000	12.21%	$14,397,000	8.00%	N/A	N/A
Tier 1 capital to risk-weighted assets	$18,018,000	10.04%	$7,200,000	4.00%	N/A	N/A
Tier 1 capital to average assets	$18,018,000	7.90%	$9,146,000	4.00%	N/A	N/A

The Bank
Total capital to risk-weighted assets	$21,290,000	11.83%	$14,397,000	8.00%	$17,997,000	10.00%
Tier 1 capital to risk-weighted assets	$19,031,000	10.57%	$7,202,000	4.00%	$10,803,000	6.00%
Tier 1 capital to average assets	$19,031,000	8.34%	$9,128,000	4.00%	$11,409,000	5.00%

As of December 31, 2003
The Company
Total capital to risk-weighted assets	$16,659,000	12.91%	$10,323,000	8.00%	N/A	N/A
Tier 1 capital to risk-weighted assets	$15,029,000	11.64%	$5,165,000	4.00%	N/A	N/A
Tier 1 capital to average assets	$15,029,000	8.65%	$6,950,000	4.00%	N/A	N/A

The Bank
Total capital to risk-weighted assets	$15,854,000	12.28%	$10,328,000	8.00%	$12,907,000	10.00%
Tier 1 capital to risk-weighted assets	$14,224,000	11.02%	$5,163,000	4.00%	$7,744,000	6.00%
Tier 1 capital to average assets	$14,224,000	8.20%	$6,939,000	4.00%	$8,683,000	5.00%

The ability of the Company to pay cash dividends is dependent upon receiving cash in the form of dividends from the Bank. The dividends that may be paid by the Bank to the Company are subject to legal limitations and regulatory capital requirements. The approval of the Comptroller of the Currency is required if the total of all dividends declared by a national bank in any calendar year exceeds the Bank’s net profits (as defined by the Comptroller) for that year combined with its retained net profits (as defined by the Comptroller) for the two preceding calendar years. As of December 31, 2004, no cash dividends have been declared or paid by the Bank.

Note 13—Junior Subordinated Debentures

The Company issued trust preferred securities totaling $6 million through its statutory trust subsidiaries, FNSC Capital Trust I and FNSC Statutory Trust II, during 2003 and 2004. On December 19, 2003, FNSC Capital Trust I issued and sold floating rate trust preferred securities having an aggregate liquidation amount of $3 million to institutional buyers in a private placement of trust preferred securities. On April 30, 2004, FNSC Statutory Trust II (collectively with FNSC Capital Trust I (the “Trusts”)), issued an additional $3 million through a pooled offering of trust preferred securities. The Trusts also issued common securities having an aggregate liquidation amount of 3% of the total capital of the Trusts, or $186,000, to the Company.

The 2003 and 2004 trust preferred securities issues accrue and pay cumulative distributions quarterly in arrears at a rate per annum equal to 90-day LIBOR plus 292 basis points and 90-day LIBOR plus 270 basis

FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004 and 2003

points, respectively. The Company has the right, subject to events of default, to defer payments of interest on the trust preferred securities for a period not to exceed 20 consecutive quarters from the date of issuance. The Company has no current intention to exercise this right. At December 31, 2004, the distribution rates on the 2003 and 2004 issuances were 5.48% and 5.20%, respectively.

The 2003 and 2004 trust preferred securities issues are mandatorily redeemable upon maturity on December 19, 2033 and April 30, 2039, respectively. The Company has the right to redeem them in whole or in part, on or after December 19, 2008 and at any time commencing in 2009, respectively. If they are redeemed on or after these dates, the redemption price will be 100% of the principal amount plus accrued and unpaid interest. In addition, the Company may redeem either issuance in whole (but not in part) at any time within 90 days following the occurrence of a tax event, an investment company event, or a capital treatment event at a special redemption price (as defined in the indenture).

The Trusts invested the gross proceeds of $6 million from the issuance of the trust preferred securities and $186,000 from the issuance of the common securities in an equivalent amount of floating rate junior subordinated debentures of the Company or $6,186,000. The Company contributed the net proceeds from the issuance of the subordinated debentures of $6 million after purchase of the common securities for $186,000 to the Bank for general corporate purposes. Issuance costs from the 2003 and 2004 transactions totaled $104,000 and $15,000, respectively.

The junior subordinated debentures are unsecured obligations of the Company and are subordinate and junior in right of payment to all present and future senior indebtedness of the Company. The Company has entered into guarantees, which together with its obligations under the junior subordinated debentures and the declaration of trusts governing the Trusts, provides full and unconditional guarantees of the trust preferred securities.

The common securities owned by the Company rank equal to the trust preferred securities in priority of payment. The common securities generally have sole voting power on matters to be voted upon by the holders of the Trusts’ securities.

On October 31, 2003, the FASB proposed a modification and interpretation of FASB Interpretation No. 46 (“FIN 46r”) which requires the Company to deconsolidate the Trusts from its financial statements. As a small business issuer reporting under Regulation S-B, the Company was allowed to delay deconsolidation until December 31, 2004. Accordingly, the junior subordinated debentures and the common securities are presented in the Company’s financial statements as liabilities and other assets, respectively, as of December 31, 2004. All prior periods have been restated retroactively to reflect the deconsolidation. The trust preferred securities are a part of the financial statements of the Trusts and they are not reflected in the Company’s financial statements due to the adoption of FIN 46r.

Note 14—Stock Compensation Plans

Effective March 6, 2000, the Company adopted the First National Bancshares, Inc. 2000 Stock Incentive Plan (the “Plan”). Under the Plan, options are periodically granted to employees and directors by the Personnel Committee at a price not less than the fair market value of the shares at the date of grant. Options granted are exercisable for a period of ten years from the date of grant and become exercisable at a rate of 20% each year on the first five anniversaries of the date of grant. The Plan authorizes the granting of stock options up to a maximum of 270,000 shares of common stock. As of December 31, 2004, 98,400 option shares were available to be granted under the Plan.

FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004 and 2003

Upon consummation of the initial public offering, the organizers were issued stock warrants to purchase 470,000 shares of common stock for $6.67 per share. These warrants vest ratably over a five-year period beginning February 10, 2000, and will be exercisable in whole or in part during the ten-year period following that date.

The following is a summary of the activity under the plans for the years ended December 31:

	2004		2003		2002
	Shares	Weighted Average Exercise Price Per Share	Shares	Weighted Average Exercise Price Per Share	Shares	Weighted Average Exercise Price Per Share
Outstanding, beginning of period	642,500	$6.82	627,500	$6.71	631,250	$6.71
Granted	16,250	19.25	23,250	10.61	8,250	8.73
Forfeited	(20,000)	16.20	(7,500)	10.00	(9,900)	7.03
Exercised	—	—	(750)	7.20	(2,100)	6.76

Outstanding, December 31	638,750	6.84	642,500	6.82	627,500	6.70

Exercisable, December 31	495,249	6.69	369,600	6.67	246,650	6.67

The following table summarizes information about stock options and warrants outstanding under the stock-based option plans at December 31, 2004:

	Outstanding			Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 6.67	611,000	5.25 years	$6.67	488,799	$6.67
$ 7.00 – $ 7.20	7,500	7.00 years	7.16	4,500	7.16
$ 8.70 – $ 9.00	750	7.65 years	9.00	300	9.00
$ 9.50 – $12.50	8,250	8.75 years	10.61	1,650	10.61
$16.00 – $19.75	11,250	9.52 years	19.25	—	—

$ 6.67 – $12.50	638,750	7.30 years	$6.82	495,249	$6.69

The above information has been restated for the 3 for 2 stock split distributed on March 1, 2004.

Note 15—Employee Benefit Plans

The Company maintains an employee benefit plan for all eligible employees of the Company and the Bank under the provisions of Internal Revenue Code Section 401(k). The First National Retirement Savings Plan (the “Savings Plan”) allows for employee contributions and, upon annual approval of the Board of Directors, the Company matches 50% of employee contributions up to a maximum of six percent of annual compensation. The 50% match represents an increase over the 25% match in 2002. A total of $37,000, $29,932 and $12,000 were charged to operations in 2004, 2003, and 2002, respectively, for the Company’s matching contribution. Employees are immediately vested in their contributions to the Savings Plan and become fully vested in the employer matching contribution after five years of service.

On May 31, 2004, the Company adopted an Employee Stock Ownership Plan (“ESOP”) for the exclusive benefit of employee participants. Employees become vested in their account balances after seven years of service. The Board of Directors approved a $12,000 discretionary contribution paid to the ESOP for the year ended December 31, 2004.

FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004 and 2003

During 2004, the Company also adopted a formal incentive compensation plan, the First National Incentive Plan (the “FNIP”) for members of its management team. Approximately $380,000 was accrued in 2004 and paid in January 2005 based on achievement of individual and corporate performance goals.

Note 16—Commitments and Contingencies

On September 10, 2004, the Company entered into a new employment agreement with its President and Chief Executive Officer that includes an annually renewable three-year compensation term, annual bonus, incentive program, stock option plan and a one-year non-compete agreement upon termination. After December 31, 2004, the Company entered into employment agreements with each of its three Executive Vice Presidents that include an annually renewing two-year compensation term and one-year non-compete agreements upon termination.

In the normal course of business, the Company and the Bank are periodically subject to various pending or threatened lawsuits in which claims for monetary damages may be asserted. At December 31, 2004, the Company and the Bank were not involved with any litigation matters.

See Note 7 for specifics on the Company’s lease commitments.

Note 17—Financial Instruments with Off-Balance Sheet Risk

The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit and involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amounts of those instruments.

The Company uses the same credit and collateral policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management’s credit evaluation. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

At December 31, 2004, the Company’s commitments to extend additional credit totaled approximately $47.9 million, the majority of which are at variable rates of interest and expire within one year. Included in the Company’s total commitments are standby letters of credit. Letters of credit are commitments issued by the Company to guarantee the performance of a customer to a third party and totaled $605,278 at December 31, 2004. The credit risk involved in the underwriting of letters of credit is essentially the same as that involved in extending loan facilities to customers.

Note 18—Fair Value of Financial Instruments

SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” requires disclosure of fair value information, whether or not recognized in the statement of financial position, when it is practicable to estimate fair value. SFAS No. 107 defines a financial instrument as cash, evidence of an ownership interest in an entity, or

FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004 and 2003

contractual obligations which require the exchange of cash or other financial instruments. Certain items which are specifically excluded from the disclosure requirements, including the Company’s common stock, premises and equipment and other assets and liabilities.

Fair value approximates book value for the following financial instruments due to the short-term nature of the instrument: cash and due from banks, interest-bearing deposits in banks, federal funds sold, federal funds purchased, repurchase agreements, short-term FHLB advances, and other short-term borrowings. Fair value of investment securities is estimated based on quoted market prices where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Fair value for variable rate loans that reprice frequently and for loans that mature in less than one year is based on the carrying value, reduced by an estimate of credit losses inherent in the portfolio. Fair value of fixed rate real estate, consumer, commercial and other loans maturing after one year is based on the discounted present value of the estimated future cash flows, reduced by an estimate of credit losses inherent in the portfolio. Discount rates used in these computations approximate the rates currently offered for similar loans of comparable terms and credit quality.

Fair value for demand deposit accounts and variable rate interest-bearing accounts with no fixed maturity date is equal to the carrying value. Certificate of deposit accounts maturing during 2005 are valued at their carrying value. Certificate of deposit accounts maturing after 2005 are estimated by discounting cash flows from expected maturities using current interest rates on similar instruments. Fair value for long-term FHLB advances is based on discounted cash flows using the current market rate. Fair value for the floating rate junior subordinated debentures is based on the carrying value.

The estimated fair market value of commitments to extend credit and standby letters of credit are equal to their carrying value as the majority of these off-balance sheet instruments have relatively short terms to maturity and are written with variable rates of interest.

The Company has used management’s best estimate of fair values based on the above assumptions. Thus, the fair values presented may not be the amounts, which could be realized in an immediate sale or settlement of the instrument. In addition, any income tax or other expense which would be incurred in an actual sale or settlement are not taken into consideration in the fair value presented.

The estimated fair values of the Company’s financial instruments at December 31 are as follows:

	2004		2003
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and due from banks	$2,404,124	$2,404,124	$3,003,015	$3,003,015
Interest-bearing bank balances	33,841	33,841	534,405	534,405
Federal funds sold	846,000	846,000	3,157,000	3,157,000
Securities available for sale	36,164,898	36,164,898	36,173,822	36,173,822
Loans, net	186,249,067	186,805,000	128,790,497	128,823,000

Financial liabilities:
Deposits	$191,811,128	$193,661,000	$154,733,021	$157,570,000
FHLB advances	23,078,571	23,001,406	9,500,000	9,500,000
Junior subordinated debentures	6,186,000	6,186,000	3,093,000	3,093,000

FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004 and 2003

Note 19—Parent Company Financial Information

The following is condensed financial information of First National Bancshares, Inc. (parent company only) at December 31, 2004 and 2003 and for each of the years in the three year period ended December 31, 2004.

First National Bancshares, Inc.

Condensed Balance Sheets

	2004	2003
Assets:
Cash	$459,657	$726,523
Investment in bank subsidiary	19,269,052	14,422,578
Investment in Trust subsidiaries	186,000	93,000
Other assets	182,738	100,800

Total	$20,097,447	$15,342,901

Liabilities and shareholders’ equity:
Junior subordinated debentures	$6,186,000	$3,093,000
Accruals and other liabilities	—	21,405
Shareholders’ equity	13,911,447	12,228,496

Total	$20,097,447	$15,342,901

First National Bancshares, Inc.

Condensed Statements of Income

	2004	2003	2002
Interest income	$11,315	$8,743	$13,780
Interest expense on junior subordinated debentures	235,919	4,496	—

Net interest income/(expense)	(224,604)	4,247	13,780

Professional fees	8,961	7,452	6,818
Shareholder relations	31,771	20,884	19,542
Other	688	52	2,385

Noninterest expense	41,420	28,388	28,745

Equity in undistributed net income of bank subsidiary	1,990,540	939,867	610,094

Net income before income taxes	1,724,516	915,726	595,129
Income tax benefit	(90,661)	—	—

Net income	$1,815,177	$915,726	$595,129

FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements—(Continued)

December 31, 2004 and 2003

First National Bancshares, Inc.

Condensed Statements of Cash Flows

	2004	2003	2002
Operating activities:
Net income	$1,815,177	$915,726	$595,129
Adjustments to reconcile net income to net cash used for operating activities:
Equity in undistributed net income of bank subsidiary	(1,990,540)	(939,867)	(610,094)
Compensation expense for employee stock options	8,900	3,000	—
Increase in other assets	(7,236)	(100,800)	—
Increase (decrease) in other liabilities	(5,446)	17,489	(2,247)
Increase in intercompany receivable	(90,661)	—	—

Net cash used for operating activities	(269,806)	(104,452)	(17,212)

Investing activities:
Investment in common securities of Trusts	(93,000)	(93,000)	—
Capital contribution to bank subsidiary	(2,997,000)	(3,203,000)	—

Net cash used for investing activities	(3,090,000)	(3,296,000)	—

Financing activities:
Proceeds from exercise of employee stock options	—	6,114	15,386
Cash paid in lieu of fractional shares	(60)	—	—
Proceeds from junior subordinated debentures	3,093,000	3,093,000	—

Net cash provided by financing activities	3,092,940	3,099,114	15,386

Net decrease in cash and cash equivalents	(266,866)	(301,338)	(1,826)
Cash, beginning of year	726,523	1,027,861	1,029,687

Cash, end of year	$459,657	$726,523	$1,027,861

For a complete discussion of the junior subordinated debentures, common securities and the related trust preferred securities, see Note 13—Junior Subordinated Debentures.

FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

Consolidated Balance Sheets

	June 30, 2005	December 31, 2004
	(unaudited)
Assets
Cash and due from banks	$2,803,041	$2,404,124
Interest-bearing bank balances	7,966	33,841
Federal funds sold and resale agreements	20,733,000	846,000
Securities available for sale	37,273,257	36,164,898
Loans, net of allowance for loan losses of $2,641,402 and $2,258,526, respectively	222,254,242	186,249,067
Premises and equipment, net	4,421,287	4,274,240
Other	7,673,209	6,371,730

Total assets	$295,166,002	$236,343,900

Liabilities and Shareholders’ Equity

Liabilities:
Deposits
Non-interest-bearing	$27,749,588	$15,695,134
Interest-bearing	214,740,854	176,115,994

Total deposits	242,490,442	191,811,128

FHLB advances	30,304,762	23,078,571
Federal funds purchased	—	9,000
Junior subordinated debentures	6,186,000	6,186,000
Accrued expenses and other liabilities	1,125,432	1,347,754

Total liabilities	280,106,636	222,432,453

Commitments and contingencies

Shareholders’ Equity:
Preferred stock, par value $.01 per share, 10,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, par value $.01 per share, 10,000,000 shares authorized, 1,803,896 and 1,802,846 shares issued and outstanding, respectively	18,039	18,028
Additional paid-in capital	11,847,167	11,818,623
Retained earnings	3,436,690	2,244,706
Accumulated other comprehensive income/(loss)	(242,530)	(169,910)

Total shareholders’ equity	15,059,366	13,911,447

Total liabilities and shareholders’ equity	$295,166,002	$236,343,900

See accompanying notes to consolidated financial statements.

FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Income

(Unaudited)

	For the three months ended		For the six months ended
	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004
Interest income:
Loans	$3,668,862	$1,968,611	$6,701,412	$3,831,066
Taxable securities	312,979	270,575	625,941	572,196
Nontaxable securities	63,484	57,524	121,013	115,090
Federal funds sold & other	24,660	18,789	56,621	35,044

Total interest income	4,069,985	2,315,499	7,504,987	4,553,396

Interest expense:
Deposits	1,428,193	784,942	2,568,095	1,521,871
FHLB advances	225,134	43,400	391,720	89,188
Junior subordinated debentures	90,955	52,423	174,186	85,878
Federal funds purchased	38,145	501	40,708	1,684

Total interest expense	1,782,427	881,266	3,174,709	1,698,621

Net interest income	2,287,558	1,434,233	4,330,278	2,854,775

Provision for loan losses	161,035	232,157	432,020	400,317

Net interest income after provision for loan losses	2,126,523	1,202,076	3,898,258	2,454,458

Non-interest income:
Service charges and fees on deposit accounts	243,887	207,461	465,739	408,436
Gain on sale of SBA loans	79,768	—	96,320	—
Loan service charges and fees	49,984	44,011	84,427	67,855
Gain on sale of investment securities	—	54,218	—	124,873
Other	81,753	62,059	166,398	136,860

Total non-interest income	455,392	367,749	812,884	738,024

Non-interest expense:
Salaries and employee benefits	860,251	606,234	1,657,769	1,219,566
Occupancy and equipment expense	164,259	135,525	303,088	277,796
Data processing	118,950	94,000	229,906	184,287
Public relations	93,229	80,002	183,839	160,344
Professional fees	48,223	43,601	111,048	132,538
Telephone and supplies	46,921	32,838	92,175	63,628
Other	163,005	133,799	327,281	247,312

Total non-interest expense	1,494,838	1,125,999	2,905,106	2,285,471

Income before income taxes	1,087,077	443,826	1,806,036	907,011
Provision for income taxes	377,037	128,485	614,052	276,638

Net income	$710,040	$315,341	$1,191,984	$630,373

Net income per share:
Basic	$0.40	$0.18	$0.67	$0.35
Diluted	$0.32	$0.14	$0.53	$0.29
Weighted average shares outstanding:
Basic	1,803,504	1,802,846	1,803,175	1,802,846
Diluted	2,271,970	2,217,927	2,271,398	2,168,849

See accompanying notes to consolidated financial statements.

FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Income/(Loss)

For the six months ended June 30, 2005 and 2004

(Unaudited)

	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income/(Loss)	Total Shareholders’ Equity
	Shares	Amount
Balance, December 31, 2003	1,802,850	$18,028	$11,809,783	$429,529	$(28,844)	$12,228,496

Cash in lieu of fractional shares	(4)	—	(60)	—	—	(60)
Grant of employee stock options	—	—	5,980	—	—	5,980
Comprehensive income:
Net income	—	—	—	630,373	—	630,373
Change in net unrealized gain/(loss) on securities available for sale, net of income tax of $397,881	—	—	—	—	(772,358)	(772,358)
Add: reclassification adjustment for gains included in net income, Net of income tax of $42,457	—	—	—	—	82,416	82,416
Total comprehensive income/(loss)	—	—	—	—	—	(59,569)

Balance, June 30, 2004	1,802,846	$18,028	$11,815,703	$1,059,902	$(718,786)	$12,174,847

Balance, December 31, 2004	1,802,846	$18,028	$11,818,623	$2,244,706	$(169,910)	$13,911,447

Grant of employee stock options	—	—	16,200	—	—	16,200
Proceeds from exercised options	1,050	11	12,344	—	—	12,355
Comprehensive income:
Net income	—	—	—	1,191,984	—	1,191,984
Change in net unrealized gain/(loss) on securities available for sale, net of income tax of $15,976	—	—	—	—	(72,620)	(72,620)
Total comprehensive income/(loss)	—	—	—	—	—	1,119,364

Balance, June 30, 2005	1,803,896	$18,039	$11,847,167	$3,436,690	$(242,530)	$15,059,366

All share amounts have been retroactively restated to reflect the 3 for 2 stock split distributed on March 1, 2004.

See accompanying notes to consolidated financial statements.

FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

For the six months ended June 30, 2005 and 2004

(Unaudited)

	2005	2004
Cash flows from operating activities:
Net income	$1,191,984	$630,373
Adjustments to reconcile net income to cash provided by Operating activities:
Provision for loan losses	432,020	400,317
Depreciation	129,993	121,213
Premium amortization, net	43,492	61,446
Earnings on bank owned life insurance, net	(50,164)	(59,861)
Gain on sale of securities available for sale	—	(124,873)
Gain on sale of guaranteed portion of SBA loans	(96,320)	—
Compensation expense for employee stock options granted	16,200	5,980
(Increase)/decrease in prepaid expenses and other assets	(653,844)	(150,857)
Increase/(decrease) in accrued expenses and other liabilities	(296,278)	(516,003)

Net cash provided by operating activities	717,083	367,735

Cash flows from investing activities:
Proceeds from maturities/prepayment of securities available for sale	2,830,720	6,270,348
Proceeds from sales of securities available for sale	—	3,502,412
Purchases of securities available for sale	(4,071,168)	(9,080,938)
Proceeds from sale of guaranteed portion of SBA loans	1,854,033	—
Loan originations, net of principal collections	(38,143,446)	(31,874,007)
Investment in common securities of trust subsidiary	—	(93,000)
Net purchases of premises and equipment	(277,040)	(81,386)
Purchase of FHLB and other stock	(743,500)	(297,000)
Redemption of FHLB and other stock	184,500	84,500

Net cash used by investing activities	(38,365,901)	(31,569,071)

Cash flows from financing activities:
Proceeds from issuance of junior subordinated debentures	—	3,093,000
Cash paid in lieu of fractional shares	—	(60)
Increase in FHLB advances	14,100,425	9,250,000
Repayment of FHLB advances	(6,874,234)	(5,000,000)
Proceeds from exercise of employee stock options	12,355	—
Decrease in short term borrowings	(9,000)	—
Net increase in deposits	50,679,314	20,964,234

Net cash provided by financing activities	57,908,860	28,307,174

Net increase/(decrease) in cash and cash equivalents	20,260,042	(2,894,162)
Cash and cash equivalents, beginning of year	3,283,965	6,694,420

Cash and cash equivalents, end of period	$23,544,007	$3,800,258

See accompanying notes to consolidated financial statements.

FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

Notes to Unaudited Consolidated Financial Statements

June 30, 2005

Summary of Significant Accounting Policies and Activities

A summary of these policies is included in the Form 10-KSB filed with the Securities and Exchange Commission on March 31, 2005. For further information, refer to the financial statements and footnotes thereto included in our Annual Report on Form 10-KSB for 2004 as filed with the Securities and Exchange Commission. Accounting standards that have been issued or proposed by the Financial Accounting Standards Board that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

Statement of Cash Flows

In accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 95, “Statement of Cash Flows”, cash and cash equivalents are considered to be those amounts included in the balance sheet captions “Cash and due from banks”, “Interest-bearing bank liabilities”, and “Federal funds sold and resale agreements.” Cash paid for interest during the six months ended June 30, 2005 and 2004, totaled $3,102,986 and $1,700,787, respectively. Cash paid for income taxes during the six months ended June 30, 2005 and 2004, totaled $777,401 and $669,000, respectively. Non-cash investing activities for the six months ended June 30, 2005 and 2004, included $72,620 and $772,358 of unrealized losses on available for sale securities, net of income tax, respectively.

Overview

First National Bancshares, Inc. was incorporated on July 14, 1999 to operate as a bank holding company pursuant to the Federal Bank Holding Company Act of 1956 and the South Carolina Bank Holding Company Act and to purchase 100% of the issued and outstanding stock of First National Bank of Spartanburg, an association organized under the laws of the United States, to conduct a general banking business in Spartanburg, South Carolina.

In August 2002, we began offering trust and investment management services through an alliance with Colonial Trust Company, the oldest private trust company in South Carolina. During 2002, we changed the legal name of our bank subsidiary to First National Bank of the South. Although we continue to do business in Spartanburg County as First National Bank of Spartanburg. First National Bank of the South also operates a small business lending division in Greenville County under the name First National Business Capital.

On December 19, 2003, we formed FNSC Capital Trust I, a statutory trust, for the purpose of issuing and selling floating rate securities having an aggregate liquidation amount of $3.0 million to institutional buyers in a private placement of trust preferred securities. On April 30, 2004, we formed FNSC Statutory Trust II in order to issue an additional $3.0 million through a pooled offering of trust preferred securities.

On October 13, 2004, we opened a loan production office in Mount Pleasant, South Carolina. On April 26, 2005, we filed an application with the Office of the Comptroller of the Currency (OCC) to convert this office to a full-service bank branch. In June of 2005, we received regulatory approvals to open our fourth full service branch, which will be our first in Mount Pleasant, South Carolina. We plan to open this branch in the fourth quarter of 2005.

FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

Notes to Unaudited Consolidated Financial Statements

June 30, 2005

Basis of Presentation

The accompanying consolidated financial statements include all of our accounts and the accounts of our bank subsidiary. All significant inter-company accounts and transactions have been eliminated in consolidation. The accompanying unaudited, consolidated financial statements as of June 30, 2005, and for the six-month periods ended June 30, 2005 and 2004, have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-QSB and Item 310(b) of Regulation S-B. Accordingly, they do not include all information and footnotes required by GAAP for complete financial statements. However, in the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included.

Operating results for the six-month period ended June 30, 2005, are not necessarily indicative of the results that may be expected for the year ending December 31, 2005 or for any other interim period. For further information, refer to the financial statements and footnotes thereto included in our Annual Report on Form 10-KSB for 2004 as filed with the Securities and Exchange Commission.

Earnings Per Share

The following is a reconciliation of the numerators and denominators of the basic and diluted per share computations for net income for the three-month and six-month periods ended June 30, 2005 and 2004:

	Three Months Ended June 30, 2005		Six Months Ended June 30, 2005
	BASIC	DILUTED	BASIC	DILUTED
Net Income	$710,040	$710,040	$1,191,984	$1,191,984
Grant of employee stock options	8,000	8,000	16,200	16,200

Adjusted net income	$718,040	$718,040	$1,208,184	$1,208,184

Weighted average shares outstanding	1,803,504	1,803,504	1,803,175	1,803,175
Effect of Dilutive Securities:
Stock options & warrants	—	468,466	—	468,223

	1,803,504	2,271,970	1,803,175	2,271,398

Per share amount	$0.40	$0.32	$0.67	$0.53

	Three Months Ended June 30, 2005		Six Months Ended June 30, 2005
	BASIC	DILUTED	BASIC	DILUTED
Net Income	$315,341	$315,341	$630,373	$630,373
Grant of employee stock options	4,480	4,480	5,980	5,980

Adjusted net income	$319,821	$319,821	$636,353	$636,353

Weighted average shares outstanding	1,802,846	1,802,846	1,802,846	1,802,846
Effect of Dilutive Securities:
Stock options & warrants	—	415,081	—	366,003

	1,802,846	2,217,927	1,802,846	2,168,849

Per share amount	$0.18	$0.14	$0.35	$0.29

Stock Compensation Plans

We account for our stock compensation plans under the provisions of SFAS No. 148, “Accounting for Stock—Based Compensation”, which are consistent with the provisions of SFAS No. 123 but allowed use of the

FIRST NATIONAL BANCSHARES, INC. AND SUBSIDIARY

Notes to Unaudited Consolidated Financial Statements

June 30, 2005

prospective method of adoption if adopted by December 31, 2003. All stock options granted under stock compensation plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

Stock options granted after January 1, 2003 have been reflected in net income over the vesting period of these grants, under the prospective method. For awards granted in years prior to 2003, we are continuing to provide pro forma disclosures of net income and income per share in the following table, as if the fair value based method of accounting had been applied.

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net income – as reported	$710,040	$315,341	$1,191,984	$630,373
Net income – pro forma	694,559	250,508	1,184,703	496,518
Basic income per share
As reported	$0.40	$0.18	$0.67	$0.35
Pro forma	0.39	0.14	0.66	0.28
Diluted income per share
As reported	$0.32	$0.14	$0.53	$0.29
Pro forma	0.31	0.11	0.52	0.23

The weighted average fair value per share of options granted in the three-month periods ended June 30, 2005 and 2004, amounted to $8.39 and $2.19, respectively. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants: expected volatility of 24.50% and 6.00% for 2005 and 2004, respectively, risk-free interest rate of 2.75% and 1.00% for 2005 and 2004, respectively, and expected lives of the options of seven years in all periods presented. There were no cash dividends in any periods presented.

FIRST NATIONAL BANCSHARES, INC.

STOCK ORDER FORM/SUBSCRIPTION AGREEMENT

TO:	First National Bancshares, Inc. 215 North Pine Street Spartanburg, SC 29302

Ladies and Gentlemen:

You have informed me that First National Bancshares, Inc., a South Carolina corporation (the “Company”), is offering up to 350,000 shares of its common stock, at a price of $24.00 per share payable as provided herein and as described in and offered pursuant to the prospectus furnished with this Subscription Agreement to the undersigned. I understand that this is a best efforts offering of 350,000 shares of our common stock, including 86,000 shares of the selling shareholder, and that First National has also reserved the right to increase the size of the offering by an additional 52,500 shares in the event the offering is oversubscribed, for a total offering size of 402,500 shares. I also understand that there is no minimum number of shares First National must sell in the offering to accept subscriptions.

1. Subscription. Subject to the terms and conditions included, the undersigned tenders this subscription, together with payment in United States currency by check, bank draft, or money order payable to “First National Bancshares, Inc.” the amount indicated below, representing the payment of $24.00 per share for the number of shares of common stock indicated below. The total subscription price must be paid at the time the Subscription Agreement is executed.

2. Acceptance of Subscription. It is understood and agreed that the Company shall have the right to accept or reject this subscription in whole or in part, for any reason whatsoever. The Company may reduce the number of shares for which the undersigned has subscribed, indicating acceptance of less than all of the shares subscribed on its written form of acceptance.

3. Acknowledgments. The undersigned acknowledges that he or she has received a copy of the prospectus. This Subscription Agreement creates a legally binding obligation and the undersigned agrees to be bound by the terms of this Agreement.

4. Revocation. The undersigned agrees that once this Subscription Agreement is tendered to the Company, it may not be withdrawn and that this Agreement shall survive the death or disability of the undersigned.

By executing this agreement, the subscriber is not waiving any rights he or she may have under federal securities laws, including the Securities Act of 1933 and the Securities Exchange Act of 1934.

The shares of common stock offered here are not savings accounts or savings deposits accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Please indicate in the space provided below the exact name or names and address in which the stock certificate representing shares subscribed for hereunder should be registered.

Number of Shares Subscribed for (at least 100 shares)	Name or Names of Subscribers (Please Print)

$
Total Subscription Price at $24.00 per share (funds must be enclosed)	Please indicate form of ownership desired (individual, joint tenants with right of survivorship, tenants in common, trust corporation, partnership, custodian, etc.)

Date:	(L.S.)
Signature of Subscriber(s)

(L.S.)
Social Security Number or Federal Taxpayer Identification Number	Signature of Subscriber(s)

Street (Residence) Address:

Home Phone Number

City, State and Zip Code	Business Phone Number

Email Address	Cellular Phone Number

When signing as attorney, trustee, administrator, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. In the case of joint tenants or tenants in common, each owner must sign.

TO BE COMPLETED BY FIRST NATIONAL BANCSHARES, INC.:

Accepted as of                         ,                     , as to                      shares.

FIRST NATIONAL BANCSHARES, INC.

By: Title

FEDERAL INCOME TAX BACKUP WITHHOLDING

In order to prevent the application of federal income tax backup withholding, each subscriber must provide the escrow agent with a correct Taxpayer Identification Number (“TIN”). An individual’s social security number is his or her TIN. The TIN should be provided in the space provided in the Substitute Form W-9 below.

Under federal income tax law, any person who is required to furnish his or her correct TIN to another person, and who fails to comply with such requirements, may be subject to a $50 penalty imposed by the IRS.

Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS. Certain taxpayers, including all corporations, are not subject to these backup withholding and reporting requirements.

If the shareholder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future, “Applied For” should be written in the space provided for the TIN on the Substitute Form W-9.

SUBSTITUTE FORM W-9

Under penalties of perjury, I certify that: (i) The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a Taxpayer Identification Number to be issued to me), and (ii) I am not subject to backup withholding because: (a) I am exempt from backup withholding; or (b) I have not been notified by the Internal Revenue Service (“IRS”) that I am subject to backup withholding as a result of a failure to report all interest or dividends; or (c) the IRS has notified me that I am no longer subject to backup withholding.

You must cross out item (ii) above if you have been notified by the IRS that you are subject to backup withholding because of underreporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are not longer subject to backup withholding, do not cross out item (ii).

Each subscriber should complete this section.

Signature of Subscriber	Signature of Subscriber

Printed Name	Printed Name

Social Security or Employer Identification No.	Social Security or Employer Identification No.

350,000 Shares

Common Stock

PROSPECTUS

October 13, 2005

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Section 33-8-500 et seq. of the South Carolina Business Corporation Act of 1988 provides us with broad powers and authority to indemnify our directors and officers and to purchase and maintain insurance for such purposes and mandates the indemnification of our directors under certain circumstances. Our articles of incorporation and bylaws also provide us with the power and authority to the fullest extent legally permissible under the Act to indemnify our directors and officers, persons serving at our request or for our benefit as directors or officers of another corporation, and persons serving as our representatives or agents in certain circumstances. Pursuant to such authority and the provisions of our articles of incorporation, we have purchased insurance against certain liabilities that may be incurred by the company and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the company pursuant to the articles of incorporation or bylaws, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid in connection with the sale of common stock being registered, all of which will be paid by First National Bancshares, Inc. All amounts are estimates except the SEC filing fee and Nasdaq listing fee.

SEC filing fee	$2,470
Blue Sky filing fees	500
Nasdaq listing fee	100,000
NASD filing fee	2,500
Printing expenses	60,000
Legal fees and expenses	350,000
Accounting fees and expenses	55,000
Miscellaneous Disbursements	29,530

Total	$600,000

Item 26. Recent Sales of Unregistered Securities.

Since our inception to July 31, 2005, we have issued to directors, officers, employees and options to purchase an aggregate of 181,500 shares of common stock at exercise prices ranging from $6.67 to $26.50 per share under the First National Bancshares, Inc. 2000 Stock Incentive Plan, with a weighted average exercise price of $8.99 per share. The issuances of these options were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated under Section 3(b) of the Securities Act as transactions pursuant to compensation benefits plans and contracts relating to compensation. The following table presents information regarding the date of exercise, number of shares purchased pursuant to the option, and the option exercise price of the transactions within the three years preceding July 31, 2005. The amounts reflect the 3-for-2 stock split distributed on March 1, 2004.

Date of exercise	Number of shares purchased	Option exercise price
June 3, 2002	1,200	$6.67
November 25, 2002	300	$6.67
November 5, 2002	600	$7.00
February 10, 2003	750	$7.20
May 3, 2005	300	$9.93
May 3, 2005	750	$12.50

Total	3,900	$8.19

Item 27. Exhibits

3.1	Articles of Incorporation (1)

3.2	Bylaws (1)

4.1	Form of Certificate of Common Stock (1)

5.1	Opinion of Nelson Mullins Riley & Scarborough LLP

10.1	Employment Agreement dated September 10, 2004 between First National Bancshares, Inc., First National Bank of the South and Jerry L. Calvert (2)

10.2	Form of Stock Warrant Agreement, as amended (3)

10.3	2000 First National Bancshares, Inc. Stock Incentive Plan (4)

10.4	Employment Agreement dated January 31, 2005 between First National Bancshares, Inc., First National Bank of the South, and Kitty B. Payne (5)

10.6	Employment Agreement dated January 31, 2005 between First National Bancshares, Inc., First National Bank of the South, and Robert W. Murdoch, Jr. (5)

10.7	Employment Agreement dated January 31, 2005 between First National Bancshares, Inc., First National Bank of the South, and David H. Zabriskie (5)

10.8	Amendment No. 1 to the Stock Incentive Plan (3)

21	Subsidiaries (6)

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Nelson Mullins Riley & Scarborough LLP (appears in its opinion filed as Exhibit 5.1)

24.1	Power of Attorney*

*	Previously filed.

(1)	Incorporated by reference to the Company’s Registration Statement on Form SB-2 filed on September 21, 1999.
(2)	Incorporated by reference to the Company’s Form 8-K filed on September 16, 2004.
(3)	Incorporated by reference to the Company’s Form 8-K filed on August 22, 2005.
(4)	Incorporated by reference to the Company’s Form 10-QSB for the quarter ended March 31, 2000, filed on May 15, 2000.
(5)	Incorporated by reference to the Company’s Form 8-K filed on February 4, 2005.
(6)	Incorporated by reference to the Company’s Form 10-KSB for the year ended December 31, 2004, filed on March 31, 2005.

Item 28. Undertakings

(e) Insofar as indemnification for liabilities under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) The small business issuer hereby undertakes:

(1) For determining any liability under the Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer pursuant to Rule 424(b)(1), or (4) or 497(h) under the Act as part of this registration statement as of the time the Commission declared it effective.

(2) For determining any liability under the Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this amendment to the registration statement to be signed on its behalf by the undersigned, in the City of Spartanburg, State of South Carolina, on October 13 , 2005.

FIRST NATIONAL BANCSHARES, INC.

By:	/S/ JERRY L. CALVERT
Jerry L. Calvert, Jr. President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ C. DAN ADAMS* C. Dan Adams	Director	October 13, 2005

/S/ MELLNEE G. BUCHHEIT* Mellnee G. Buchheit	Director	October 13, 2005

/S/ JERRY L. CALVERT Jerry L. Calvert	President, Chief Executive Officer, and Vice Chairman	October 13, 2005

/S/ MARTHA C. CHAPMAN* Martha C. Chapman	Director	October 13, 2005

/S/ W. RUSSEL FLOYD, JR.* W. Russel Floyd, Jr.	Director	October 13, 2005

/S/ DR. C. TYRONE GILMORE, SR.* Dr. C. Tyrone Gilmore, Sr.	Director	October 13, 2005

/S/ DR. GAINES W. HAMMOND, JR.* Dr. Gaines W. Hammond, Jr.	Chairman of the Board	October 13, 2005

/S/ BENJAMIN R. HINES* Benjamin R. Hines	Director	October 13, 2005

/S/ WILLIAM A. HUDSON* William A. Hudson	Director	October 13, 2005

/S/ KITTY B. PAYNE* Kitty B. Payne	Executive Vice President and Chief Financial Officer	October 13, 2005

/S/ NORMAN F. PULLIAM* Norman F. Pulliam	Director, Chairman Emeritus of the Board	October 13, 2005

Signature	Title	Date

/S/ PETER E. WEISMAN* Peter E. Weisman	Director	October 13, 2005

/S/ DONALD B. WILDMAN* Donald B. Wildman	Director	October 13, 2005

/S/ COLEMAN L. YOUNG, JR.* Coleman L. Young, Jr.	Director	October 13, 2005

*By:	JERRY L. CALVERT Jerry L. Calvert, as Attorney-in-Fact	October 13, 2005